Exhibit 4.1

Execution Version

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of July 6, 2007

and

Amended and Restated as of March 30, 2012

among

DOLLAR GENERAL CORPORATION,
as the Borrower,

The Several Lenders
from Time to Time Parties Hereto,

CITICORP NORTH AMERICA, INC.,
as Administrative Agent and Collateral Agent,

CITIGROUP GLOBAL MARKETS INC.,

GOLDMAN SACHS LENDING PARTNERS LLC

and

KKR CAPITAL MARKETS LLC,
as Joint Lead Arrangers and Bookrunners,

GOLDMAN SACHS LENDING PARTNERS LLC,

as Syndication Agent,

and

KKR CAPITAL MARKETS LLC,

as Documentation Agent

i

SCHEDULES
Schedule 1.1(b)	Mortgaged Properties
Schedule 1.1(d)	Excluded Subsidiaries
Schedule 8.3	No Violations
Schedule 8.4	Litigation
Schedule 8.12	Subsidiaries
Schedule 8.15(a)	Representations and Warranties
Schedule 9.9	Closing Date Affiliate Transactions
Schedule 10.1	Closing Date Indebtedness
Schedule 10.2	Closing Date Liens
Schedule 10.4	Scheduled Dispositions
Schedule 10.5	Closing Date Investments
Schedule 13.2	Notice Addresses

EXHIBITS

Exhibit A	Form of Mortgage (Real Property)
Exhibit B	Form of Perfection Certificate
Exhibit C	Form of Assignment and Acceptance
Exhibit D	Form of Promissory Note
Exhibit E	Form of Joinder Agreement

AMENDED AND RESTATED CREDIT AGREEMENT, dated as of July 6, 2007, and amended and restated as of March 30, 2012, among DOLLAR GENERAL CORPORATION, a Tennessee corporation (the “Borrower”), the lending institutions from time to time parties hereto (each a “Lender” and, collectively, the “Lenders”) and CITICORP NORTH AMERICA, INC., as Administrative Agent and Collateral Agent (such term and each other capitalized term used but not defined in this preamble having the meaning provided in Section 1.1).

WHEREAS, the Borrower is party to that certain Credit Agreement, dated as of July 6, 2007, among the Borrower, the several lenders from time to time party thereto, Citicorp North America, Inc., as administrative agent and collateral agent, Goldman Sachs Credit Partners L.P., as syndication agent, Goldman Sachs Credit Partners L.P., Citigroup Global Markets Inc., Lehman Brothers Inc. and Wachovia Capital Markets, LLC, as joint lead arrangers and bookrunners, and Lehman Commercial Paper Inc. and Wachovia Bank, National Association, as documentation agents (as amended, restated, supplemented or otherwise modified prior to the Restatement Effective Date, the “Existing Credit Agreement”);

WHEREAS, on the Closing Date, the Lenders extended credit to the Borrower in the form of Tranche B-1 Term Loans and Tranche B-2 Term Loans, pursuant to and as defined in the Existing Credit Agreement, in an aggregate principal amount equal to $2,300,000,000, the proceeds of which were used to effect the Original Transactions;

WHEREAS, the Lenders party to the First Amendment (including the Required Lenders, the Required Tranche B-1 Term Loan Lenders and the Required Tranche B-2 Term Loan Lenders) have agreed to amend and restate the Existing Credit Agreement in its entirety as set forth in this Agreement and the Credit Parties, the Lenders party to the First Amendment, the Administrative Agent and the Collateral Agent have agreed that (a) the Loans outstanding as of the Restatement Effective Date and other “Obligations” under and as defined in the Existing Credit Agreement (including indemnities) shall be governed by and deemed to be outstanding under this Agreement, (b) the terms of this Agreement shall supersede the terms of the Existing Credit Agreement (which shall hereafter have no further effect upon the parties thereto other than with respect to any action, event, representation, warranty or covenant occurring, made or applying prior to the Restatement Effective Date) and (c) all references to the Existing Credit Agreement in any Credit Document or other document or instrument delivered in connection therewith shall be deemed to refer to this Agreement and the provisions hereof; provided that (i) the grants of security interests, Mortgages and Liens under and pursuant to the Credit Documents shall continue unaltered to secure, guarantee, support and otherwise benefit the Obligations of the Borrower and the other Credit Parties under the Existing Credit Agreement and this Agreement and each other Credit Document and each of the foregoing shall continue in full force and effect in accordance with its terms, and the parties hereto hereby ratify and confirm the terms thereof as being in full force and effect and unaltered by this Agreement and (ii) it is hereby acknowledged and agreed that this Agreement does not constitute a novation, satisfaction, payment or reborrowing of any Obligation under the Existing Credit Agreement or any other Credit Document, nor does it operate as a waiver of any right, power or remedy of any Secured Party under any Credit Document;

WHEREAS, on the Restatement Effective Date, pursuant to the First Amendment, the Tranche C Term Loan Lenders have extended the scheduled final maturity date of all or a portion of their Tranche B-1 Term Loans and/or Tranche B-2 Term Loans, as applicable, under and as defined in the Existing Credit Agreement outstanding by converting and reclassifying such Tranche B-1 Term Loans and Tranche B-2 Term Loans into Tranche C Term Loans pursuant to the procedures described herein and in the First Amendment.  The amendment and restatement of the Existing Credit Agreement pursuant to the First Amendment, the other transactions described in this paragraph and any related agreements and transactions entered into by the Borrower or any other Credit Party in connection therewith are collectively referred to herein as the “Amendment Transactions;” and

WHEREAS, the Required Lenders have, on or prior to the Restatement Effective Date, authorized and directed the Administrative Agent to execute this Agreement;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein and in the First Amendment, the parties hereto hereby agree to amend and restate the Existing Credit Agreement, and the Existing Credit Agreement is hereby amended and restated in its entirety, as follows:

SECTION 1.                Definitions

1.1.         Defined Terms.

(a)           As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):

“ABL Collateral” shall have the meaning set forth in the Intercreditor Agreement.

“ABL Collateral Agent” shall mean the collateral agent under the ABL Facility.

“ABL Documents” shall mean the ABL Facility Agreement, each other document evidencing the ABL Facility, any guarantees issued thereunder and any collateral and security documents (and the Intercreditor Agreement) entered into in connection therewith.

“ABL Facility” shall mean the asset-based revolving credit facility evidenced by the ABL Facility Agreement.

“ABL Facility Agreement” shall mean that certain Amended and Restated ABL Credit Agreement dated as of March 15, 2012 by and among the Borrower, the subsidiary borrowers party thereto, the lenders party thereto in their capacities as lenders thereunder, and Wells Fargo Bank, N.A., as administrative agent and collateral agent thereunder, as amended, supplemented, modified, extended, renewed or refinanced in accordance with the terms hereof and the Intercreditor Agreement.

“ABR” shall mean for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Effective Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate.”  The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in the ABR due to a change in such rate announced by the Administrative Agent or in the Federal Funds Effective Rate shall take effect at the opening of business on the day specified in the public announcement of such change.

“ABR Loan” shall mean each Loan bearing interest based on the ABR.

“Acquired EBITDA” shall mean, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined using such definitions as if references to the Borrower and its Restricted Subsidiaries therein were to such Pro Forma Entity and its Restricted Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity in a manner not inconsistent with GAAP.

“Acquired Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”

“Activities” shall have the meaning provided in Section 12.8(b).

“Adjusted Total Term Loan Commitment” shall mean at any time the Total Term Loan Commitment less the Term Loan Commitments of all Defaulting Lenders.

“Administrative Agent” shall mean Citicorp North America, Inc., as the administrative agent for the Lenders under this Agreement and the other Credit Documents, or any successor administrative agent pursuant to Section 12.

“Administrative Agent’s Office” shall mean the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 13.2, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” shall have the meaning provided in Section 13.6(b).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person.  A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. “Controlling” (“controlling”) and “controlled” shall have meanings correlative thereto.

“Agent Parties” shall have the meaning provided in Section 13.17(c).

“Agent’s Group” shall have the meaning provided in Section 12.8(b).

“Agents” shall mean the Administrative Agent, the Collateral Agent, the Syndication Agent, each Joint Lead Arranger and Bookrunner and the Documentation Agent.

“Agreement” shall mean this Amended and Restated Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Amendment Transaction Expenses” shall mean any fees or expenses incurred or paid by the Borrower or any of its Subsidiaries in connection with the Amendment Transactions.

“Amendment Transactions” shall have the meaning given to such term in the Recitals.

“Applicable Amount” shall mean, at any time (the “Applicable Amount Reference Time”), an amount equal to (a) the sum, without duplication, of:

(i)           an amount (which shall not be less than zero) equal to the greater of (x) 50% of Cumulative Consolidated Net Income of the Borrower and the Restricted Subsidiaries for the period from the first day of the first fiscal quarter commencing after the Closing Date until the last day of the then most recent fiscal quarter or fiscal year, as applicable, for which Section 9.1 Financials have been delivered and (y) (A) the cumulative amount of Excess Cash Flow of the Borrower and the Restricted Subsidiaries for all fiscal years (or, in the case of the fiscal year ending on or about January 31, 2008, the portion of the fiscal year) completed after the Closing Date (commencing with and including the portion of the fiscal year ending on or about January 31, 2008 following the Closing Date) and prior to the Applicable Amount Reference Time, minus (B) the portion of such Excess Cash Flow that has been (or is required to be) applied after the Closing Date and prior to the Applicable Amount Reference Time to the prepayment of Loans in accordance with Section 5.2(a)(ii);

(ii)          [Reserved];

(iii)         [Reserved];

(iv)         to the extent not (A) already included in the calculation of Consolidated Net Income of the Borrower and the Restricted Subsidiaries or (B) already reflected as a return of capital or deemed reduction in the amount of such Investment, the aggregate JV Distribution Amount received by the Borrower or any Restricted Subsidiary during the period from and including the Business Day immediately following the Closing Date through and including the Applicable Amount Reference Time;

(v)          to the extent not (A) already included in the calculation of Consolidated Net Income of the Borrower and the Restricted Subsidiaries, (B) already reflected as a return of capital or deemed reduction in the amount of such Investment and (C) required to be applied to prepay Term Loans in accordance with Section 5.2(a), the aggregate amount of all Net Cash Proceeds received by the Borrower or any Restricted Subsidiary in connection with the sale, transfer or other disposition of its ownership interest in any joint venture that is not a Subsidiary or in any Unrestricted Subsidiary during the period from and including the Business Day immediately following the Closing Date through and including the Applicable Amount Reference Time; and

(vi)         other than for purposes of Section 10.6(c), the aggregate amount of Retained Declined Proceeds retained by the Borrower during the period from and including the Business Day immediately following the Closing Date through and including the Applicable Amount Reference Time;

minus (b) the sum, without duplication, of:

(i)           the aggregate amount of Investments made pursuant to Section 10.5(g)(ii)(y), 10.5(i)(y) or 10.5(v)(z) following the Closing Date and prior to the Applicable Amount Reference Time (with regard to Investments made pursuant to Section 10.5(g)(ii)(y), net of any return of capital in respect of such Investment or deemed reduction in the amount of such Investment including, without limitation, upon the re-designation of any Unrestricted Subsidiary as a Restricted Subsidiary or the Disposition of any such Investment);

(ii)          the aggregate amount of dividends pursuant to Section 10.6(c)(z) following the Closing Date and prior to the Applicable Amount Reference Time; and

(iii)         the aggregate amount of prepayments, repurchases and redemptions of Senior Notes and Senior Subordinated Notes pursuant to Section 10.7(a)(i)(3) following the Closing Date and prior to the Applicable Amount Reference Time.

“Applicable Equity Amount” shall mean, at any time (the “Applicable Equity Amount Reference Time”), an amount equal to, without duplication, (a) the amount of any capital contributions (other than (i) the Equity Investments (as defined in the Existing Credit Agreement) and (ii) any Specified Equity Contribution (as defined in the ABL Facility Agreement)) made in cash to, or any proceeds of an equity issuance received by, the Borrower from and including the Business Day immediately following the Closing Date through and including the Applicable Equity Amount Reference Time, including proceeds from the issuance of Stock or Stock Equivalents of any direct or indirect parent of the Borrower, but excluding all proceeds from the issuance of Disqualified Stock minus (b) the sum, without duplication, of:

(i)           the aggregate amount of Investments made pursuant to Section 10.5(g)(ii)(x), 10.5(i)(x) or 10.5(v)(y) following the Closing Date and prior to the Applicable Equity Amount Reference Time (with regard to Investments made pursuant to Section 10.5(g)(ii)(x), net of any return of capital in respect of such Investment or deemed reduction in the amount of such Investment including, without limitation, upon the re-designation of any Unrestricted Subsidiary as a Restricted Subsidiary or the Disposition of any such Investment);

(ii)          the aggregate amount of dividends pursuant to Section 10.6(c)(y) following the Closing Date and prior to the Applicable Equity Amount Reference Time; and

(iii)         the aggregate amount of prepayments, repurchases and redemptions of Senior Notes and Senior Subordinated Notes pursuant to Section 10.7(a)(i)(2) following the Closing Date and prior to the Applicable Equity Amount Reference Time.

“Applicable Margin” shall mean, at any date, with respect to each Tranche B Term Loan and each Tranche C Term Loan that is (a) a LIBOR Rate Loan, 2.75% per annum, and (b) an ABR Loan, 1.75% per annum.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“ARIC” shall mean Ashley River Insurance Company, Inc., a South Carolina corporation, or any Subsidiary of the Borrower succeeding ARIC after the Closing Date as the so-called “captive” insurance company subject to regulation by a Governmental Authority and providing insurance coverage and related services to the Borrower and its other Subsidiaries.

“Asset Sale Prepayment Event” shall mean any Disposition of any business units, assets or other property of the Credit Parties or any of their Restricted Subsidiaries not in the ordinary course of business (including any Disposition of any Stock or Stock Equivalents of any Subsidiary of the Borrower owned by the Borrower or a Restricted Subsidiary).  Notwithstanding the foregoing, the term “Asset Sale Prepayment Event” shall not include any transaction permitted by Section 10.4 (other than transactions permitted by Section 10.4(b) or Section 10.4(n), which shall constitute Asset Sale Prepayment Events).

“Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit C, or such other form as may be approved by the Administrative Agent.

“Authorized Officer” shall mean the President, the Chief Financial Officer, the Treasurer or any other senior officer of the Borrower designated as such in writing to the Administrative Agent by the applicable Borrower.

“Bankruptcy Code” shall have the meaning provided in Section 11.5.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” shall have the meaning provided in the preamble to this Agreement.

“Borrower Materials” shall mean any notice, demand, communication, information, document or other material that any Credit Party provides to the Administrative Agent pursuant to any Credit Document or the transactions contemplated therein which is distributed to the Agents or the Lenders by means of electronic communications pursuant to Section 13.17.

“Borrowing” shall mean and include the incurrence of one Class and Type of Loan on a given date (or resulting from conversions on a given date) having a single Maturity Date and, in the case of LIBOR Loans, the same Interest Period.

“Business Day” shall mean any day excluding Saturday, Sunday and any other day on which banking institutions in New York City are authorized by law or other governmental actions to close, and, if such day relates to (a) any interest rate settings as to a LIBOR Loan, (b) any fundings, disbursements, settlements and payments in respect of any such LIBOR Loan, or (c) any other dealings pursuant to this Agreement in respect of any such LIBOR Loan, such day shall be a day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on a consolidated statement of cash flows of the Borrower and its Subsidiaries.

“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person.

“Capitalized Lease Obligations” shall mean, as applied to any Person, all obligations under Capital Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP; provided that any obligations existing on the Closing Date or created at any time after the Closing Date that are characterized as Capitalized Lease Obligations due to a change in accounting treatment after the Restatement Effective Date shall for all purposes under this Agreement not be treated as Capitalized Lease Obligations or Indebtedness.

“Casualty Event” shall mean, with respect to any property of any Person, any loss of or damage to, or any condemnation or other taking by a Governmental Authority of, such property for which such Person or any of its Restricted Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.

“Change in Law” shall mean (a) the adoption of any law, treaty, order, policy, rule or regulation after the Closing Date, (b) any change in any law, treaty, order, policy, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender with any guideline, request, directive or order issued or made after the Closing Date by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law).

“Change of Control” shall mean and be deemed to have occurred if (a) any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended), other than the Permitted Holders, shall at any time have acquired direct or indirect beneficial ownership of a percentage of the voting power of the outstanding Voting Stock of the Borrower that exceeds 35% thereof, unless the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors of the Borrower; or (b) Continuing Directors shall not constitute at least a majority of the board of directors of the Borrower; or (c) at any time, a Change of Control (as defined in the Senior Subordinated Notes Indenture) shall have occurred.

“Class,” when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Tranche B Term Loans, Tranche B-1 Term Loans, Tranche B-2 Term Loans, Tranche C Term Loans or New Term Loans (of a particular Series) and, when used in reference to any Commitment, refers to whether such Commitment is a New Term Loan Commitment with respect to any Series.  For the avoidance of doubt, each Tranche C Term Loan is a different Class than the Tranche B-1 Term Loan or Tranche B-2 Term Loan, as applicable, from which it was converted.

“Closing Date” shall mean July 6, 2007.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to the Code are to the Code, as in effect at the Closing Date, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall mean all property pledged or purported to be pledged pursuant to the Security Documents.

“Collateral Agent” shall mean Citicorp North America, Inc., as collateral agent under the Security Documents, or any successor collateral agent pursuant to Section 12.

“Commitments” shall mean, with respect to each Lender (to the extent applicable), such Lender’s New Term Loan Commitment with respect to any Series.

“Communications” shall have the meaning provided in Section 13.17(a).

“Confidential Information” shall have the meaning provided in Section 13.16.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, plus:

(a)           without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for the Borrower and the Restricted Subsidiaries for such period:

(i)            total interest expense and to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations, bank fees and costs of surety bonds in connection with financing activities,

(ii)           provision for taxes based on income, profits or capital, including federal, foreign, state, franchise, excise and similar taxes and foreign withholding taxes paid or accrued during such period, including any penalties and interest relating to any tax examinations,

(iii)          depreciation and amortization, including the amortization of deferred financing fees or costs,

(iv)          Non-Cash Charges other than pursuant to clauses (b) and (d) of the definition thereof,

(v)           restructuring charges, business optimization expenses or reserves (including restructuring costs related to acquisitions after the Closing Date and to closure and/or consolidation of facilities, costs and expenses relating to business optimization programs and new systems design and implementation costs and project start-up costs),

(vi)          the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly-owned Subsidiary deducted (and not added back) in such period in arriving at Consolidated Net Income,

(vii)         [Reserved],

(viii)        the amount of management, monitoring, consulting and advisory fees (including termination fees) and related indemnities and expenses paid in such period to the Sponsors,

(ix)          any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Stock or Stock Equivalents of the Borrower (other than Disqualified Stock),

(x)           the amount of net cost savings projected by the Borrower in good faith to be realized as a result of specified actions taken or to be taken prior to or during such period (which cost savings shall be subject only to certification by management of the Borrower and shall be calculated on a Pro Forma Basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided, that (A) such cost savings are reasonably identifiable and factually supportable, (B) such actions have been taken or are to be taken within 12 months after the date of determination to take such action and some portion of the benefit is expected to be realized within 12 months of taking such action, (C) no cost savings shall be added pursuant to this clause (x) to the extent duplicative of any expenses or charges relating to such cost savings that are included in clause (v) above with respect to such period and (D) the aggregate amount of cost savings added pursuant to this clause (x) shall not exceed $25,000,000 for any four consecutive quarter period,

(xi)          to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses with respect to liability or casualty events or business interruption,

(xii)         the amount of losses on Dispositions of receivables and related assets in connection with any Permitted Receivables Financing, and

(xiii)        cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back, less

(b)           without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i)            non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period),

(ii)           gains on asset sales (other than asset sales in the ordinary course of business),

(iii)          any net after-tax income from the early extinguishment of Indebtedness or hedging obligations or other derivative instruments, and

(iv)          cash expenditures (or any netting arrangements resulting in increased cash expenditures) not deducted in arriving at Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash losses relating to such income were added in the calculation of Consolidated EBITDA pursuant to paragraph (a) above for any previous period and not deducted, in each case, as determined on a consolidated basis for the Borrower and the Restricted Subsidiaries in accordance with GAAP; provided that

(i)           to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA currency translation gains and losses related to currency remeasurements of Indebtedness or intercompany balances (including the net loss or gain resulting from Hedge Agreements for currency exchange risk),

(ii)          to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of Statement of Financial Accounting Standards No. 133,

(iii)         there shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person or business, or attributable to any property or asset, acquired by the Borrower or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person or business or any Acquired EBITDA attributable to any assets or property, in each case to the extent not so acquired) to the extent not subsequently sold, transferred, abandoned or otherwise disposed by the Borrower or such Restricted Subsidiary (each such Person, business, property or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”) and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) and (B) an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) as specified in a Pro Forma Adjustment Certificate and delivered to the Lenders and the Administrative Agent, and

(iv)         to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred, abandoned or otherwise disposed of, closed or classified as discontinued operations by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”) based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer or disposition or conversion).

“Consolidated EBITDA to Consolidated Interest Expense Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated EBITDA for the relevant Test Period to (b) Consolidated Interest Expense for such Test Period.

“Consolidated Interest Expense” shall mean, with respect to any period, without duplication, the sum of:

(1)            consolidated interest expense of the Borrower and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of obligations in respect of Hedge Agreements or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, pursuant to obligations under interest rate Hedge Agreements with respect to Indebtedness, and excluding (u) accretion or accrual of discounted liabilities not constituting Indebtedness, (v) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting, (w) all additional interest then owing pursuant to the Registration Rights Agreement and any comparable “additional interest” with respect to other securities, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Permitted Receivables Financing); plus

(2)                                 consolidated capitalized interest of the Borrower and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3)                                 interest income for such period; plus

(4)                                 all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; plus

(5)                                 all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” shall mean, for any period, the net income (loss) of the Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication,

(a)                                 any after-tax effect of extraordinary, unusual or non-recurring charges and gains for such period (less all fees and expenses relating thereto), including any unusual or non-recurring operating expenses directly attributable to the implementation of cost-savings initiatives, severance costs, relocation costs, integration and facilities opening costs, signing costs, retention or completion bonuses, transition costs and costs from curtailments or modifications to pension and post-retirement employee benefit plans for such period,

(b)                                 the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income,

(c)                                  Transaction Expenses, to the extent incurred on or prior to April 30, 2012,

(d)                                 any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, recapitalization, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction,

(e)                                  any net after-tax effect of income or loss for such period attributable to the early extinguishment of Indebtedness or to hedging obligations or other derivative instruments,

(f)                                   (i) accruals and reserves established or adjusted within twelve (12) months after the Closing Date that are so required to be established or, if applicable, adjusted as a result of the Original Transactions in accordance with GAAP or changes as a result of adoption of or modification of accounting policies during such period and (ii) accruals and reserves established or adjusted within twelve (12) months after the Restatement Effective Date that are so required to be established or, if applicable, adjusted as a result of the Amendment Transactions in accordance with GAAP or changes as a result of adoption of or modification of accounting policies during such period,

(g)                                  Non-Cash Charges pursuant to clauses (b) or (d) of the definition thereof for such period,

(h)                                 the amount of any net income (or loss) for such period from disposed or discontinued operations,

(i)                                     the amount of losses on asset sales (other than asset sales made in the ordinary course of business), disposals and abandonments, and

(j)                                    solely for purposes of determining the Applicable Amount, the net income for such period of any Restricted Subsidiary (other than any Guarantor) to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its net income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Borrower or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein.

Without duplication of the foregoing, there shall be excluded from Consolidated Net Income for any period the purchase accounting effects of adjustments to inventory, property, equipment and intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries), as a result of the Original Transactions, any consummated acquisition whether consummated before or after the Closing Date, or the amortization or write-off of any amounts thereof.

“Consolidated Senior Secured Debt” shall mean Consolidated Total Debt secured by a Lien on any assets of the Borrower or any of its Restricted Subsidiaries.

“Consolidated Senior Secured Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Senior Secured Debt as of such date to (b) Consolidated EBITDA for the Test Period then last ended.

“Consolidated Total Assets” shall mean, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date.

“Consolidated Total Debt” shall mean, as of any date of determination, (a) all Indebtedness of the types described in clause (a) (other than Permitted Intercompany Indebtedness), clause (d) (but, in the case of clause (d), only to the extent of any unreimbursed drawings under any letter of credit) and clause (f) of the definition thereof, in each case actually owing by the Borrower and the Restricted Subsidiaries on such date and to the extent appearing on the balance sheet of the Borrower determined on a consolidated basis in accordance with GAAP (provided that the amount of any Capitalized Lease Obligations or any such Indebtedness issued at a discount to its face value shall be determined in accordance with GAAP) minus (b) the aggregate cash and cash equivalents (in each case, free and clear of all Liens, other than nonconsensual Liens permitted by Section 10.2 and Liens permitted by Section 10.2(k) and (o) and clauses (i) and (ii) of Section 10.2(p)) included in the cash and cash equivalents accounts listed on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries as at such date.

“Consolidated Total Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Total Debt as of the last day of the relevant Test Period to (b) Consolidated EBITDA for such Test Period.

“Consolidated Working Capital” shall mean, at any date, the excess of (a) the sum of all amounts (other than cash and Permitted Investments) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date excluding the current portion of current and deferred income taxes over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any Funded Debt, (ii) all Indebtedness consisting of Loans and Letter of Credit Exposure in each case under (and as defined in) the ABL Facility to the extent otherwise included therein, (iii) the current portion of interest and (iv) the current portion of current and deferred income taxes.

“Continuing Director” shall mean, at any date, an individual (a) who was a member of the board of directors of the Borrower on the Closing Date, (b) who, as of the date of determination, has been a member of such board of directors for at least the twelve preceding months, (c) who has been nominated to be a member of such board of directors, directly or indirectly, by a Sponsor or Persons nominated by a Sponsor or (d) who has been nominated to be a member of such board of directors by a majority of the other Continuing Directors then in office.

“Contract Consideration” shall have the meaning provided in the definition of Excess Cash Flow.

“Contractual Requirement” shall have the meaning provided in Section 8.3.

“Converted Restricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”

“Converted Unrestricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”

“Credit Agreement Refinancing Indebtedness” shall mean (a) any first-lien senior secured Indebtedness incurred by the Borrower in the form of one or more series of first-lien senior secured notes or first-lien senior secured term loans, (b) any second-lien senior secured Indebtedness incurred by the Borrower in the form of one or more series of second-lien senior secured notes or second-lien senior secured term loans or (c) any senior or subordinated unsecured Indebtedness incurred by the Borrower in the form of one or more series of senior or subordinated unsecured notes or senior or subordinated unsecured term loans, which senior or subordinated unsecured Indebtedness shall not be secured by any property or assets of the Borrower or any Subsidiary; provided that any Credit Agreement Refinancing Indebtedness shall (i) have a maturity date that is no earlier than the Maturity Date of the Term Loans being refinanced thereby, (ii) have a weighted average life to maturity no shorter than the weighted average life to maturity of the Term Loans being refinanced thereby at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of such Term Loans), (iii) be in an aggregate principal amount that does not exceed the aggregate principal amount of the Term Loans being refinanced thereby plus an amount equal to (A) unpaid accrued interest and premium, if any, thereon, (B) original issue discount and upfront fees, if any, with respect to such Credit Agreement Refinancing Indebtedness and (C) other fees and expenses incurred in connection with such Credit Agreement Refinancing Indebtedness, (iv) not be guaranteed by any Subsidiaries of any Credit Party other than the Guarantors (and no Subsidiary of any Credit Party (other than any Guarantor) shall otherwise be an obligor with respect thereto), (v) not be secured by any property or assets of the Borrower or any Subsidiary other than the Collateral (and the security agreements relating to such Credit Agreement Refinancing Indebtedness shall be substantially the same as the Security Documents, with such differences as are reasonably satisfactory to the Administrative Agent), (vi) to the extent such Credit Agreement Refinancing Indebtedness is subordinated to the Obligations under the Credit Documents, provide for customary subordination to the Obligations under the Credit Documents, (vii) have covenants, events of default, guarantees and other terms of which (other than pricing, premiums and optional prepayment or redemption terms), taken as a whole, shall not be more restrictive to the Borrower and the Restricted Subsidiaries than those herein (provided that a certificate of an Authorized Officer of the Borrower that is delivered to the Administrative Agent at least five Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such Credit Agreement Refinancing Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Credit Agreement Refinancing Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing clause (vii) shall be conclusive evidence that such terms and conditions satisfy the foregoing clause (vii)), (viii) to the extent such Credit Agreement Refinancing Indebtedness is comprised of first-lien senior secured Indebtedness pursuant to clause (a) above, (A) be secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and (B) require the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Credit Agreement Refinancing Indebtedness is issued, incurred or otherwise obtained, as the case may be, acting on behalf of the holders of such Indebtedness to become party to or otherwise be subject to the provisions of the Intercreditor Agreement or a First Lien Intercreditor Agreement and such trustee, administrative agent, collateral agent, security agent or similar agent shall have become party thereto on or prior to the date of incurrence of such Credit Agreement Refinancing Indebtedness and (ix) to the extent such Credit Agreement Refinancing Indebtedness is comprised of Indebtedness pursuant to clause (b) above, (A) be secured by the Collateral on a second priority basis with the Obligations and (C) require the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, acting on behalf of the holders of such Indebtedness to become party to or otherwise be subject to the provisions of the Intercreditor Agreement or a Second Lien Intercreditor Agreement and such trustee, administrative agent, collateral agent, security agent or similar agent shall have become party thereto on or prior to the date of incurrence of such Credit Agreement Refinancing Indebtedness.

“Credit Documents” shall mean this Agreement, the Guarantees, the Security Documents, any promissory notes issued by the Borrower hereunder and the First Amendment.

“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan.

“Credit Facility” shall mean a category of Commitments and extensions of credit thereunder.

“Credit Party” shall mean each of the Borrower, the Guarantors and each other Subsidiary of the Borrower that is a party to a Credit Document.

“Cumulative Consolidated Net Income” shall mean, for any period, Consolidated Net Income for such period, taken as a single accounting period. Cumulative Consolidated Net Income may be a positive or negative amount.

“Debt Incurrence Prepayment Event” shall mean any issuance or incurrence by the Borrower or any of the Restricted Subsidiaries of any Indebtedness (excluding any

Indebtedness permitted to be issued or incurred under Section 10.1 (other than Section 10.1(m), (o), (y) or (bb))).

“Declined Proceeds” shall have the meaning provided in Section 5.2(f).

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean, at any time, subject to the last sentence of this definition, (a) any Lender that has failed for two or more Business Days to comply with its obligations under this Agreement to make a Loan or make any other payment due hereunder (each, a “funding obligation”), unless such Lender has notified the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing), (b) any Lender that has notified the Administrative Agent or the Borrower in writing, or has stated publicly, that it does not intend to comply with its funding obligations hereunder, unless such writing or statement states that such position is based on such Lender’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), (c) any Lender that has defaulted on its funding obligations under any other loan agreement or credit agreement or other similar agreement or (d) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or its Parent Company by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any of clauses (a) through and including (d) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to the last sentence of this definition) upon notification of such determination by the Administrative Agent to the Borrower and the Lenders. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the Lenders, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase at par such portion of outstanding Loans of the other Lenders, whereupon such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender; provided that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

“Deferred Net Cash Proceeds” shall have the meaning provided such term in the definition of “Net Cash Proceeds.”

“Deferred Net Cash Proceeds Payment Date” shall have the meaning provided such term in the definition of “Net Cash Proceeds.”

“Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 10.4(b) that is designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer of the Borrower, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition).

“Disposed EBITDA” shall mean, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Sold Entity or Business or Converted Unrestricted Subsidiary and its respective Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary, as the case may be.

“Disposition” shall have the meaning provided in Section 10.4(b).

“Disqualified Stock” means, with respect to any Person, any Stock or Stock Equivalents of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Stock or Stock Equivalents that is not Disqualified Stock), other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale to the extent the terms of such Stock or Stock Equivalents provide that such Stock or Stock Equivalents shall not be required to be repurchased or redeemed until the latest Maturity Date then in effect hereunder has occurred or such repurchase or redemption is otherwise permitted by this Agreement (including as a result of a waiver hereunder)), in whole or in part, in each case prior to the date that is ninety-one (91) days after the latest Maturity Date then in effect hereunder; provided that if such Stock or Stock Equivalents are issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Stock or Stock Equivalents shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Stock or Stock Equivalents held by any future, present or former employee, director, manager or consultant, of the Borrower, any of its Subsidiaries or any of its direct or indirect parent companies or any other entity in which the Borrower or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors of the Borrower, in each case pursuant to any stockholders’ agreement, management equity plan or stock incentive plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries.

“Disregarded Entity” shall mean any Domestic Subsidiary that is disregarded for U.S. federal income tax purposes.

“Dividends” or “dividends” shall have the meaning provided in Section 10.6.

“Documentation Agent” shall mean KKR Capital Markets LLC, as documentation agent for the Lenders under this Agreement and the other Credit Documents.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of the United States or any state thereof, or the District of Columbia.

“Environmental Claims” shall mean any and all actions, suits, orders, decrees, demands, demand letters, claims, liens, notices of noncompliance, violation or potential responsibility or investigation (other than internal reports prepared by the Borrower or any of the Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief relating to the presence, release or threatened release of Hazardous Materials or arising from alleged injury or threat of injury to health or safety (to the extent relating to human exposure to Hazardous Materials), or the environment including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the protection of the environment, including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, or human health or safety (to the extent relating to human exposure to Hazardous Materials), or Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect at the Closing Date and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that together with the Borrower would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Event of Default” shall have the meaning provided in Section 11.

“Excess Cash Flow” shall mean, for any period, an amount equal to the excess of:

(a)                                 the sum, without duplication, of

(i)                                     Consolidated Net Income for such period,

(ii)                                  an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income and cash receipts included in clauses (a) through (f) of the definition of Consolidated Net Income and excluded in arriving at such Consolidated Net Income,

(iii)                               decreases in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions by the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting),

(iv)                              an amount equal to the aggregate net non-cash loss on Dispositions by the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income; and

(v)                                 cash receipts in respect of Hedge Agreements during such fiscal year to the extent not otherwise included in such Consolidated Net Income;

over (b) the sum, without duplication, of

(i)                                     an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges included in clauses (a) through (f) of the definition of Consolidated Net Income and included in arriving at such Consolidated Net Income,

(ii)                                  without duplication of amounts deducted pursuant to clause (xi) below in prior years, the amount of Capital Expenditures or acquisitions of intellectual property accrued or made in cash during such period, except to the extent that such Capital Expenditures or acquisitions were financed with the proceeds of Indebtedness of the Borrower or the Restricted Subsidiaries (unless such Indebtedness has been repaid),

(iii)                               the aggregate amount of all principal payments of Indebtedness of the Borrower and the Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Lease Obligations, (B) the amount of any repayment of Term Loans pursuant to Section 2.5 and (C) the amount of a mandatory prepayment of Term Loans pursuant to Section 5.2(a)(i) to the extent required due to a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase, but excluding (x) all other prepayments of Term Loans, (y) all prepayments of Revolving Credit Loans and Swingline Loans under and as defined in the ABL Facility and (z) all prepayments in respect of any other revolving credit facility, except in the case of clauses (y) and (z) to the extent there is an equivalent permanent reduction in commitments thereunder), except to the extent financed with the proceeds of other Indebtedness of the Borrower or the Restricted Subsidiaries,

(iv)                              an amount equal to the aggregate net non-cash gain on Dispositions by the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(v)                                 increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions by the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting),

(vi)                              payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries other than Indebtedness, to the extent not already deducted from Consolidated Net Income,

(vii)                           without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the aggregate amount of cash consideration paid by the Borrower and the Restricted Subsidiaries (on a consolidated basis) in connection with Investments (including acquisitions) made during such period pursuant to Section 10.5 to the extent that such Investments were financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries,

(viii)                        the amount of dividends paid during such period (on a consolidated basis) by the Borrower and the Restricted Subsidiaries pursuant to Section 10.6(a), (b) or (d), to the extent such dividends were financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries,

(ix)                              the aggregate amount of expenditures actually made by the Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period and are not deducted in calculating Consolidated Net Income,

(x)                                 the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are made in connection with any prepayment of Indebtedness to the extent that such payments are not deducted in calculating Consolidated Net Income,

(xi)                              without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions, Capital Expenditures or acquisitions of intellectual property to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period, provided that to the extent the aggregate amount of internally generated cash actually utilized to finance such Permitted Acquisitions, Capital Expenditures or acquisitions of intellectual property during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,

(xii)                           the amount of taxes (including penalties and interest) paid in cash or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period, and

(xiii)                        cash expenditures in respect of Hedge Agreements during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income.

“Excluded Stock and Stock Equivalents” shall mean (i) any Stock or Stock Equivalents with respect to which, in the reasonable judgment of the Collateral Agent (confirmed in writing by notice to the Borrower), the cost or other consequences (including any adverse tax consequences) of pledging such Stock or Stock Equivalents in favor of the Secured Parties under the Security Documents shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (ii) solely in the case of any pledge of Stock and Stock Equivalents of any Foreign Subsidiary to secure the Obligations, any Stock or Stock Equivalents of any class of such Foreign Subsidiary in excess of 65% of the outstanding Stock or Stock Equivalents of such class (such percentage to be adjusted upon any Change in Law as may be required to avoid adverse U.S. federal income tax consequences to the Borrower or any Subsidiary), (iii) any Stock or Stock Equivalents to the extent the pledge thereof would violate any applicable Requirement of Law, (iv) in the case of (A) any Stock or Stock Equivalents of any Subsidiary to the extent such Stock or Stock Equivalents are subject to a Lien permitted by Section 10.2(h) or (B) any Stock or Stock Equivalents of any Subsidiary that is not wholly-owned by the Borrower and its Subsidiaries at the time such Subsidiary becomes a Subsidiary, any Stock or Stock Equivalents of each such Subsidiary described in clause (A) or (B) to the extent (1) that a pledge thereof to secure the Obligations is prohibited by any applicable Contractual Requirement (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or other applicable law), (2) any Contractual Requirement prohibits such a pledge without the consent of any other party; provided that this clause (2) shall not apply if (x) such other party is a Credit Party or wholly-owned Subsidiary or (y) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary to obtain any such consent) and for so long as such Contractual Requirement or replacement or renewal thereof is in effect, or (3) a pledge thereof to secure the Obligations would give any other party (other than a Credit Party or wholly-owned Subsidiary) to any contract, agreement, instrument or indenture governing such Stock or Stock Equivalents the right to terminate its obligations thereunder (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or other applicable law) and (v) any Stock or Stock Equivalents of any Subsidiary to the extent that (A) the pledge of such Stock or Stock Equivalents would result in adverse tax consequences to the Borrower or any Subsidiary as reasonably determined by the Borrower and (B) such Stock or Stock Equivalents have been identified in writing to the Collateral Agent by an Authorized Officer of the Borrower.

“Excluded Subsidiary” shall mean (a) each Domestic Subsidiary listed on Schedule 1.1(d) and each future Domestic Subsidiary, in each case, for so long as any such Subsidiary does not constitute a Material Subsidiary, (b) each Domestic Subsidiary that is not a wholly-owned Subsidiary on any date such Subsidiary would otherwise be required to become a Guarantor pursuant to Section 9.11 (for so long as such Subsidiary remains a non-wholly-owned Restricted Subsidiary), (c) any Disregarded Entity substantially all the assets of which consist of Stock and Stock Equivalents of Foreign Subsidiaries, (d) each Domestic Subsidiary that is prohibited by any applicable Contractual Requirement or Requirement of Law from guaranteeing or granting Liens to secure the Obligations at the time such Subsidiary becomes a Restricted Subsidiary (and for so long as such restriction or any replacement or renewal thereof is in effect), (e) each Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary, (f) each other Domestic Subsidiary acquired pursuant to a Permitted Acquisition financed with secured Indebtedness incurred pursuant to Section 10.1(j) and permitted by the proviso to subclause (y) of Section 10.1(j)(i) and each Restricted Subsidiary thereof that guarantees such Indebtedness to the extent and so long as the financing documentation relating to such Permitted Acquisition to which such Restricted Subsidiary is a party prohibits such Restricted Subsidiary from guaranteeing, or granting a Lien on any of its assets to secure, the Obligations, (g) any other Domestic Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or other consequences (including any adverse tax consequences) of providing a Guarantee of the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (h) each Unrestricted Subsidiary, (i) any Receivables Subsidiary and (j) ARIC.

“Excluded Taxes” shall mean, with respect to any Agent or any Lender, (a) net income taxes and franchise and excise taxes (imposed in lieu of net income taxes) imposed on such Agent or Lender, (b) any Taxes imposed on any Agent or any Lender as a result of any current or former connection between such Agent or Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising from such Agent or Lender having executed, delivered or performed its obligations or received a payment under, or having been a party to or having enforced, this Agreement or any other Credit Document), (c) any U.S. federal withholding tax that is imposed on amounts payable to any Lender under the law in effect at the time such Lender becomes a party to this Agreement (or, in the case of a Participant, on the date such Participant became a Participant hereunder); provided that this subclause (c) shall not apply to the extent that (x) the indemnity payments or additional amounts any Lender (or Participant) would be entitled to receive (without regard to this subclause (c)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Lender (or Participant) would have been entitled to receive in the absence of such assignment, participation or transfer or (y) any Tax is imposed on a Lender in connection with an interest or participation in any Loan or other obligation that such Lender was required to acquire pursuant to Section 13.8(a) or that such Lender acquired pursuant to Section 13.7 (it being understood and agreed, for the avoidance of doubt, that any withholding tax imposed on a Lender as a result of a Change in Law occurring after the time such Lender became a party to this Agreement (or designates a new lending office) shall not be an Excluded Tax) and (d) any Tax to the extent attributable to such Lender’s failure to comply with Section 5.4(e) (in the case of any Non-U.S. Lender) or Section 5.4(j) (in the case of a U.S. Lender).

“Existing Credit Agreement” shall have the meaning given to such term in the Recitals.

“Existing Term Loan Class” shall have the meaning given to such term in Section 2.15(a).

“Extended Term Loans” shall have the meaning given to such term in Section 2.15(a).

“Extending Lender” shall have the meaning given to such term in Section 2.15(b).

“Extension Amendment” shall have the meaning given to such term in Section 2.15(c). The First Amendment shall be deemed to be an Extension Amendment with respect to the Tranche C Term Loans for all purposes of this Agreement.

“Extension Date” shall have the meaning given to such term in Section 2.15(d).

“Extension Election” shall have the meaning given to such term in Section 2.15(b).

“Extension Request” shall have the meaning given to such term in Section 2.15(a).

“Extension Series” shall mean all Extended Term Loans that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Term Loans provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees and amortization schedule.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“First Amendment” shall mean that certain First Amendment to Credit Agreement, dated as of March 30, 2012, by and among the Borrower, the other Credit Parties party thereto, the Lenders party thereto and Citicorp North America, Inc., as the administrative agent and collateral agent under the Existing Credit Agreement.

“First Lien Intercreditor Agreement” shall mean a pari passu intercreditor agreement among the Collateral Agent and one or more representatives for holders of Credit Agreement Refinancing Indebtedness pursuant to clause (a) of the definition thereof in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent.

“Foreign Asset Sale” shall have the meaning provided in Section 5.2(g).

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by the Borrower or any of its Subsidiaries with respect to employees employed outside the United States.

“Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” shall mean all indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of the Borrower or any Restricted Subsidiary, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all amounts of Funded Debt required to be paid or prepaid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Restatement Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn (regardless of whether or not any amendment is approved or made) or such provision amended in accordance herewith.

“Governmental Authority” shall mean any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange.

“Guarantee” shall mean (a) the Guarantee made and entered into by each Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties on the Closing Date and (b) any other guarantee of the Obligations made by a Restricted Subsidiary that is a Domestic Subsidiary in form and substance reasonably acceptable to the Administrative Agent after the Closing Date, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantors” shall mean (a) each Domestic Subsidiary that is party to the Guarantee on the Closing Date and (b) each Domestic Subsidiary that becomes a party to the Guarantee after the Closing Date pursuant to Section 9.11 or otherwise.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any Environmental Law.

“Hedge Agreements” shall mean interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, cross-currency rate swap agreements, currency future or option contracts, commodity price protection agreements or other commodity price hedging agreements, and other similar agreements entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business (and not for speculative purposes)

for the principal purpose of protecting the Borrower or any of the Restricted Subsidiaries against fluctuations in interest rates, currency exchange rates or commodity prices.

“Hedge Bank” shall mean any Person (other than the Borrower or any of its Subsidiaries) that either (x) at the time it enters into a Secured Hedge Agreement or (y) with respect to any Secured Hedge Agreement that is in effect on the Closing Date, on the Closing Date, is a Lender or Agent or an Affiliate of a Lender or Agent, in its capacity as a party to such Secured Hedge Agreement.

“Historical Financial Statements” shall mean the audited consolidated balance sheets of the Borrower as of January 29, 2010, January 28, 2011 and February 3, 2012 and the audited consolidated statements of income, stockholders’ equity and cash flows of the Borrower for each of the fiscal years in the three year period ending on February 3, 2012.

“Holdings” shall mean Buck Holdings, L.P., a Delaware limited partnership, and its successors.

“Increased Amount Date” shall have the meaning provided in Section 2.14.

“Indebtedness” of any Person shall mean (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (c) the deferred purchase price of assets or services that in accordance with GAAP would be included as a liability on the balance sheet of such Person, (d) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (e) all Indebtedness of any other Person secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (f) the principal component of all Capitalized Lease Obligations of such Person, (g) all obligations of such Person under interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity price protection agreements or other commodity price hedging agreements and other similar agreements and (h) without duplication, all Guarantee Obligations of such Person, provided that Indebtedness shall not include (i) trade and other ordinary course payables and accrued expenses arising in the ordinary course of business, (ii) deferred or prepaid revenue and (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” shall have the meaning provided in Section 13.5.

“Indemnified Taxes” shall mean all Taxes (including Other Taxes) other than (i) Excluded Taxes and (ii) any interest, penalties or expenses caused by an Agent’s or Lender’s gross negligence or willful misconduct.

“Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of the Closing Date, among the Collateral Agent and the ABL Collateral Agent, as the same may be amended, restated or modified from time to time.

“Interest Period” shall mean, with respect to any Term Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Investment” shall mean, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of Stock, Stock Equivalents, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person) (including any partnership or joint venture); (c) the entering into of any guarantee of, or other contingent obligation with respect to, Indebtedness; or (d) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person; provided that, in the event that any Investment is made by the Borrower or any Restricted Subsidiary in any Person through substantially concurrent interim transfers of any amount through one or more other Restricted Subsidiaries, then such other substantially concurrent interim transfers shall be disregarded for purposes of Section 10.5.

“Investment Grade Rating” shall mean a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other nationally recognized statistical rating agency selected by the Borrower.

“Investment Grade Securities” shall mean (a) securities issued or directly and fully guaranteed or insured by the government of the United States of America or any agency or instrumentality thereof (other than Permitted Investments), (b) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries and (c) investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b), which fund may also hold immaterial amounts of cash pending investment and distribution.

“Joinder Agreement” shall mean an agreement substantially in the form of Exhibit E.

“Joint Lead Arrangers and Bookrunners” shall mean Citigroup Global Markets Inc., Goldman Sachs Lending Partners LLC and KKR Capital Markets LLC, in their capacities as joint lead arrangers and bookrunners for the First Amendment.

“JV Distribution Amount” means, at any time, the aggregate amount of cash distributed to the Borrower or any Restricted Subsidiary by any joint venture that is not a Subsidiary (regardless of the form of legal entity) since the Closing Date and prior to such time (without duplication of any amount treated as a reduction in the outstanding amount of Investments by the Borrower or any Restricted Subsidiary pursuant to clause (i) or (v) of Section 10.5) and only to the extent that neither the Borrower nor any Restricted Subsidiary is under any obligation to repay such amount to such joint venture.

“KKR” shall mean each of Kohlberg Kravis Roberts & Co., L.P. and KKR Associates, L.P.

“Lender” shall have the meaning provided in the preamble to this Agreement.

“Lender Insolvency Event” shall mean that (a) a Lender or its Parent Company makes a general assignment for the benefit of its creditors or (b) a Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

“LIBOR Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate” shall mean, for any Interest Period with respect to a LIBOR Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in such currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “LIBOR Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch to major banks in the applicable London interbank eurocurrency market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Lien” shall mean any mortgage, pledge, security interest, hypothecation, assignment, lien (statutory or other) or similar encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease or license in the nature thereof).

“Loan” shall mean any Term Loan or New Term Loan made by any Lender hereunder.

“Management Investors” shall mean the directors, management officers and employees of the Borrower and its Subsidiaries on the Closing Date.

“Material Adverse Effect” shall mean a circumstance or condition affecting the business, assets, operations, properties or financial condition of the Borrower and the Subsidiaries, taken as a whole, that would, individually or in the aggregate, materially adversely affect (a) the ability of the Borrower and the other Credit Parties, taken as a whole, to perform their payment obligations under this Agreement or any of the other Credit Documents or (b) the rights and remedies of the Administrative Agent and the Lenders under this Agreement or any of the other Credit Documents.

“Material Subsidiary” shall mean, at any date of determination, each Restricted Subsidiary of the Borrower (a) whose total assets at the last day of the Test Period for which Section 9.1 Financials have been delivered were equal to or greater than 2.5% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date or (b) whose revenues during such Test Period were equal to or greater than 2.5% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Closing Date, Restricted Subsidiaries that are not Material Subsidiaries have, in the aggregate, (x) total assets at the last day of such Test Period equal to or greater than 10.0% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date or (y) revenues during such Test Period equal to or greater than 10.0% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP, then the Borrower shall, on the date on which financial statements for such quarter are delivered pursuant to this Agreement, designate in writing to the Administrative Agent one or more of such Restricted Subsidiaries as “Material Subsidiaries.”

“Maturity Date” shall mean the Tranche B Term Loan Maturity Date, the Tranche C Term Loan Maturity Date or the New Term Loan Maturity Date with respect to any Series, as applicable, or any other maturity date of any Class or Series of Loans or Commitments under this Agreement.

“Maximum Incremental Facilities Amount” shall mean, at any date of determination, the difference of (a) $325,000,000 minus (b) the aggregate principal amount of incremental commitments obtained under the ABL Facility pursuant to Section 2.14 of the ABL Facility Agreement after the Closing Date but prior to such date of determination.

“Minimum Borrowing Amount” shall mean (a) with respect to a Borrowing of LIBOR Loans, $5,000,000 and (b) with respect to a Borrowing of ABR Loans, $1,000,000.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgage” shall mean a Mortgage, Assignment of Leases and Rents, Security Agreement and Financing Statement or other security document entered into by the owner of a Mortgaged Property and the Collateral Agent in respect of that Mortgaged Property to secure the Obligations, substantially in the form of Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time.

“Mortgaged Property” shall mean, initially, each parcel of real estate and the improvements thereto owned by a Credit Party and identified on Schedule 1.1(b), and includes each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 9.14.

“Multiemployer Plan” shall mean a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean, with respect to any Prepayment Event, (a) the gross cash proceeds (including payments from time to time in respect of installment obligations, if applicable) received by or on behalf of the Borrower or any of the Restricted Subsidiaries in respect of such Prepayment Event, as the case may be, less (b) the sum of:

(i)                                     the amount, if any, of all taxes paid or estimated by the Borrower in good faith to be payable by the Borrower or any of the Restricted Subsidiaries in connection with such Prepayment Event,

(ii)                                  the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) associated with the assets that are the subject of such Prepayment Event and (y) retained by the Borrower or any of the Restricted Subsidiaries, provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such Prepayment Event occurring on the date of such reduction,

(iii)                               the amount of any Indebtedness (other than Indebtedness hereunder or under the ABL Facility) secured by a Lien on the assets that are the subject of such Prepayment Event to the extent that the instrument creating or evidencing such Indebtedness requires that such Indebtedness be repaid upon consummation of such Prepayment Event,

(iv)                              in the case of any Asset Sale Prepayment Event or Casualty Event or Permitted Sale Leaseback, the amount of any proceeds of such Prepayment Event that the Borrower or any Restricted Subsidiary has reinvested (or intends to reinvest within the Reinvestment Period or has entered into a binding commitment prior to the last day of the Reinvestment Period to reinvest) in the business of the Borrower or any of the Restricted Subsidiaries (subject to Section 10.8), provided that any portion of such proceeds that has not been so reinvested within such Reinvestment Period (with respect to such Prepayment Event, the “Deferred Net Cash Proceeds”) shall, unless the Borrower or a Restricted Subsidiary has entered into a binding commitment prior to the last day of such Reinvestment Period to reinvest such proceeds, (x) be deemed to be Net Cash Proceeds of an Asset Sale Prepayment Event, Casualty Event or Permitted Sale Leaseback occurring on the last day of such Reinvestment Period or, if later, 180 days after the date the Borrower or such Restricted Subsidiary has entered into such binding commitment, as applicable (such last day or 180th day, as applicable, the “Deferred Net Cash Proceeds Payment Date”), and (y) be applied to the repayment of Term Loans in accordance with Section 5.2(a)(i),

(v)                                 in the case of any Asset Sale Prepayment Event, Casualty Event or Permitted Sale Leaseback by a non-wholly-owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (v)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly-owned Restricted Subsidiary as a result thereof, and

(vi)           reasonable and customary fees paid by the Borrower or a Restricted Subsidiary in connection with any of the foregoing,

in each case only to the extent not already deducted in arriving at the amount referred to in clause (a) above.

“New B-1 Lenders” shall have the meaning provided in Section 11.15.

“New B-1 Loans” shall have the meaning provided in Section 11.15.

“New B-2 Lenders” shall have the meaning provided in Section 11.15.

“New B-2 Loans” shall have the meaning provided in Section 11.15.

“New C Lenders” shall have the meaning provided in Section 11.15.

“New C Loans” shall have the meaning provided in Section 11.15.

“New Term Loan Commitments” shall have the meaning provided in Section 2.14.

“New Term Loan Lender” shall have the meaning provided in Section 2.14.

“New Term Loan Maturity Date” shall mean the date on which a New Term Loan matures.

“New Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(c).

“New Term Loan Repayment Date” shall have the meaning provided in Section 2.5(c).

“New Term Loans” shall have the meaning provided in Section 2.14.

“Non-Cash Charges” shall mean, without duplication, (a) losses on non-ordinary course asset sales, disposals or abandonments, (b) any impairment charge or asset write-off related to intangible assets (including goodwill), long-lived assets, and investments in debt and equity securities pursuant to GAAP, (c) all losses from investments recorded using the equity method, (d) stock-based awards compensation expense, including any such charges arising from stock options, restricted stock grants or other equity incentive grants, and any cash compensation charges associated with the rollover or acceleration of stock-based awards or payment of stock options in connection with the Original Transactions, and (e) other non-cash charges (provided that if any non-cash charges referred to in this clause (e) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Non-Consenting Lender” shall have the meaning provided in Section 13.7(b).

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-U.S. Lender” shall mean any Agent or Lender that is not, for United States federal income tax purposes, (a) an individual who is a citizen or resident of the United States, (b) a corporation, partnership or entity treated as a corporation or partnership created or organized in or under the laws of the United States, or any political subdivision thereof, (c) an estate whose income is subject to U.S. federal income taxation regardless of its source or (d) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust or a trust that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

“Notice of Borrowing” shall have the meaning provided in Section 2.3(a).

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6.

“Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Loan or under any Secured Hedge Agreement, in each case, entered into with the Borrower or any of its Subsidiaries, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.  Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Credit Documents (and any of their Subsidiaries to the extent they have obligations under the Credit Documents) include the obligation (including guarantee obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities and other amounts payable by any Credit Party under any Credit Document.

“Original Transaction Expenses” shall have the meaning given to the term “Transaction Expenses” in the Existing Credit Agreement as in effect immediately prior to the Restatement Effective Date.

“Original Transactions” shall have the meaning given to the term “Transactions” in the Existing Credit Agreement as in effect immediately prior to the Restatement Effective Date.

“Other Taxes” shall mean any and all present or future stamp, registration, documentary or any other excise, property or similar taxes (including interest, fines, penalties, additions to tax and related expenses with regard thereto) arising from any payment made or required to be made under this Agreement or any other Credit Document or from the execution or delivery of, registration or enforcement of, consummation or administration of, or otherwise with respect to, this Agreement or any other Credit Document.

“Overnight Rate” shall mean, for any day, the greater of (a) the Federal Funds Effective Rate and (b) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Parent Company” shall mean, with respect to a Lender, the bank holding company (as defined in Regulation Y of the Board), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” shall have the meaning provided in Section 13.6(c).

“Patriot Act” shall have the meaning provided in Section 13.18.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Pension Act” shall mean the Pension Protection Act of 2006, as it presently exists or as it may be amended from time to time.

“Perfection Certificate” shall mean a certificate of each Borrower in the form of Exhibit B or any other form approved by the Administrative Agent.

“Permitted Acquisition” shall mean the acquisition, by merger or otherwise, by the Borrower or any of the Restricted Subsidiaries of assets or Stock or Stock Equivalents, so long as (a) such acquisition and all transactions related thereto shall be consummated in accordance with applicable law; (b) such acquisition shall result in the issuer of such Stock or Stock Equivalents and its Subsidiaries becoming a Restricted Subsidiary and a Guarantor, to the extent required by Section 9.11; (c) such acquisition shall result in the Administrative Agent, for the benefit of the applicable Lenders, being granted a security interest in any Stock, Stock Equivalent or any assets so acquired, to the extent required by Sections 9.11, 9.12 and/or 9.14; (d) each Person (or, as applicable, the assets) so acquired shall be in (or with respect to assets, useful for engaging in) the same or generally related line of business as conducted by the Borrower and its Subsidiaries on the Closing Date; and (e) both immediately before and after giving effect to such acquisition, no Default or Event of Default shall have occurred and be continuing.

“Permitted Additional Debt” shall mean unsecured Indebtedness issued by the Borrower or a Guarantor, (a) the terms of which (i) do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the latest Maturity Date then in effect hereunder (other than customary offers to purchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default) and (ii) to the extent such Indebtedness is subordinated, provide for customary subordination to the Obligations under the Credit Documents, (b) the covenants, events of default, guarantees and other terms of which (other than interest rate and redemption premiums), taken as a whole, are not more restrictive to the Borrower and the Restricted Subsidiaries than those herein (or the extent such Permitted Additional Debt constitutes refinancing Indebtedness of the Senior Subordinated Notes, those applicable to the Senior Notes); provided that a certificate of an Authorized Officer of the Borrower that is delivered to the Administrative Agent at least five Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such

Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (c) of which no Subsidiary of the Borrower (other than a Guarantor or any guarantor of the Indebtedness being refinanced by such Permitted Additional Debt, if applicable) is an obligor.

“Permitted Holders” shall mean each of (a) the Sponsors and (b) the Management Investors.

“Permitted Intercompany Indebtedness” shall mean all Indebtedness of the Borrower or any Restricted Subsidiary owing to the Borrower or any other Subsidiary having a term not exceeding 364 days (inclusive of any and all rollovers and extensions) and incurred in the ordinary course of business; provided that the aggregate amount of Permitted Intercompany Indebtedness owed by Subsidiaries that are not Credit Parties to Credit Parties shall not exceed $100,000,000.

“Permitted Investments” shall mean:

(a)           securities issued or unconditionally guaranteed by the United States government or any agency or instrumentality thereof, in each case having maturities and/or reset dates of not more than 24 months from the date of acquisition thereof;

(b)           securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service);

(c)           commercial paper maturing no more than 12 months after the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(d)           domestic and LIBOR certificates of deposit or bankers’ acceptances maturing no more than two years after the date of acquisition thereof issued by any Lender or any other bank having combined capital and surplus of not less than $500,000,000 in the case of domestic banks and $100,000,000 (or the Dollar equivalent thereof) in the case of foreign banks;

(e)           repurchase agreements with a term of not more than 90 days for underlying securities of the type described in clauses (a), (b) and (d) above entered into with any bank meeting the qualifications specified in clause (d) above or securities dealers of recognized national standing;

(f)            marketable short-term money market and similar funds (x) either having assets in excess of $500,000,000 or (y) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(g)           shares of investment companies that are registered under the Investment Company Act of 1940 and substantially all the investments of which are one or more of the types of securities described in clauses (a) through (f) above; and

(h)           in the case of Investments by any Restricted Foreign Subsidiary or Investments made in a country outside the United States of America, other customarily utilized high-quality Investments in the country where such Restricted Foreign Subsidiary is located or in which such Investment is made.

“Permitted Liens” shall mean:

(a)           Liens for taxes, assessments or governmental charges or claims not yet overdue for a period of more than 30 days or that are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established to the extent required by and in accordance with GAAP, or for property taxes on property that the Borrower or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge or claim is to such property;

(b)           Liens in respect of property or assets of the Borrower or any of the Subsidiaries imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, in each case so long as such Liens arise in the ordinary course of business and do not individually or in the aggregate have a Material Adverse Effect;

(c)           Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 11.11;

(d)           Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business or otherwise constituting Investments permitted by Section 10.5;

(e)           ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

(f)            easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole;

(g)           any interest or title of a lessor or secured by a lessor’s interest under any lease permitted by this Agreement;

(h)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(i)            Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Borrower or any of its Subsidiaries, provided that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit to the extent permitted under Section 10.1;

(j)            leases, licenses, subleases or sublicenses granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole;

(k)           Liens arising from precautionary Uniform Commercial Code financing statement or similar filings made in respect of operating leases entered into by the Borrower or any of its Subsidiaries;

(l)            Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts of the Borrower and the Restricted Subsidiaries held at such banks or financial institutions, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts in the ordinary course of business;

(m)          Liens on accounts receivable and related assets incurred in connection with a Permitted Receivables Financing; and

(n)           any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole.

“Permitted Receivables Financing” shall mean any customary accounts receivable financing facility (including customary back-to-back intercompany arrangements in respect thereof) to the extent that (a) the maturity date is no earlier than the maturity date applicable to the ABL Facility; (b) any collateral securing the obligations of the obligors thereunder shall be pledged to the Secured Parties on a second priority basis to secure the Obligations pursuant to intercreditor arrangement reasonably acceptable to the Administrative Agent; (c) the remaining terms applicable to such financing facility must be, when taken as a whole, at least as favorable to the Lenders as the terms applicable to the ABL Facility and (d) the proceeds of all Indebtedness incurred under such facility must be applied to the prepayment of Term Loans pursuant to Section 5.2.

“Permitted Sale Leaseback” shall mean any Sale Leaseback consummated by the Borrower or any of the Restricted Subsidiaries after the Closing Date, provided that any such Sale Leaseback not between (a) a Credit Party and another Credit Party or (b) a Restricted Subsidiary that is not a Credit Party and another Restricted Subsidiary that is not a Credit Party is consummated for fair value as determined at the time of consummation in good faith by (i) the Borrower or such Restricted Subsidiary and (ii) in the case of any Sale Leaseback (or series of related Sales Leasebacks) the aggregate proceeds of which exceed $35,000,000, the board of directors of the Borrower or such Restricted Subsidiary (which such determination may take into account any retained interest or other Investment of the Borrower or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Plan” shall mean any multiemployer or single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, that is or was within any of the preceding six plan years maintained or contributed to by (or to which there is or was an obligation to contribute or to make payments to) the Borrower or an ERISA Affiliate.

“Platform” shall have the meaning provided in Section 13.17(b).

“Pledge Agreement” shall mean (a) the Pledge Agreement, entered into by the Credit Parties party thereto and the Collateral Agent for the benefit of the Secured Parties on the Closing Date, and (b) any other pledge agreement with respect to any or all of the Obligations delivered pursuant to Section 9.12, in each case, as the same may be amended, supplemented or otherwise modified from time to time.

“Post-Acquisition Period” shall mean, with respect to any Permitted Acquisition, the period beginning on the date such Permitted Acquisition is consummated and ending on the last day of the sixth full consecutive fiscal quarter immediately following the date on which such Permitted Acquisition is consummated.

“Preferred Stock” shall mean any Stock or Stock Equivalents with preferential rights of payment of dividends or upon liquidation, dissolution or winding up.

“Prepayment Event” shall mean any Asset Sale Prepayment Event, Debt Incurrence Prepayment Event, Casualty Event or any Permitted Sale Leaseback.

“Prime Rate” shall mean the “prime rate” referred to in the definition of ABR.

“Pro Forma Adjustment” shall mean, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or Converted Restricted Subsidiary or the Consolidated EBITDA of the Borrower, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Borrower in good faith as a result of (a) actions taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or (b) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of such Acquired Entity or Business or Converted Restricted Subsidiary with the operations of the Borrower and the Restricted Subsidiaries; provided that (i) at the election of the Borrower, such Pro Forma Adjustment shall not be required to be determined for any Acquired Entity or Business or Converted Restricted Subsidiary to the extent the aggregate consideration paid in connection with such acquisition was less than $5,000,000 and (ii) so long as such actions are taken during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that the applicable amount of such cost savings will be realizable during the entirety of such Test Period, or the applicable amount of such additional costs, as applicable, will be incurred during the entirety of such Test Period; provided further that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period.

“Pro Forma Adjustment Certificate” shall mean any certificate of an Authorized Officer of the Borrower delivered pursuant to Section 9.1(h) or Section 9.1(d).

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” shall mean, with respect to compliance with any test or covenant hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant:  (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a sale, transfer or other disposition of all or substantially all Stock in any Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included, (b) any retirement of Indebtedness, and (c) any incurrence or assumption of Indebtedness by the Borrower or any of the Restricted Subsidiaries in connection therewith (it being agreed that if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided that, without limiting the application of the Pro Forma Adjustment pursuant to (A) above (but without duplication thereof), the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrower and the Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment.

“Pro Forma Entity” shall have the meaning provided in the definition of the term “Acquired EBITDA.”

“Projections” shall have the meaning provided in Section 9.1(h).

“Real Estate” shall have the meaning provided in Section 9.1(e).

“Receivables Subsidiary” shall mean any Subsidiary established in connection with a Permitted Receivables Financing that is not permitted by the terms of such Permitted Receivables Financing to guarantee the Obligations.

“Refinanced Term Loans” shall have the meaning provided in Section 13.1.

“Register” shall have the meaning provided in Section 13.6(b)(iv).

“Registration Rights Agreement” means the Registration Rights Agreement related to the Senior Subordinated Notes, dated as of the Closing Date, among the Borrower, the other Credit Parties party thereto and the financial institutions party thereto, as such agreement may be amended, modified or supplemented from time to time and, with respect to any additional notes issued pursuant to the Senior Subordinated Notes Indenture, one or more registration rights agreements between the Borrower and the other parties thereto, as such agreement(s) may be amended, modified or supplemented from time to time, relating to rights given by the Borrower to the purchasers of such additional notes to register such additional notes under the Securities Act.

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Reinvestment Period” shall mean 15 months following the date of receipt of Net Cash Proceeds of an Asset Sale Prepayment Event or Casualty Event.

“Rejection Notice”  shall have the meaning provided in Section 5.2(f).

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees and advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Repayment Amount” shall mean a Tranche B Term Loan Repayment Amount, a Tranche C Term Loan Repayment Amount or a New Term Loan Repayment Amount with respect to any Series, as applicable.

“Replacement Term Loans” shall have the meaning provided in Section 13.1.

“Reportable Event” shall mean an event described in Section 4043 of ERISA and the regulations thereunder, other than any event as to which the thirty day notice period has been waived.

“Required Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of (a) the Adjusted Total Term Loan Commitment at such date and (b) the outstanding principal amount of the Term Loans (excluding Term Loans held by Defaulting Lenders) at such date.

“Required Tranche B-1 Term Loan Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the aggregate outstanding principal amount of the Tranche B-1 Term Loans (excluding Tranche B-1 Term Loans held by Defaulting Lenders) at such date.

“Required Tranche B-2 Term Loan Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the aggregate outstanding principal amount of the Tranche B-2 Term Loans (excluding Tranche B-2 Term Loans held by Defaulting Lenders) at such date.

“Required Tranche C Term Loan Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the aggregate outstanding principal amount of the Tranche C Term Loans (excluding Tranche C Term Loans held by Defaulting Lenders) at such date.

“Requirement of Law” shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Restatement Effective Date” shall have the meaning provided in the First Amendment.

“Restricted Foreign Subsidiary” shall mean a Foreign Subsidiary that is a Restricted Subsidiary.

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Retained Declined Proceeds” shall have the meaning provided in Section 5.2(f).

“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“Sale Leaseback” shall mean any transaction or series of related transactions pursuant to which the Borrower or any of the Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“Scheduled Dispositions” shall have the meaning provided in Section 10.4(j).

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Second Lien Intercreditor Agreement” shall mean a second lien intercreditor agreement among the Collateral Agent and one or more representatives for holders of Credit Agreement Refinancing Indebtedness pursuant to clause (b) of the definition thereof in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent.

“Section 2.15 Additional Amendment” shall have the meaning provided in Section 2.15(d).

“Section 9.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or (b) together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 9.1(d).

“Secured Hedge Agreement” shall mean any Hedge Agreement that is entered into by and between the Borrower or any of its Restricted Subsidiaries and any Hedge Bank.

“Secured Parties” shall mean the Administrative Agent, the Collateral Agent, each Lender, each Hedge Bank that is party to any Secured Hedge Agreement and each sub-agent pursuant to Section 12 appointed by the Administrative Agent with respect to matters relating to the Credit Facilities or by the Collateral Agent with respect to matters relating to any Security Document.

“Security Agreement” shall mean the Security Agreement entered into by the Borrower, the other grantors party thereto and the Collateral Agent for the benefit of the Secured Parties on the Closing Date, as the same may be amended, supplemented or otherwise modified from time to time.

“Security Documents” shall mean, collectively, (a) the Guarantee, (b) the Pledge Agreement, (c) the Security Agreement, (d) the Mortgages, (e) the Intercreditor Agreement, (f) any First Lien Intercreditor Agreement, (g) any Second Lien Intercreditor Agreement and (h) each other security agreement or other instrument or document executed and delivered pursuant to Section 9.11, 9.12 or 9.14 or pursuant to any other such Security Documents or otherwise to secure or perfect the security interest in any or all of the Obligations.

“Securitization” shall mean a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns of securities or notes which represent an interest in, or which are collateralized, in whole or in part, by the Loans and the Lender’s rights under the Credit Documents.

“Senior Notes” shall mean the $1,175,000,000 aggregate principal amount of 10.625% senior notes due 2015 issued by the Borrower pursuant to the Senior Notes Indenture, which senior notes have been terminated and paid in full as of the Restatement Effective Date.

“Senior Notes Indenture” shall mean the Indenture, dated as of the Closing Date, among the Borrower, the guarantors party thereto and Wells Fargo Bank, N.A., as trustee, pursuant to which the Senior Notes were issued.

“Senior Secured Incurrence Test” means, as of any date, the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio shall be no greater than 4.25 to 1.00.

“Senior Subordinated Notes” shall mean (a) the $725,000,000 aggregate principal amount of 11.875%/12.625% senior subordinated notes due 2017 issued by the Borrower pursuant to the Senior Subordinated Notes Indenture and (b) any modification, replacement, refinancing, refunding, renewal or extension thereof that constitutes Permitted Additional Debt.

“Senior Subordinated Notes Indenture” means the Indenture, dated as of the Closing Date, among the Borrower, the guarantors party thereto and Wells Fargo Bank, N.A., as trustee, pursuant to which the Senior Subordinated Notes are issued, as the same may be amended, supplemented or otherwise modified from time to time in accordance therewith.

“Series” shall have the meaning provided in Section 2.14.

“Sold Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Solvent” shall mean, with respect to any Person, that as of the Restatement Effective Date, (a) (i) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets; (ii) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Restatement Effective Date; and (iii) such Person has not incurred and does not intend to incur, or believe that it will incur, debts including current obligations beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (b) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Subsidiary” shall mean, at any date of determination (a) any Material Subsidiary, (b) any Unrestricted Subsidiary (i) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were equal to or greater than 10% of the Consolidated Total Assets of the Borrower and the Subsidiaries at such date, or (ii) whose revenues during such Test Period were equal to or greater than 10% of the consolidated revenues of the Borrower and the Subsidiaries for such period, in each case determined in accordance with GAAP, and (c) each other

Unrestricted Subsidiary that is the subject of an Event of Default under Section 11.5 and that, when such Subsidiary’s total assets or revenues are aggregated with the total assets or revenues, as applicable, of each other Subsidiary that is the subject of an Event of Default under Section 11.5, would constitute a Specified Subsidiary under clause (b) above.

“Specified Transaction” shall mean, with respect to any period, any Investment, any Disposition of assets, incurrence or repayment of Indebtedness, dividend, Subsidiary designation, New Term Loan or other event that by the terms of this Agreement requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis.”

“Sponsor” shall mean any of KKR, GS Capital Partners VI Fund, L.P. and funds managed by Citigroup Private Equity LP, and each of their respective Affiliates but excluding portfolio companies of any of the foregoing.

“Stock” shall mean shares of capital stock or shares in the capital, as the case may be (whether denominated as common stock or preferred stock or ordinary shares or preferred shares, as the case may be), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

“Stock Equivalents” shall mean all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time Stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any limited liability company, partnership, association, joint venture or other entity of which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time.  Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Successor Borrower” shall have the meaning provided in Section 10.3(a).

“Syndication Agent” shall mean Goldman Sachs Lending Partners LLC, as syndication agent for the Lenders under this Agreement and the other Credit Documents.

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.

“Term Loans” shall mean the Tranche B Term Loans, the Tranche C Term Loans and any New Term Loans with respect to any Series, collectively.

“Test Period” shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of the Borrower then last ended.

“Total Assets” shall mean, as of any date of determination with respect to any Person, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a balance sheet of such Person at such date.

“Total Term Loan Commitment” shall mean the sum of the New Term Loan Commitments with respect to any Series, if applicable, of all the Lenders.

“Tranche B Term Loan” shall mean any Tranche B-1 Term Loan and any Tranche B-2 Term Loan.

“Tranche B Term Loan Lender” shall mean any Tranche B-1 Term Loan Lender and any Tranche B-2 Term Loan Lender.

“Tranche B Term Loan Maturity Date” shall mean July 6, 2014, or, if such date is not a Business Day, the first Business Day thereafter.

“Tranche B-1 Repayment Amount” shall have the meaning provided in Section 2.5(b).

“Tranche B-1 Repayment Date” shall have the meaning provided in Section 2.5(b).

“Tranche B-1 Term Loan” shall have the meaning provided in Section 2.1(a)(i).

“Tranche B-1 Term Loan Lender” shall mean a Lender with an outstanding Tranche B-1 Term Loan.

“Tranche B-2 Repayment Amount” shall have the meaning provided in Section 2.5(b).

“Tranche B-2 Repayment Date” shall have the meaning provided in Section 2.5(b).

“Tranche B-2 Term Loan” shall have the meaning provided in Section 2.1(a)(ii).

“Tranche B-2 Term Loan Lender” shall mean a Lender with an outstanding Tranche B-2 Term Loan.

“Tranche C Repayment Amount” shall have the meaning provided in Section 2.5(b).

“Tranche C Repayment Date” shall have the meaning provided in Section 2.5(b).

“Tranche C Term Loan” shall mean a Tranche B-1 Term Loan under and as defined in the Existing Credit Agreement or a Tranche B-2 Term Loan under and as defined in the Existing Credit Agreement, the maturity of which has been extended to the Tranche C Term Loan Maturity Date and which has been converted into and reclassified as a “Tranche C Term Loan,” in each case, pursuant to the First Amendment and as set forth in Section 2.1(a)(iii), in each case, on the Restatement Effective Date.

“Tranche C Term Loan Lender” shall mean a Lender with an outstanding Tranche C Term Loan.

“Tranche C Term Loan Maturity Date” shall mean July 6, 2017, or, if such date is not a Business Day, the first Business Day thereafter.

“Transaction Expenses” shall mean, collectively, the Amendment Transaction Expenses and the Original Transaction Expenses.

“Transactions” shall mean, collectively, the Amendment Transactions and the Original Transactions.

“Transferee” shall have the meaning provided in Section 13.6(e).

“Type” shall mean, as to any Term Loan, its nature as an ABR Loan or a LIBOR Loan.

“U.S. Lender” shall have the meaning provided in Section 5.4(j).

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the Accumulated Benefit Obligation (as defined under Statement of Financial Accounting Standards No. 87 (“SFAS 87”)) under the Plan as of the close of its most recent plan year, determined in accordance with SFAS 87 as in effect on the Closing
Date, exceeds the fair market value of the assets allocable thereto.

“Unrestricted Subsidiary” shall mean (a) any Subsidiary of the Borrower that is formed or acquired after the Closing Date, provided that at such time (or promptly thereafter) the Borrower designates such Subsidiary an Unrestricted Subsidiary in a written notice to the Administrative Agent, (b) any Restricted Subsidiary subsequently designated as an Unrestricted Subsidiary by the Borrower in a written notice to the Administrative Agent, provided that in the case of (a) and (b), (i) such designation shall be deemed to be an Investment (or reduction in an outstanding Investment, in the case of a designation of an Unrestricted Subsidiary as a Restricted Subsidiary) on the date of such designation in an amount equal to the net book value of the Borrower’s investment therein and such designation shall be permitted only to the extent permitted under Section 10.5 on the date of such designation and (ii) no Default or Event of Default would result from such designation after giving Pro Forma Effect thereto and (c) each Subsidiary of an Unrestricted Subsidiary.  No Subsidiary may be designated as an Unrestricted Subsidiary if, after such designation, it would be a “Restricted Subsidiary” for the purpose of the ABL Facilities, the Senior Subordinated Notes, any Permitted Additional Debt or any Credit Agreement Refinancing Indebtedness.  The Borrower may, by written notice to the Administrative Agent, re-designate any Unrestricted Subsidiary as a Restricted Subsidiary, and thereafter, such Subsidiary shall no longer constitute an Unrestricted Subsidiary, but only if (x) to the extent such Subsidiary has outstanding Indebtedness on the date of such designation, immediately after giving effect to such designation, the Borrower shall be in compliance, on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness, with the Senior Secured Incurrence Test (and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating satisfaction of such test) and (y) no Default or Event of Default would result from such re-designation.  On or promptly after the date of its formation, acquisition, designation or re-designation, as applicable, each Unrestricted Subsidiary (other than an Unrestricted Subsidiary that is a Foreign Subsidiary) shall have entered into a tax sharing agreement containing terms that, in the reasonable judgment of the Administrative Agent, provide for an appropriate allocation of tax liabilities and benefits.

“Voting Stock” shall mean, with respect to any Person, such Person’s Stock or Stock Equivalents having the right to vote for the election of directors of such Person under ordinary circumstances.

1.2.         Other Interpretive Provisions.  With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a)               The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)               The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(c)               Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

(d)               The term “including” is by way of example and not limitation.

(e)               The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f)                In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(g)               Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

1.3.         Accounting Terms.

(a)           All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP.

(b)       Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Consolidated Total Debt to Consolidated EBITDA Ratio, the Consolidated EBITDA to Consolidated Interest Expense Ratio and the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio shall each be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

1.4.         Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5.         References to Agreements, Laws, Etc.  Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Credit Documents) and other Contractual Requirements shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by any Credit Document; and (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law.

SECTION 2.                Amount and Terms of Credit

2.1.                            Loans.

(a)                                                                     (i)  Subject to and upon the terms and conditions set forth in the Existing Credit Agreement, each Tranche B-1 Term Loan Lender severally, but not jointly, made a loan or loans (each a “Tranche B-1 Term Loan”) on the Closing Date to the Borrower in Dollars in an aggregate principal amount equal to $1,700,000,000.  As of the Restatement Effective Date, after giving effect to the First Amendment and the conversion of certain Tranche B-1 Term Loans to Tranche C Term Loans as contemplated therein, the aggregate principal amount of outstanding Tranche B-1 Term Loans is $772,371,547.37.  Such Tranche B-1 Term Loans (A) may at the option of the Borrower be maintained as, and/or converted into, ABR Loans or LIBOR Loans, provided that all Tranche B-1 Term Loans made by each of the Tranche B-1 Term Loan Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Tranche B-1 Term Loans of the same Type and (B) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed.  On the Tranche B Term Loan Maturity Date, all then unpaid Tranche B-1 Term Loans shall be repaid in full in Dollars.

(ii)  Subject to and upon the terms and conditions set forth in the Existing Credit Agreement, each Tranche B-2 Term Loan Lender severally, but not jointly, made a loan or loans (each a “Tranche B-2 Term Loan”) on the Closing Date to the Borrower in Dollars, which Tranche B-2 Term Loans collectively are in an aggregate principal amount equal to $600,000,000.  As of the Restatement Effective Date, after giving effect to the First Amendment and the conversion of certain Tranche B-2 Term Loans to Tranche C Term Loans as contemplated therein, the aggregate principal amount of outstanding Tranche B-2 Term Loans is $311,428,005.83.  Such Tranche B-2 Term Loans (A) may at the option of the Borrower be maintained as, and/or converted into, ABR Loans or LIBOR Loans, provided that all Tranche B-2 Term Loans made by each of the Tranche B-2 Term Loan Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Tranche B-2 Term Loans of the same Type and (B) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed.  On the Tranche B Term Loan Maturity Date, all then unpaid Tranche B-2 Term Loans shall be repaid in full in Dollars.

(iii)          On the Restatement Effective Date, in accordance with and upon the terms and conditions set forth herein and in the First Amendment, the applicable Tranche B-1 Term Loans and Tranche B-2 Term Loans, in each case as defined in the Existing Credit Agreement, of each Lender exercising its option to extend the Maturity Date of its Tranche B-1 Term Loans or Tranche B-2 Term Loans, as applicable, pursuant to the First Amendment are hereby continued hereunder and converted into and reclassified as Tranche C Term Loans.  As of the Restatement Effective Date, after giving effect to the First Amendment and the conversion of certain Tranche B-1 Term Loans and Tranche B-2 Term Loans to Tranche C Term Loans as contemplated therein, the aggregate principal amount of outstanding Tranche C Term Loans is $879,700,446.78.  All other Tranche B-1 Term Loans and Tranche B-2 Term Loans, in each case, under and as defined in the Existing Credit Agreement, are hereby continued hereunder as Tranche B-1 Term Loans and Tranche B-2 Term Loans, respectively.  On and after the Restatement Effective Date, (1) all Tranche C Term Loans (x) may at the option of the Borrower be maintained as, and/or converted into, ABR Loans or LIBOR Loans, provided that all Tranche C Term Loans made by each of the Tranche C Term Loan Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Tranche C Term Loans of the same Type and (y) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed, (2) all Tranche C Term Loans shall rank pari passu in right of payment and security with, and otherwise have the same rights and benefits as, the Term Loans outstanding immediately prior to the Restatement Effective Date under the Existing Credit Agreement, the other Credit Documents and all other Obligations and (3) no waiver, amendment, supplement or modification of this Agreement shall amend Section 11.14 or 11.15, decrease any Tranche C Repayment Amount, extend any scheduled Tranche C Repayment Date or decrease the amount or allocation of any mandatory prepayment to be received by any Tranche C Term Loan Lender, in each case without the written consent of the Required Tranche C Term Loan Lenders.  On the Tranche C Term Loan Maturity Date, all then unpaid Tranche C Term Loans shall be repaid in full in Dollars.

(iv)          For the avoidance of doubt, the Borrower and the other Credit Parties hereby acknowledge and agree that all Term Loans (including all Tranche B-1 Term Loans, Tranche B-2 Term Loans and Tranche C Term Loans) shall have been borrowed by the Borrower as of the date funds were initially advanced to the Borrower in respect thereof.

(b)           Each Lender may at its option make any LIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan and (ii) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the Borrower resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.10 shall apply).

(c)           Notwithstanding anything to the contrary in this Agreement:

(i)            on the Restatement Effective Date, (A) all Tranche B-1 Term Loans and all Tranche B-2 Term Loans that were outstanding as LIBOR Loans immediately prior to the time of continuation thereof as Tranche B-1 Term Loans and Tranche B-2 Term Loans hereunder pursuant to Section 2.1(a)(iii) shall be continued as LIBOR Loans in a single Borrowing for each Class thereof with an Interest Period to be selected by the Borrower two Business Days prior to the Restatement Effective Date pursuant to a continuation notice delivered in accordance with Section 2.6, (B) all Tranche C Term Loans that are reclassified from any Tranche B-1 Term Loans or Tranche B-2 Term Loans that were outstanding as LIBOR Loans immediately prior to the time of conversion and reclassification thereof as Tranche C Term Loans hereunder pursuant to Section 2.1(a)(iii) shall be continued as LIBOR Loans in a single Borrowing with an Interest Period to be selected by the Borrower two Business Days prior to the Restatement Effective Date pursuant to a continuation notice delivered in accordance with Section 2.6 and (C) all Tranche B-1 Term Loans, Tranche B-2 Term Loans and Tranche C Term Loans that were outstanding as ABR Loans prior to the Restatement Effective Date shall be deemed made as ABR Loans in an amount equal to the principal amount of such Tranche B-1 Term Loans, Tranche B-2 Term Loans and Tranche C Term Loans outstanding as ABR Loans immediately prior to the time of continuation, conversion and/or reclassification thereof as Tranche B-1 Term Loans, Tranche B-2 Term Loans and Tranche C Term Loans hereunder pursuant to Section 2.1(a)(iii);

(ii)           (A) on the Restatement Effective Date, the Borrower shall pay to the Lenders holding such Term Loans all interest accrued on all Tranche B-1 Term Loans and Tranche B-2 Term Loans, in each case, under and as defined the Existing Credit Agreement for the period up to but not including the Restatement Effective Date, together with any breakage payable under Section 2.11, and (B) from and after the Restatement Effective Date, all Tranche B-1 Term Loans, Tranche B-2 Term Loans and Tranche C Term Loans shall continue to accrue interest in accordance with Section 2.8; and

(iii)          no continuation, conversion or reclassification of outstanding Term Loans pursuant to Section 2.1(a)(iii) shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement that would result in the application or operation of the provisions of Section 5.2(a) (but shall, notwithstanding the foregoing, entitle the Tranche C Term Loan Lenders to the amounts set forth in Section 5(b) of the First Amendment).

2.2.         Minimum Amount of Each Borrowing; Maximum Number of Borrowings.  The aggregate principal amount of each Borrowing of Term Loans shall be in a minimum amount of at least the Minimum Borrowing Amount for such Type of Loans and in a multiple of $1,000,000 in excess thereof.  At no time shall there be outstanding more than 20 Borrowings of LIBOR Loans under this Agreement.

2.3.         Notice of Borrowing.

(a)           The Borrower shall give the Administrative Agent at the Administrative Agent’s Office (i) prior to 12:00 Noon (New York City time) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of the Borrowing of Term Loans if such Term Loans are to be initially LIBOR Loans and (ii) written notice (or telephonic notice promptly confirmed in writing) prior to 12:00 Noon (New York City time) on the date of the Borrowing of Term Loans if such Term Loans are to be ABR Loans.  Such notice (a “Notice of Borrowing”) shall specify (i) the aggregate principal amount of the Term Loans to be made, (ii) the date of the Borrowing and (iii) whether the Term Loans shall consist of ABR Term Loans and/or LIBOR Loans and, if the Term Loans are to include LIBOR Loans, the Interest Period to be initially applicable thereto.  The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of the proposed Borrowing of Term Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

(b)       Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower.

2.4.         Disbursement of Funds.

(a)           No later than 2:00 p.m. (New York City time) on the date specified in each Notice of Borrowing, each Lender will make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below.

(b)           Each Lender shall make available all amounts it is to fund to the applicable Borrower under any Borrowing for its applicable Commitments, and in immediately available funds to the Administrative Agent at the Administrative Agent’s Office in Dollars and the Administrative Agent will make available to the Borrower, by depositing to an account designated by the Borrower to the Administrative Agent the aggregate of the amounts so made available in Dollars.  Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available such amount to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent in Dollars.  The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Overnight Rate or (ii) if paid by the Borrower, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8, for the respective Loans.

(c)       Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5.         Repayment of Loans; Evidence of Debt.

(a)       The Borrower shall repay to the Administrative Agent, in Dollars, for the benefit of the Tranche B-1 Term Loan Lenders, on the Tranche B Term Loan Maturity Date, the then outstanding Tranche B-1 Term Loans.  The Borrower shall repay to the Administrative Agent, in Dollars, for the benefit of the Tranche B-2 Term Loan Lenders, on the Tranche B Term Loan Maturity Date, the then outstanding Tranche B-2 Term Loans.  The Borrower shall repay to the Administrative Agent, in Dollars, for the benefit of the Tranche C Term Loan Lenders, on the Tranche C Term Loan Maturity Date, the then outstanding Tranche C Term Loans.

(b)       In addition to the provision set forth in clause (a) above, (i) the Borrower shall repay to the Administrative Agent, in Dollars, for the benefit of the Tranche B-1 Term Loan Lenders, on the last Business Day of each March, June, September and December, commencing with the first such date following the Restatement Effective Date (each, a “Tranche B-1 Repayment Date”), an aggregate principal amount equal to 0.25% of the aggregate principal amount of all Tranche B-1 Term Loans outstanding on the Restatement Effective Date (each, a “Tranche B-1 Repayment Amount”) (which payments shall be reduced as a result of the application of prepayments to Tranche B-1 Term Loans in accordance with the order of priority set forth in Section 5.2(b) (regardless of whether such prepayments were made prior to the Restatement Effective Date or are made thereafter)), (ii) the Borrower shall repay to the Administrative Agent, in Dollars, for the benefit of the Tranche B-2 Term Loan Lenders, on the last Business Day of each March, June, September and December, commencing with the first such date following the Restatement Effective Date

(each, a “Tranche B-2 Repayment Date”), an aggregate principal amount equal to 0.25% of the aggregate principal amount of all Tranche B-2 Term Loans outstanding on the Closing Date (each, a “Tranche B-2 Repayment Amount”) (which payments shall be reduced as a result of the application of prepayments to Tranche B-2 Term Loans in accordance with the order of priority set forth in Section 5.2(b) (regardless of whether such prepayments were made prior to the Restatement Effective Date or are made thereafter)) and (iii) the Borrower shall repay to the Administrative Agent, in Dollars, for the benefit of the Tranche C Term Loan Lenders, on the last Business Day of each March, June, September and December, commencing with the first such date following the Restatement Effective Date (each, a “Tranche C Repayment Date”), an aggregate principal amount equal to 0.25% of the aggregate principal amount of all Tranche C Term Loans outstanding on the Restatement Effective Date (each, a “Tranche C Repayment Amount”) (which payments shall be reduced as a result of the application of prepayments to Tranche C Term Loans in accordance with the order of priority set forth in Section 5.2(b) (regardless of whether such prepayments were made prior to the Restatement Effective Date or are made thereafter)).  Any reduction to any Tranche B-1 Repayment Amount or Tranche B-2 Repayment Amount, in each case, under and as defined in the Existing Credit Agreement, as a result of prepayments of Tranche B-1 Term Loans or Tranche B-2 Term Loans, in each case, under and as defined in the Existing Credit Agreement prior to the Restatement Effective Date shall be credited towards and shall be deemed to have reduced any Tranche C Repayment Amount with respect to any such Tranche B-1 Term Loans or Tranche B-2 Term Loans converted and reclassified as Tranche C Term Loans on the Restatement Effective Date by an amount equal to the aggregate amount of such prepayments.

(c)       In the event that any New Term Loans are made, such New Term Loans shall, subject to Section 2.14(d), be repaid by the Borrower in the amounts (each, a “New Term Loan Repayment Amount”) and on the dates (each a “New Term Loan Repayment Date”) set forth in the applicable Joinder Agreement.

(d)       Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(e)       The Administrative Agent shall maintain the Register pursuant to Section 13.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, whether such Loan is a Tranche B-1 Term Loan, a Tranche B-2 Term Loan, a Tranche C Term Loan or a New Term Loan of any Series, as applicable, the Class and Type of each Loan made, the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(f)        The entries made in the Register and accounts and subaccounts maintained pursuant to clauses (d) and (e) of this Section 2.5 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

2.6.         Conversions and Continuations.

(a)           Subject to the penultimate sentence of this clause (a), (x) the Borrower shall have the option on any Business Day to convert all or a portion equal to at least $5,000,000 of the outstanding principal amount of Term Loans of one Type into a Borrowing or Borrowings of another Type and (y) each Borrower shall have the option on any Business Day to continue the outstanding principal amount of any LIBOR Loans as LIBOR Loans for an additional Interest Period, provided that (i) no partial conversion of LIBOR Loans shall reduce the outstanding principal amount of LIBOR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) ABR Loans may not be converted into LIBOR Loans if a Default or Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversion, (iii) LIBOR Loans may not be continued as LIBOR Loans for an additional Interest Period if a Default or Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation and (iv) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2.  Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent at the Administrative Agent’s Office prior to 12:00 Noon (New York City time) at least (i) three Business Days’, in the case of a continuation of or conversion to LIBOR Loans or (ii) one Business Day’s in the case of a conversion into ABR Loans, prior written notice (or telephonic notice promptly confirmed in writing) (each, a “Notice of Conversion or Continuation”) specifying the Loans to be so converted or continued, the Type of Loans to be converted into or continued and, if such Loans are to be converted into or continued as LIBOR Loans, the Interest Period to be initially applicable thereto.  The Administrative Agent shall give each applicable Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.

(b)           If any Default or Event of Default is in existence at the time of any proposed continuation of any LIBOR Loans and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, such LIBOR Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans.  If upon the expiration of any Interest Period in respect of LIBOR Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in clause (a) above, the Borrower shall be deemed to have elected to convert such Borrowing of LIBOR Loans into a Borrowing of ABR Loans, effective as of the expiration date of such current Interest Period.

2.7.         Pro Rata Borrowings.  Each extension of New Term Loans with respect to any Series under this Agreement shall be made by the Lenders pro rata on the basis of their then applicable New Term Loan Commitments with respect to such Series.  It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender severally but not jointly shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and (b) failure by a Lender to perform any of its obligations under any of the Credit Documents shall not release any Person from performance of its obligation under any Credit Document.

2.8.         Interest.

(a)           The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin plus the ABR, in each case, in effect from time to time.

(b)           The unpaid principal amount of each LIBOR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin plus the relevant LIBOR Rate.

(c)           If all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is (the “Default Rate”) (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2% or (y) in the case of any overdue interest, to the extent permitted by applicable law, the rate described in Section 2.8(a) plus 2% from the date of such non-payment to the date on which such amount is paid in full (after as well as before judgment).

(d)           Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable in Dollars; provided that any Loan that is repaid on the same date on which it is made shall bear interest for one day.  Except as provided below, interest shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last Business Day of each March, June, September and December, (ii) in respect of each LIBOR Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period and (iii) in respect of each Loan, (A) on any prepayment, (B) at maturity (whether by acceleration or otherwise) and (C) after such maturity, on demand.

(e)           All computations of interest hereunder shall be made in accordance with Section 5.5.

(f)            The Administrative Agent, upon determining the interest rate for any Borrowing of LIBOR Loans, shall promptly notify the Borrower and the relevant Lenders thereof.  Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

2.9.         Interest Periods.  At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of LIBOR Loans in accordance with Section 2.6(a), the Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower be a one, two, three or six or (if available to all the Lenders making such LIBOR Loans as determined by such Lenders in good faith based on prevailing market conditions) a nine or twelve month period.

Notwithstanding anything to the contrary contained above:

(a)               the initial Interest Period for any Borrowing of LIBOR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(b)               if any Interest Period relating to a Borrowing of LIBOR Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)               if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period in respect of a LIBOR Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and

(d)               the Borrower shall not be entitled to elect any Interest Period in respect of any LIBOR Loan if such Interest Period would extend beyond the applicable Maturity Date of such Loan.

2.10.       Increased Costs, Illegality, Etc.

(a)               In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i)            on any date for determining the LIBOR Rate for any Interest Period that (x) deposits in the principal amounts and currencies of the Loans comprising such LIBOR Borrowing are not generally available in the relevant market or (y) by reason of any changes arising on or after the Closing Date affecting the interbank LIBOR market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR Rate; or

(ii)     at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Loans (other than any increase or reduction attributable to Taxes) because of (x) any change since the Closing Date in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order), such as, for example, without limitation, a change in official reserve requirements, and/or (y) other circumstances affecting the interbank LIBOR market or the position of such Lender in such market; or

(iii)    at any time, that the making or continuance of any LIBOR Loan has become unlawful as a result of compliance by such Lender in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the Closing Date that materially and adversely affects the interbank LIBOR market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders).  Thereafter (x) in the case of clause (i) above, LIBOR Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion given by the Borrower with respect to LIBOR Loans that have not yet been incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Lender, promptly after receipt of written demand therefor such additional amounts as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of subclause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.

(b)       At any time that any LIBOR Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrower may (and in the case of a LIBOR Loan affected pursuant to Section 2.10(a)(iii) shall) either (x) if the affected LIBOR Loan is then being made pursuant to a Borrowing, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected LIBOR Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such LIBOR Loan into an

ABR Loan, provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c)       If, after the Closing Date, any Change in Law relating to capital adequacy of any Lender or compliance by any Lender or its parent with any Change in Law relating to capital adequacy occurring after the Closing Date, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s or its Affiliate’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent or its Affiliate could have achieved but for such Change in Law (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy), then from time to time, promptly after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any law, rule or regulation as in effect on the Closing Date.  Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the applicable Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice.

(d)       It is understood that this Section 2.10 shall not apply to (i) Taxes indemnifiable under Section 5.4, (ii) net income taxes and franchise and excise taxes (imposed in lieu of net income taxes) imposed on any Agent or Lender or (iii) Taxes included under clauses (c) and (d) of the definition of Excluded Taxes.

2.11.       Compensation.  If (a) any payment of principal of any LIBOR Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such LIBOR Loan as a result of a payment or conversion pursuant to Section 2.5, 2.6, 2.10, 5.1, 5.2 or 13.7, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of LIBOR Loans is not made as a result of a withdrawn Notice of Borrowing, (c) any ABR Loan is not converted into a LIBOR Loan as a result of a withdrawn Notice of Conversion or Continuation, (d) any LIBOR Loan is not continued as a LIBOR Loan, as the case may be, as a result of a withdrawn Notice of Conversion or Continuation or (e) any prepayment of principal of any LIBOR Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, the Borrower shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such LIBOR Loan.

2.12.       Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(b) or 5.4 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section.  Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.10 or 5.4.

2.13.       Notice of Certain Costs.  Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11 or 5.4 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the 181st day prior to the giving of such notice to the Borrower.

2.14.       Incremental Facilities.

(a)           The Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more additional tranches of term loans (the commitments thereto, the “New Term Loan Commitments”), by an amount not in excess of the Maximum Incremental Facilities Amount in the aggregate from the Closing Date and not less than $50,000,000 individually (or such lesser individual amount as shall constitute all remaining available amounts under the Maximum Incremental Facilities Amount on such date).  Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that the New Term Loan Commitments shall be effective, which shall be a date not less than ten Business Days after the date on which such notice is delivered to the Administrative Agent.  The Borrower may approach any Lender or any Person (other than a natural person) to provide all or a portion of the New Term Loan Commitments; provided that any Lender offered or approached to provide all or a portion of the New Term Loan Commitments may elect or decline, in its sole discretion, to provide a New Term Loan Commitment.  In each case, such New Term Loan Commitments shall become effective as of the applicable Increased Amount Date; provided that (i) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Term Loan Commitments, as applicable; (ii) both before and after giving effect to the making of any Series of New Term Loans, each of the conditions set forth in Section 7 shall be satisfied; (iii) the New Term Loan Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower and Administrative Agent, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 5.4(e); (iv) the Borrower shall make any payments required pursuant to Section 2.11 in connection with the New Term Loan Commitments, as applicable; and (v) the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by Administrative Agent in connection with any such transaction.  Any New Term Loans made on an Increased Amount Date shall be designated a separate series (a “Series”) of New Term Loans for all purposes of this Agreement.

(b)       [Reserved].

(c)       On any Increased Amount Date on which any New Term Loan Commitments of any Series are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each Lender with a New Term Loan Commitment (each, a “New Term Loan Lender”) of any Series shall make a Loan to the Borrower (a “New Term Loan”) in an amount equal to its New Term Loan Commitment of such Series, and (ii) each New Term Loan Lender of any Series shall become a Lender hereunder with respect to the New Term Loan Commitment of such Series and the New Term Loans of such Series made pursuant thereto.  Notwithstanding anything to the contrary contained herein, (x) to the extent the first $100,000,000 of the Maximum Incremental Facilities Amount, or any portion thereof, shall comprise New Term Loan Commitments to be obtained by the Borrower pursuant to this Section 2.14, such New Term Loan Commitments (and corresponding New Term Loans) shall not be permitted to be obtained hereunder unless the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio, on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness, shall be no greater than 4.25 to 1.00 on the date of such incurrence (based on the Consolidated EBITDA as of the most recent Test Period); and (y) with respect to all remaining New Term Loan Commitments to be obtained by the Borrower pursuant to this Section 2.14, such New Term Loan Commitments (and corresponding New Term Loans) shall not be permitted to be obtained hereunder unless the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio, on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness, shall be no greater than 4.00 to 1.00 on the date of such incurrence (based on the Consolidated EBITDA as of the most recent Test Period).

(d)       The terms and provisions of the New Term Loans and New Term Loan Commitments of any Series shall be, except as otherwise set forth herein or in the applicable Joinder Agreement, at the option of the Borrower, identical to the existing Tranche B-1 Term Loans, Tranche B-2 Term Loans or Tranche C Term Loans; provided that (i) the applicable New Term Loan Maturity Date of each Series shall be no earlier than the Tranche C Term Loan Maturity Date and mandatory prepayment and other payment rights (other than scheduled amortization) of the New Term Loans shall be identical to those applicable to the existing Tranche B-1 Term Loans, Tranche B-2 Term Loans or Tranche C Term Loans, as the case may be, (ii) the rate of interest and the amortization schedule applicable to the New Term Loans of each Series shall be determined by the Borrower and the applicable new Lenders and shall be set forth in each applicable Joinder Agreement; provided that such amortization schedule shall not have a weighted average life to maturity that is shorter than that applicable to the Tranche B Term Loans and Tranche C Term Loans in effect at that time and (iii) all other terms applicable to the New Term Loans of each Series that differ from the existing Tranche B-1 Term Loans, Tranche B-2 Term Loans or Tranche C Term Loans, as the case may be, shall be reasonably acceptable to the Administrative Agent (as evidenced by its execution of the applicable Joinder Agreement).

(e)       Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provision of this Section 2.14.

2.15.       Option to Extend.

(a)       The Borrower may at any time and from time to time request that all or a portion of the Term Loans of any Class (an “Existing Term Loan Class”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so converted, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.15.  In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Term Loan Class) (an “Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall be identical to the Term Loans of the Existing Term Loan Class from which they are to be converted except (i) the scheduled final maturity date shall be extended and all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization of principal of the Term Loans of such Existing Term Loan Class (with any such delay resulting in a corresponding reduction to the scheduled amortization payments reflected in Section 2.5 or in the Joinder Agreement, as the case may be, with respect to the Existing Term Loan Class from which such Extended Term Loans were converted, in each case as more particularly set forth in Section 2.15(d)), (ii)(A) the interest margins with respect to the Extended Term Loans may be higher or lower than the interest margins for the Term Loans of such Existing Term Loan Class and/or (B) additional fees may be payable to the Lenders providing such Extended Term Loans in addition to or in lieu of any increased margins contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment, (iii) the Extended Term Loans may (A) so long as Term Loans of the Existing Term Loan Class are outstanding, have covenants, events of default, guarantees and other terms which are different from the covenants, events of default, guarantees and other terms with respect to the Existing Term Loan Class so long as such covenants, events of default, guarantees and other terms are not more restrictive to the Borrower and the Restricted Subsidiaries than those applicable to such Existing Term Loan Class and (B) beginning with the first full quarter after the quarter in which all Term Loans of the Existing Term Loan Class have been paid off in full, have such covenants, events of default, guarantees and other terms as agreed to by the Borrower and the Extending Lenders.  No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Class converted into Extended Term Loans pursuant to any Extension Request.  Any Extended Term Loans of any Extension Series shall constitute a separate Class of Term Loans from the Existing Term Loan Class from which they were converted.

(b)       The Borrower shall provide the applicable Extension Request at least five Business Days (or such later date as the Administrative Agent may agree to in its sole discretion) prior to the date on which Lenders under the applicable Existing Term Loan Class or Existing Term Loan Classes are requested to respond.  Any Lender (an “Extending Lender”) wishing to have all or a portion of its Term Loans of the Existing Term Loan Class or Existing Term Loan Classes subject to such Extension Request converted into Extended Term Loans shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans of the Existing Term Loan Class or Existing Term Loan Classes subject to such Extension Request that it has elected to convert into Extended Term Loans.  In the event that the aggregate amount of Term Loans of the Existing Term Loan Class or Existing Term Loan Classes subject to Extension Elections exceeds the amount of Extended Term Loans requested pursuant to the Extension Request, Term Loans of the Existing Term Loan Class or Existing Term Loan Classes subject to Extension Elections shall be converted to Extended Term Loans on a pro rata basis based on the amount of Term Loans included in each such Extension Election.

(c)       Extended Term Loans shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which, except with respect to Section 2.15 Additional Amendments which shall be subject to the requirements of Sections 2.1(a)(iii)(3) and 13.1 as provided for below, notwithstanding anything to the contrary set forth in Section 2.1(a)(iii)(3) or 13.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Term Loans established thereby) executed by the Credit Parties, the Administrative Agent and the Extending Lenders.  No Extension Amendment shall provide for any tranche of Extended Term Loans in an aggregate principal amount that is less than $250,000,000.  In addition to any terms and changes required or permitted by Sections 2.15(a) and 2.15(b), each Extension Amendment (i) shall amend the scheduled amortization payments pursuant to Section 2.5 or the applicable Joinder Agreement with respect to the Existing Term Loan Class from which the Extended Term Loans were converted to reduce each scheduled Repayment Amount for the Existing Term Loan Class in the same proportion as the amount of Term Loans of the Existing Term Loan Class is to be converted pursuant to such Extension Amendment (it being understood that the amount of any Repayment Amount payable with respect to any individual Term Loan of such Existing Term Loan Class that is not an Extended Term Loan shall not be reduced as a result thereof) and (ii) may, but shall not be required to, impose additional requirements (not inconsistent with the provisions of this Agreement in effect at such time) with respect to the final maturity and weighted average life to maturity of New Term Loans incurred following the date of such Extension Amendment; provided that any changes to the requirements with respect to the final maturity date and weighted average life to maturity of New Term Loans shall neither reduce the minimum weighted average life to maturity nor shorten the earliest permitted final maturity date to a date earlier than such date under the Existing Term Loans as was in effect prior to such Extension Amendment.  Notwithstanding anything to the contrary in this Section 2.15 and without limiting the generality or applicability of Section 2.1(a)(iii)(3) or 13.1 to any Section 2.15 Additional Amendments (as defined below), any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.15 Additional Amendment”) to this Agreement and the other Credit Documents; provided that such Section 2.15 Additional Amendments comply with and do not conflict with the requirements of Section 2.15(a) and do not become effective prior to the time that such Section 2.15 Additional Amendments have been consented to (including, without limitation, pursuant to (A) consents applicable to holders of New Term Loans provided for in any Joinder Agreement and (B) consents applicable to holders of any Extended Term Loans provided for in any Extension Amendment) by such of the Lenders, Credit Parties and other parties (if any) as may be required in order for such Section 2.15 Additional Amendments to become effective in accordance with Section 2.1(a)(iii)(3) and 13.1.  It is understood and agreed that each Lender that has consented to an Extension Amendment will consent for all purposes requiring its consent, and shall at the effective time thereof be deemed to consent to each amendment to this Agreement and the other Credit Documents authorized by this Section 2.15 and the arrangements described above in connection therewith except that the foregoing shall not constitute a consent on behalf of any Lender to the terms of any Section 2.15 Additional Amendment.  In connection with any Extension Amendment, the Borrower shall deliver such documents as may be reasonably requested by the Administrative Agent in connection with any such transaction, including legal opinions, board resolutions, officers’ certificates and reaffirmation agreements, in each case, reasonably acceptable to the Administrative Agent.

(d)       Notwithstanding anything to the contrary contained in this Agreement, on any date on which any Existing Term Loan Class is converted to extend the related scheduled maturity date(s) in accordance with Section 2.15(a) and/or 2.15(b) above (an “Extension Date”), the aggregate principal amount of the Existing Term Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Term Loans so converted by such Lender on such date, and the Extended Term Loans shall be established as a separate Class of Term Loans (together with any other Extended Term Loans so established on such date).

SECTION 3.                [Reserved].

SECTION 4.                Commitment Terminations

4.1.         Mandatory Termination of Commitments.  The New Term Loan Commitment for any Series shall, unless otherwise provided in the applicable Joinder Agreement, terminate at 5:00 p.m. (New York City time) on the Increased Amount Date for such Series.

SECTION 5.                Payments

5.1.         Voluntary Prepayments.  The Borrower shall have the right to prepay its Term Loans in whole or in part from time to time on the following terms and conditions:  (a) the Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice (or telephonic notice promptly confirmed in writing) of its intent to make such prepayment, the amount of such prepayment and (in the case of LIBOR Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower no later than 12:00 noon (New York City time) (i) in the case of LIBOR Loans, three Business Days prior to and (ii) in the case of ABR Loans, one Business Day prior to, the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders; (b) each partial prepayment of (i) any Borrowing of LIBOR Loans shall be in a minimum amount of $5,000,000 and in multiples of $1,000,000 in excess thereof and (ii) any ABR Loans shall be in a minimum amount of $1,000,000 and in multiples of $100,000 in excess thereof; provided that no partial prepayment of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Loans made pursuant to such Borrowing to an amount less than the applicable Minimum Borrowing Amount for such LIBOR Loans; and (c) any prepayment of LIBOR Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrower with the applicable provisions of Section 2.11.  Each prepayment in respect of any Term Loans pursuant to this Section 5.1 shall be applied to one or more Classes of Term Loans as designated by the Borrower pro rata within such Class and shall reduce the applicable remaining Repayment Amounts due under such

Class in such order as the Borrower may specify (it being understood and agreed that the Borrower may elect to prepay any Class of Term Loans without any corresponding prepayment to any other Class of Term Loans).  In the absence of a designation by the Borrower as described in the preceding sentence, any prepayment in respect of any Term Loans pursuant to this Section 5.1 shall be applied to the Term Loans in the same manner as provided for in Section 5.2(b)(i) with respect to mandatory prepayments.

5.2.         Mandatory Prepayments.

(a)           Term Loan Prepayments.  (i) On each occasion that a Prepayment Event occurs, the Borrower shall, within three Business Days after its receipt of the Net Cash Proceeds of a Debt Incurrence Prepayment Event and within seven Business Days after the occurrence of any other Prepayment Event (or, in the case of Deferred Net Cash Proceeds, within seven Business Days after the Deferred Net Cash Proceeds Payment Date), prepay, in accordance with clause (b) below, Term Loans in a principal amount equal to 100% of the Net Cash Proceeds from such Prepayment Event; provided that, at the option of the Borrower, the Net Cash Proceeds of any Disposition of ABL Collateral, to the extent required under the ABL Documents, may be used to prepay outstanding loans under the ABL Facility.

(ii)           Not later than the date that is ninety days after the last day of any fiscal year (commencing with the fiscal year ending on February 3, 2012), the Borrower shall prepay, in accordance with clause (b) below, Term Loans in a principal amount equal to (x) 50% of Excess Cash Flow for such fiscal year, provided that (A) the percentage in this Section 5.2(a)(ii) shall be reduced to 25% if the ratio of Consolidated Total Debt on the date of prepayment (prior to giving effect thereto and as certified by an Authorized Officer of the Borrower) to Consolidated EBITDA for the most recent Test Period ended prior to such prepayment date is less than or equal to 6.0 to 1.0 but greater than 5.0 to 1.0 and (B) no payment of any Term Loans shall be required under this Section 5.2(a)(ii) if the ratio of Consolidated Total Debt on the date of prepayment (prior to giving effect thereto and as certified by an Authorized Officer of the Borrower) to Consolidated EBITDA for the most recent Test Period ended prior to such prepayment date is less than or equal to 5.0 to 1.00, minus (y) the principal amount of Term Loans voluntarily prepaid pursuant to Section  5.1 during such fiscal year.

(b)       Application to Repayment Amounts.  Subject to Section 5.2(f), (i) each prepayment of Term Loans required by Section 5.2(a)(i) (other than any prepayment with the Net Cash Proceeds of Credit Agreement Refinancing Indebtedness) or 5.2(a)(ii) shall be allocated pro rata among the Tranche B Term Loans, Tranche C Term Loans and the New Term Loans based on the applicable remaining Repayment Amounts due thereunder and shall be applied, first, to the next eight unpaid Repayment Amounts due in respect of such Term Loans in direct order of maturity thereof, and, second, on a pro rata basis among the remaining unpaid Repayment Amounts due in respect of such Term Loans and (ii) each prepayment of Term Loans required by Section 5.2(a)(i) with the Net Cash Proceeds of Credit Agreement Refinancing Indebtedness shall be applied solely to the Term Loans being refinanced by such Credit Agreement Refinancing Indebtedness.  Subject to Section 5.2(f), with respect to each such prepayment, the Borrower will, not later than the date specified in Section 5.2(a) for making such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing and which shall include a calculation of the amount of such prepayment to be applied to each Class of Term Loans) requesting that the Administrative Agent provide notice of such prepayment to each Lender.

(c)       Application to Term Loans.  With respect to each prepayment of Term Loans required by Section 5.2(a), the Borrower may, if applicable, designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made.  In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(d)       LIBOR Interest Periods.  In lieu of making any payment pursuant to this Section 5.2 in respect of any LIBOR Loan other than on the last day of the Interest Period therefor so long as no Event of Default shall have occurred and be continuing, the Borrower at its option may deposit with the Administrative Agent an amount equal to the amount of the LIBOR Loan to be prepaid and such LIBOR Loan shall be repaid on the last day of the Interest Period therefor in the required amount.  Such deposit shall be held by the Administrative Agent in a corporate time deposit account established on terms reasonably satisfactory to the Administrative Agent, earning interest at the then-customary rate for accounts of such type.  Such deposit shall constitute cash collateral for the LIBOR Loans to be so prepaid, provided that the Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 5.2.

(e)       Minimum Amount.  No prepayment shall be required pursuant to Section 5.2(a)(i) (i) in the case of any Disposition yielding Net Cash Proceeds of less than $2,000,000 in the aggregate and (ii) other than with respect to Debt Incurrence Prepayment Events, unless and until the amount at any time of Net Cash Proceeds from Prepayment Events (other than Debt Incurrence Prepayment Events) required to be applied at or prior to such time pursuant to such Section and not yet applied at or prior to such time to prepay Term Loans pursuant to such Section exceeds $25,000,000 in the aggregate for all Prepayment Events (other than those that are under the threshold specified in subclause (i) (other than Debt Incurrence Prepayment Events)) in any one fiscal year, at which time all such Net Cash Proceeds referred to in this subclause (ii) with respect to such fiscal year shall be applied as a prepayment in accordance with this Section 5.2.

(f)        Rejection Right.  The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to Section 5.2(a), in each case at least three Business Days prior to the date of such prepayment.  Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment.  The Administrative Agent will promptly notify each Lender holding Term Loans of the contents of the Borrower’s prepayment notice and of such Lender’s pro rata share of the prepayment.  Each Tranche B Term Loan Lender, Tranche C Term Loan Lender and New Term Loan Lender may reject all or a portion of its pro rata share of any such prepayment of Term Loans required to be made pursuant to Section 5.2(a) other than any prepayment with the Net Proceeds of Credit Agreement Refinancing Indebtedness (such declined amounts, the “Declined Proceeds”) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00

p.m. (New York time) one Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment.  Each Rejection Notice shall specify the principal amount of the mandatory repayment of Tranche B Term Loans, Tranche C Term Loans and New Term Loans to be rejected by such Lender.  If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Tranche B Term Loans, Tranche C Term Loans and New Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such prepayment of Tranche B Term Loans, Tranche C Term Loans and New Term Loans.  Any Declined Proceeds remaining thereafter shall be retained by the Borrower (“Retained Declined Proceeds”).

(g)       Foreign Asset Sales.  Notwithstanding any other provisions of this Section 5.2, (i) to the extent that any or all of the Net Cash Proceeds from a Casualty Event of, or any asset sale by, a Restricted Foreign Subsidiary giving rise to an Asset Sale Prepayment Event (a “Foreign Asset Sale”) or any amount included in Excess Cash Flow and attributable to Foreign Subsidiaries are prohibited or delayed by applicable local law from being repatriated to the United States, such portion of the Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 5.2 but may be retained by the applicable Restricted Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Restricted Foreign Subsidiary to promptly take all actions required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans as required pursuant to this Section 5.2 and (ii) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Asset Sale or Excess Cash Flow would have a material adverse tax consequence with respect to such Net Cash Proceeds or Excess Cash Flow, the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Restricted Foreign Subsidiary, provided that, in the case of this clause (ii), on or before the date on which any Net Cash Proceeds or Excess Cash Flow so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to Section 5.2(a), (x) the Borrower applies an amount equal to such Net Cash Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Cash Proceeds or Excess Cash Flow had been received by the Borrower rather than such Restricted Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Cash Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary) or (y) such Net Cash Proceeds or Excess Cash Flow are applied to the repayment of Indebtedness of a Restricted Foreign Subsidiary.

5.3.         Method and Place of Payment.

(a)           Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto not later than 2:00 p.m. (New York City time), in each case, on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by notice to the Borrower, it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account.  All repayments or prepayments of any Loans (whether of principal, interest or otherwise) hereunder and all other payments under each Credit Document shall be made in Dollars.  The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (New York City time) or, otherwise, on the next Business Day) like funds relating to the payment of principal or interest or fees ratably to the Lenders entitled thereto.

(b)       Any payments under this Agreement that are made later than 2:00 p.m. (New York City time) shall be deemed to have been made on the next succeeding Business Day.  Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

5.4.         Net Payments.

(a)           Any and all payments made by or on behalf of the Borrower or any Guarantor under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any Indemnified Taxes; provided that if the Borrower or any Guarantor shall be required by applicable Requirements of Law to deduct or withhold any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions or withholdings applicable to additional sums payable under this Section 5.4) the Administrative Agent, the Collateral Agent or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable Borrower or such Guarantor shall make such deductions or withholdings and (iii) the applicable Borrower or such Guarantor shall timely pay the full amount deducted or withheld to the relevant Governmental Authority within the time allowed and in accordance with applicable Requirements of Law.  Whenever any Indemnified Taxes are payable by the Borrower or such Guarantor, as promptly as possible thereafter, the Borrower or Guarantor shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt (or other evidence acceptable to such Lender, acting reasonably) received by the Borrower or such Guarantor showing payment thereof.

(b)       [Reserved].

(c)       The Borrower shall timely pay and shall indemnify and hold harmless the Administrative Agent, each Collateral Agent and each Lender (whether or not such Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority) with regard to any Other Taxes.

(d)       The Borrower shall indemnify and hold harmless the Administrative Agent, the Collateral Agent and each Lender within fifteen Business Days after written demand therefor, for the full amount of any Indemnified Taxes imposed on the Administrative Agent, the Collateral Agent or such Lender as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Credit Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate setting forth reasonable detail as to the amount of such payment or liability delivered to the Borrower by a Lender, the Administrative Agent or the Collateral Agent (as applicable) on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(e)       Each Non-U.S. Lender with respect to the Tranche B Term Loans or any other Loan made to the Borrower shall, to the extent it is legally entitled to do so:

(i)            deliver to the Borrower and the Administrative Agent, prior to the date on which the first payment to the Non-U.S. Lender is due hereunder, two copies of (x) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, United States Internal Revenue Service Form W-8BEN (together with a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), (y) Internal Revenue Service Form W-8BEN or Form W-8ECI, in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments by the Borrower under this Agreement or (z) Internal Revenue Service Form W-8IMY and all necessary attachments (including the forms described in clauses (x) and (y) above, as required); and

(ii)           deliver to the Borrower and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower;

unless in any such case any Change in Law has occurred prior to the date on which any such delivery would otherwise be required that renders any such form inapplicable or would prevent such Non-U.S. Lender from duly completing and delivering any such form with respect to it and such Non-U.S. Lender promptly so advises the Borrower and the Administrative Agent.  Each Person that shall become a Participant pursuant to Section 13.6 or a Lender pursuant to Section 13.6 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 5.4(e), provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.

(f)        [Reserved].

(g)       [Reserved].

(h)       If any Lender, the Administrative Agent or the Collateral Agent, as applicable, determines, in its sole discretion, that it had received and retained a refund of an Indemnified Tax (including an Other Tax) for which a payment has been made by the Borrower pursuant to this Agreement, which refund in the good faith judgment of such Lender, the Administrative Agent or the Collateral Agent, as the case may be, is attributable to such payment made by the Borrower, then the Lender, the Administrative Agent or the Collateral Agent, as the case may be, shall reimburse the Borrower for such amount (net of all out-of-pocket expenses of such Lender, the Administrative Agent or the Collateral Agent, as the case may be, and without interest other than any interest received thereon from the relevant Governmental Authority with respect to such refund) as the Lender, Administrative Agent or the Collateral Agent, as the case may be, determines in its sole discretion to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position (taking into account expenses or any taxes imposed on the refund) than it would have been in if the payment had not been required; provided that the Borrower, upon the request of the Lender, the Administrative Agent or the Collateral Agent, agrees to repay the amount paid over to it (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender, the Administrative Agent or the Collateral Agent in the event the Lender, the Administrative Agent or the Collateral Agent is required to repay such refund to such Governmental Authority.  A Lender, the Administrative Agent or the Collateral Agent shall claim any refund that it determines is available to it, unless it concludes in its sole discretion that it would be adversely affected by making such a claim.  Neither the Lender, the Administrative Agent nor the Collateral Agent shall be obliged to disclose any information regarding its tax affairs or computations to any Credit Party in connection with this clause (h) or any other provision of this Section 5.4.

(i)        If the Borrower determines that a reasonable basis exists for contesting a Tax, each Lender or Agent, as the case may be, shall use reasonable efforts to cooperate with the Borrower as the Borrower may reasonably request in challenging such Tax.  Subject to the provisions of Section 2.12, each Lender and Agent agrees to use reasonable efforts to cooperate with the Borrower as the Borrower may reasonably request to minimize any amount payable by the Borrower or Guarantor pursuant to this Section 5.4.  The Borrower shall indemnify and hold each Lender and Agent harmless against any out-of-pocket expenses incurred by such Person in connection with any request made by the Borrower pursuant to this Section 5.4(i).  Nothing in this Section 5.4(i) shall obligate any Lender or Agent to take any action that such Person, in its sole judgment, determines may result in a material detriment to such Person.

(j)            Each Lender and Agent with respect to the Tranche B Term Loans and any other Loan made to the Borrower that is a United States person under Section 7701(a)(30) of the Code (each, a “U.S. Lender”) shall deliver to the Borrower and the Administrative Agent two United States Internal Revenue Service Forms W-9 (or substitute or successor form), properly completed and duly executed, certifying that such Lender or Agent is exempt from United States backup withholding (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before the date that such form expires or becomes obsolete, (iii) after the occurrence of a change in the Agent’s or Lender’s circumstances requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and (iv) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.

(k)           Any amount payable under this Agreement or any other Credit Document by the Borrower or a Guarantor is exclusive of any value added tax or any other Tax of a similar nature which might be chargeable in connection with that amount.  If any such Tax is chargeable, the Borrower or Guarantor, as the case may be, shall pay to the Administrative Agent, Collateral Agent or Lender, as the case may be, (in addition to and at the same time as paying that amount) an amount equal to the amount of that Tax.

(l)            Where this Agreement or any other Credit Document requires any party to this Agreement or any Credit Document, as the case may be, to reimburse the Administrative Agent, the Collateral Agent or a Lender for any costs or expenses, that party must also at the same time pay and indemnify the Administrative Agent, Collateral Agent, or Lender, as the case may be against all value added tax or any other Tax of a similar nature incurred by the Administrative Agent, the Collateral Agent or a Lender in respect of the costs and expenses to the extent that the Administrative Agent, Collateral Agent or Lender acting reasonably determines that it is not entitled to a credit or repayment from the relevant tax authority in respect of that tax.

(m)      The agreements in this Section 5.4 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

5.5.         Computations of Interest and Fees.  Except as provided in the next succeeding sentence, interest on LIBOR Loans and ABR Loans shall be calculated on the basis of a 360-day year for the actual days elapsed.  Interest on ABR Loans in respect of which the rate of interest is calculated on the basis of the Administrative Agent’s prime rate and interest on overdue interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

5.6.         Limit on Rate of Interest.

(a)       No Payment Shall Exceed Lawful Rate.  Notwithstanding any other term of this Agreement, the Borrower shall not be obligated to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect of the Obligations in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.

(b)       Payment at Highest Lawful Rate.  If the Borrower is not obliged to make a payment that it would otherwise be required to make, as a result of Section 5.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules and regulations.

(c)       Adjustment if Any Payment Exceeds Lawful Rate.  If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate that would be prohibited by any applicable law, rule or regulation, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8.

(d)       Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any applicable law, rule or regulation, then the Borrower shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.

SECTION 6.                [Reserved]

SECTION 7.                Conditions Precedent to All Credit Events

The agreement of each Lender to make any Loan requested to be made by it on any date is subject to the satisfaction of the following conditions precedent:

7.1.         No Default; Representations and Warranties.  At the time of each Credit Event and also after giving effect thereto (a) no Default or Event of Default shall have occurred and be continuing and (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

7.2.         Notice of Borrowing.  Prior to the making of each Term Loan, the Administrative Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.3.

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified in Section 7 above have been satisfied as of that time.

SECTION 8.                Representations, Warranties and Agreements

In order to induce the Lenders to enter into this Agreement and to make the Loans as provided for herein, the Borrower makes (on the Restatement Effective Date and on each other date as required or otherwise set forth in this Agreement) the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans:

8.1.         Corporate Status.  The Borrower and each Material Subsidiary (a) is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing (if applicable) in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

8.2.                            Corporate Power and Authority.  Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party.  Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity.

8.3.                            No Violation.  Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof nor the consummation of the transactions contemplated hereby or thereby will (a) contravene any applicable provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Credit Party or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents or Liens subject to the Intercreditor Agreement) pursuant to, the terms of any material indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which such Credit Party or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound (any such term, covenant, condition or provision, a “Contractual Requirement”) other than (x) any such breach, default or Lien that could not reasonably be expected to result in a Material Adverse Effect or (y) as disclosed on Schedule 8.3 or (c) violate any provision of the certificate of incorporation, by-laws or other organizational documents of such Credit Party or any of the Restricted Subsidiaries.

8.4.                            Litigation.  Except as set forth on Schedule 8.4, there are no actions, suits or proceedings (including Environmental Claims) pending or, to the knowledge of the Borrower, threatened with respect to the Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

8.5.                            Margin Regulations.  Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board.

8.6.                            Governmental Approvals.  The execution, delivery and performance of each Credit Document do not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect, (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents and the ABL Documents and (iii) such licenses, approvals, authorizations or consents the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

8.7.                            Investment Company Act.  The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

8.8.                            True and Complete Disclosure.

(a)                                 None of the written factual information and written data (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Borrower, any of the Subsidiaries or any of their respective authorized representatives to the Administrative Agent, any Joint Lead Arranger and Bookrunner, and/or any Lender on or before the Restatement Effective Date (including all such information and data contained in the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement of any material fact or omitted to state any material fact necessary to make such information and data (taken as a whole) not misleading at such time in light of the circumstances under which such information or data was furnished, it being understood and agreed that for purposes of this Section 8.8(a), such factual information and data shall not include pro forma financial information, projections or estimates (including financial estimates, forecasts and other forward-looking information) and information of a general economic or general industry nature.

(b)                     The projections (including financial estimates, forecasts and other forward-looking information) contained in the information and data referred to in Section 8.8(a) above were based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

8.9.                            Financial Condition; Financial Statements.  The Historical Financial Statements, in each case present fairly in all material respects the consolidated financial position of the Borrower at the respective dates of said information, statements and results of operations for the respective periods covered thereby.  The financial statements referred to in this Section 8.9 have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements.  On and after the Restatement Effective Date, there has been no Material Adverse Effect.

8.10.                     Tax Matters.  Except where the failure of which could not be reasonably expected to have a Material Adverse Effect, (a) each of the Borrower and the Subsidiaries has filed all federal income tax returns and all other tax returns, domestic and foreign, required to be filed by it and has paid all material taxes payable by it that have become due, other than those (i) not yet delinquent or (ii) contested in good faith as to which adequate reserves have been provided to the extent required by law and in accordance with GAAP and (b) the Borrower and each of the Subsidiaries have paid, or have provided adequate reserves (in the good faith judgment of management of the Borrower or such Subsidiary) in accordance with GAAP for the payment of, all federal, state, provincial and foreign taxes applicable for the current fiscal year to the Restatement Effective Date.

8.11.                     Compliance with ERISA.

(a)                                 Each Plan is in compliance with ERISA, the Code and any applicable Requirement of Law; no Reportable Event has occurred (or is reasonably likely to occur) with respect to any Plan; no Plan is insolvent or in reorganization (or is reasonably likely to be insolvent or in reorganization), and no written notice of any such insolvency or reorganization has been given to the Borrower or any ERISA Affiliate; no Plan (other than a Multiemployer Plan) has an accumulated or waived funding deficiency (or is reasonably likely to have such a deficiency); on and after the effectiveness of the Pension Act, each Plan that is subject to Title IV of ERISA has satisfied the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, and there has been no determination that any such Plan is, or is expected to be, in “at risk” status (within the meaning of Section 4010(d)(2) of ERISA);none of the Borrower or any ERISA Affiliate has incurred (or is reasonably likely to incur) any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code or has been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Plan; no proceedings have been instituted (or are reasonably likely to be instituted) to terminate or to reorganize any Plan or to appoint a trustee to administer any Plan, and no written notice of any such proceedings has been given to the Borrower or any ERISA Affiliate; and no lien imposed under the Code or ERISA on the assets of the Borrower or any ERISA Affiliate exists (or is reasonably likely to exist) nor has the Borrower or any ERISA Affiliate been notified in writing that such a lien will be imposed on the assets of the Borrower or any ERISA Affiliate on account of any Plan, except to the extent that a breach of any of the representations, warranties or agreements in this Section 8.11(a) would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect.  No Plan (other than a Multiemployer Plan) has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 8.11(a), be reasonably likely to have a Material Adverse Effect.  With respect to Plans that are Multiemployer Plans (as defined in Section 3(37) of ERISA), the representations and warranties in this Section 8.11(a), other than any made with respect to (i) liability under Section 4201 or 4204 of ERISA or (ii) liability for termination or reorganization of such Plans under ERISA, are made to the best knowledge of the Borrower.

(b)                     All Foreign Plans are in compliance with, and have been established, administered and operated in accordance with, the terms of such Foreign Plans and applicable law, except for any failure to so comply, establish, administer or operate the Foreign Plans as would not reasonably be expected to have a Material Adverse Effect.  All contributions or other payments which are due with respect to each Foreign Plan have been made in full and there are no funding deficiencies thereunder, except to the extent any such events would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.12.                     Subsidiaries. Schedule 8.12 lists each Subsidiary of the Borrower (and the direct and indirect ownership interest of the Borrower therein), in each case existing on the Restatement Effective Date.  Each Material Subsidiary as of the Restatement Effective Date has been so designated on Schedule 8.12.

8.13.                     Intellectual Property.  The Borrower and each of the Subsidiaries have obtained all intellectual property, free from burdensome restrictions, that is necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to obtain any such rights could not reasonably be expected to have a Material Adverse Effect.

8.14.                     Environmental Laws.

(a)                                 Except as could not reasonably be expected to have a Material Adverse Effect:  (i) the Borrower and each of the Subsidiaries and all Real Estate are in compliance with all Environmental Laws; (ii) neither the Borrower nor any Subsidiary is subject to any Environmental Claim or any other liability under any Environmental Law; (iii) neither the Borrower nor any Subsidiary is conducting any investigation, removal, remedial or other corrective action pursuant to any Environmental Law at any location; and (iv) no underground storage tank or related piping, or any impoundment or disposal area containing Hazardous Materials is located at, on or under any Real Estate currently owned or leased by the Borrower or any of its Subsidiaries.

(b)                                 Neither the Borrower nor any of the Subsidiaries has treated, stored, transported, released or disposed or arranged for disposal or transport for disposal of Hazardous Materials at, on, under or from any currently or formerly owned or leased Real Estate or facility in a manner that could reasonably be expected to have a Material Adverse Effect.

8.15.                     Properties.

(a)                                 Except as set forth on Schedule 8.15(a), the Borrower and each of the Subsidiaries have good and marketable title to or leasehold interests in all properties that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, free and clear of all Liens (other than any Liens permitted by this Agreement) and except where the failure to have such good title could not reasonably be expected to have a Material Adverse Effect and (b) no Mortgage encumbers improved Real Estate that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained.

8.16.                     Solvency.  On the Restatement Effective Date (after giving effect to the Amendment Transactions), immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans, the Borrower on a consolidated basis with its Subsidiaries will be Solvent.

SECTION 9.                                               Affirmative Covenants

The Borrower hereby covenants and agrees that on the Restatement Effective Date and thereafter, until the Commitments have terminated and the Loans, together with interest, fees and all other Obligations incurred hereunder (other than contingent indemnity obligations), are paid in full:

9.1.                            Information Covenants.  The Borrower will furnish to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a)                                             Annual Financial Statements.  As soon as available and in any event within 5 days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 95 days after the end of each such fiscal year), the consolidated balance sheets of the Borrower and the Subsidiaries and, if different, the Borrower and the Restricted Subsidiaries, in each case as at the end of such fiscal year, and the related consolidated statements of operations and cash flows for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal years (or, in lieu of such audited financial statements of the Borrower and the Restricted Subsidiaries, a detailed reconciliation, reflecting such financial information for the Borrower and the Restricted Subsidiaries, on the one hand, and the Borrower and the Subsidiaries, on the other hand), all in reasonable detail and prepared in accordance with GAAP, and, in each case, certified by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or as to the status of the Borrower or any of the Material Subsidiaries (or a group of Subsidiaries that together would constitute a Material Subsidiary) as to a going concern.

(b)                                             Quarterly Financial Statements.  On or before the date that is 75 days after the end of the fiscal quarter ending April 27, 2012 and, thereafter, as soon as available and in any event within 5 days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) with respect to each of the first three quarterly accounting periods in each fiscal year of the Borrower (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 50 days after the end of each such quarterly accounting period), the consolidated balance sheets of the Borrower and the Subsidiaries and, if different, the Borrower and the Restricted Subsidiaries, in each case as at the end of such quarterly period and the related consolidated statements of operations for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year (or, in lieu of such unaudited financial statements of the Borrower and the Restricted Subsidiaries, a detailed reconciliation reflecting such financial information for the Borrower and the Restricted Subsidiaries, on

the one hand, and the Borrower and the Subsidiaries, on the other hand), all of which shall be certified by an Authorized Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments.

(c)                                              Officer’s Certificates.  At the time of the delivery of the financial statements provided for in Section 9.1(a) and (b), a certificate of an Authorized Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (i) a specification of any change in the identity of the Restricted Subsidiaries and Unrestricted Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Restricted Subsidiaries and Unrestricted Subsidiaries, respectively, provided to the Lenders on the Closing Date or the most recent fiscal year or period, as the case may be, (ii) the amount of any Pro Forma Adjustment not previously set forth in a Pro Forma Adjustment Certificate or any change in the amount of a Pro Forma Adjustment set forth in any Pro Forma Adjustment Certificate previously provided and, in either case, in reasonable detail, the calculations and basis therefor.  At the time of the delivery of the financial statements provided for in Section 9.1(a), (i) a certificate of an Authorized Officer of the Borrower setting forth in reasonable detail the Applicable Amount and the Applicable Equity Amount as at the end of the fiscal year to which such financial statements relate and (ii) a certificate of an Authorized Officer of the Borrower setting forth the information required pursuant to Section I (other than section D thereof) of the Perfection Certificate or confirming that there has been no change in such information since the Closing Date or the date of the most recent certificate delivered pursuant to this clause (c)(ii), as the case may be.

(d)                                             Notice of Default; Litigation.  Promptly after an Authorized Officer of the Borrower or any of the Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto and (ii) any litigation or governmental proceeding pending against the Borrower or any of the Subsidiaries that could reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect.

(e)                                              Environmental Matters.  Promptly after obtaining knowledge of any one or more of the following environmental matters, unless such environmental matters would not, individually or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect, notice of:

(i)                                 any pending or threatened Environmental Claim against any Credit Party or any Real Estate;

(ii)                              any condition or occurrence on any Real Estate that (x) could reasonably be expected to result in noncompliance by any Credit Party with any applicable

Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Claim against any Credit Party or any Real Estate;

(iii)                           any condition or occurrence on any Real Estate that could reasonably be anticipated to cause such Real Estate to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Estate under any Environmental Law; and

(iv)                          the conduct of any investigation, or any removal, remedial or other corrective action in response to the actual or alleged presence, release or threatened release of any Hazardous Material on, at, under or from any Real Estate.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the response thereto.  The term “Real Estate” shall mean land, buildings and improvements owned or leased by any Credit Party, but excluding all operating fixtures and equipment, whether or not incorporated into improvements.

(f)                                               Other Information.  Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements with, and reports to, the SEC or any analogous Governmental Authority in any relevant jurisdiction by the Borrower or any of the Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statements on Form S-8) and copies of all financial statements, proxy statements, notices and reports that the Borrower or any of the Subsidiaries shall send to the holders of any publicly issued debt of the Borrower and/or any of the Subsidiaries (including the Senior Subordinated Notes (whether publicly issued or not)) and lenders and agents under the ABL Facility, in each case in their capacity as such holders, lenders or agents (in each case to the extent not theretofore delivered to the Administrative Agent pursuant to this Agreement) and, with reasonable promptness, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender (acting through the Administrative Agent) may reasonably request in writing from time to time.

(g)                                              Pro Forma Adjustment Certificate.  Not later than any date on which financial statements are delivered with respect to any Test Period in which a Pro Forma Adjustment is made as a result of the consummation of the acquisition of any Acquired Entity or Business by the Borrower or any Restricted Subsidiary for which there shall be a Pro Forma Adjustment, a certificate of an Authorized Officer of the Borrower setting forth the amount of such Pro Forma Adjustment and, in reasonable detail, the calculations and basis therefor.

(h)                                             Projections.  Within ninety (90) days after the end of each fiscal year (beginning with the fiscal year ending on February 3, 2012) of the Borrower, a reasonably detailed consolidated budget for the following fiscal year as customarily prepared by management of the Borrower for its internal use (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the

following fiscal year, the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of an Authorized Officer stating that such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections, it being understood that actual results may vary from such Projections.

Notwithstanding the foregoing, the obligations in clauses (a), (b) and (f) of this Section 9.1 may be satisfied with respect to financial information of the Borrower and the Restricted Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent of the Borrower or (B) the Borrower’s (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of subclauses (A) and (B) of this paragraph, to the extent such information relates to a parent of the Borrower, such information is accompanied by consolidating or other information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Borrower and the Restricted Subsidiaries on a standalone basis, on the other hand.

9.2.                            Books, Records and Inspections.  The Borrower will, and will cause each Restricted Subsidiary to, permit officers and designated representatives of the Administrative Agent or the Required Lenders to visit and inspect any of the properties or assets of the Borrower or such Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection (and shall use commercially reasonable efforts to cause such inspection to be permitted to the extent that it is not within such party’s control to permit such inspection), and to examine the books and records of the Borrower and any such Subsidiary and discuss the affairs, finances and accounts of the Borrower and of any such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Required Lenders may desire (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided that, excluding any such visits and inspections during the continuation of an Event of Default (a) only the Administrative Agent on behalf of the Required Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 9.2, (b) without limiting the rights of the Administrative Agent under (and as defined in) the ABL Facility, the Administrative Agent shall not exercise such rights more than two times in any calendar year and (c) only one such visit shall be at the Borrower’s expense; provided further that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) or any representative of the Required Lenders may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice.  The Administrative Agent and the Required Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants.

9.3.                            Maintenance of Insurance.  The Borrower will, and will cause each Material Subsidiary to, at all times maintain in full force and effect, pursuant to self-insurance arrangements or with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business; and will furnish to the Administrative Agent, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

9.4.                            Payment of Taxes.  The Borrower will pay and discharge, and will cause each of the Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful material claims in respect of any Taxes imposed, assessed or levied that, if unpaid, could reasonably be expected to become a material Lien upon any properties of the Borrower or any of the Restricted Subsidiaries, provided that neither the Borrower, nor any of the Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of management of the Borrower) with respect thereto in accordance with GAAP and the failure to pay could not reasonably be expected to result in a Material Adverse Effect.

9.5.                            Consolidated Corporate Franchises.  The Borrower will do, and will cause each Material Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, corporate rights and authority, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and its Subsidiaries may consummate any transaction permitted under Section 10.3, 10.4 or 10.5.

9.6.                            Compliance with Statutes, Regulations, Etc.  The Borrower will, and will cause each Subsidiary to, comply with all applicable laws, rules, regulations and orders applicable to it or its property, including all governmental approvals or authorizations required to conduct its business, and to maintain all such governmental approvals or authorizations in full force and effect, in each case except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

9.7.                            ERISA.  (a)  Promptly after the Borrower or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect, the Borrower will deliver to the Administrative Agent a certificate of an Authorized Officer or any other senior officer of the Borrower setting forth details as to such occurrence and the action, if any, that the Borrower or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by the Borrower, such ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant’s benefits) or the Plan administrator with respect thereto:  that a Reportable Event has occurred; that an accumulated funding deficiency has been incurred or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; that a Plan having an Unfunded Current Liability has been or is to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA (including the giving of written notice thereof); that a Plan has an Unfunded Current Liability that has or will result in a lien under ERISA or the Code; that proceedings will be or have been instituted to terminate a Plan having an Unfunded Current Liability (including the giving of written notice thereof); that a proceeding has been instituted against the Borrower or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the PBGC has notified the Borrower or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan; that the Borrower or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Code with respect to a Plan; or that the Borrower or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code.

(b)  Promptly following any request therefor, on and after the effectiveness of the Pension Act, the Borrower will deliver to the Administrative Agent copies of (i) any documents described in Section 101(k) of ERISA that the Borrower and any of its Subsidiaries or any ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l) of ERISA that the Borrower and any of its Subsidiaries or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if the Borrower, any of its Subsidiaries or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Borrower, the applicable Subsidiary(ies) or the ERISA Affiliate(s) shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof.

9.8.                            Maintenance of Properties.  The Borrower will, and will cause each of the Restricted Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

9.9.                            Transactions with Affiliates.  The Borrower will conduct, and cause each of the Restricted Subsidiaries to conduct, all transactions with any of its Affiliates (other than the Borrower and the Restricted Subsidiaries) on terms that are substantially as favorable to the Borrower or such Restricted Subsidiary as it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate, provided that the foregoing restrictions shall not apply to (a) the payment of customary fees to the Sponsors for management, consulting and financial services rendered to the Borrower and the Subsidiaries and customary investment banking fees paid to the Sponsors for services rendered to the Borrower and the Subsidiaries in connection with divestitures, acquisitions, financings and other transactions, (b) transactions permitted by Section 10.6, (c) the payment of the Transaction Expenses, (d) the issuance of Stock or Stock Equivalents of Holdings to the management of the Borrower (or any direct or indirect parent thereof) or any of its Subsidiaries pursuant to arrangements described in clause (f) of this Section 9.9, (e) loans, advances and other transactions between or among the Borrower, any Subsidiary or any joint venture (regardless of the form of legal entity) in which the Borrower or any Subsidiary has invested (and which Subsidiary or joint venture would not be an Affiliate of the Borrower but for the Borrower’s or a Subsidiary’s ownership of Stock or Stock Equivalents in such joint venture or Subsidiary) to the extent permitted under Section 10, (f) employment and severance arrangements between the Borrower and the Subsidiaries and their respective officers, employees or consultants (including management and employee benefit plans or agreements, stock option plans and other compensatory arrangements) in the ordinary course of business, (g) payments by the Borrower (and any direct or indirect parent thereof) and the Subsidiaries pursuant to tax sharing agreements among the Borrower (and any such parent) and the Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Borrower and the Subsidiaries, (h) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers and employees of the Borrower (or, to the extent attributable to the ownership of the Borrower by such parent, any direct or indirect parent thereof) and the Subsidiaries in the ordinary course of business, and (i) transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 9.9 or any amendment thereto to the extent such an amendment (together with any other amendment or supplemental agreements) is not adverse, taken as a whole, to the Lenders in any material respect.

9.10.                     End of Fiscal Years; Fiscal Quarters.  The Borrower will, for financial reporting purposes, cause (a) each of its, and each of its Subsidiaries’, fiscal years to end on the Friday closest to January 31 of each year and (b) each of its, and each of its Subsidiaries’, fiscal quarters to end on dates consistent with such fiscal year-end and the Borrower’s past practice; provided, however, that the Borrower may, upon written notice to the Administrative Agent change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

9.11.                     Additional Guarantors and Grantors.  Except as otherwise provided in Section 10.1(j) and subject to any applicable limitations set forth in the Security Documents, the Borrower will cause each direct or indirect Domestic Subsidiary (excluding any Excluded Subsidiary) formed or otherwise purchased or acquired after the Closing Date (including pursuant to a Permitted Acquisition) and each other Domestic Subsidiary that ceases to constitute an Excluded Subsidiary to, within 30 days from the date of such formation, acquisition or cessation, as applicable (or such longer period as the Administrative Agent may agree in its reasonable discretion), execute a supplement to each of the Guarantee, the Pledge Agreement and the Security Agreement in order to become a Guarantor under such Guarantee and a grantor under such Security Documents or, to the extent reasonably requested by the Collateral Agent, enter into a new Security Document substantially consistent with the analogous existing Security Documents and otherwise in form and substance reasonably satisfactory to such Collateral Agent and take all other action reasonably requested by the Collateral Agent to grant a perfected security interest in its assets to substantially the same extent as created by the Credit Parties on the Closing Date (including actions required pursuant to Section 9.14(d) of the Existing Credit Agreement).

9.12.                     Pledge of Additional Stock and Evidence of Indebtedness.

(a)                                 Except as otherwise provided in Section 10.1(j) and subject to any applicable limitations set forth in the Security Documents or with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or other consequences (including any adverse tax consequences) of doing so shall be excessive in view of the benefits to be obtained by the Lenders therefrom, the Borrower will cause (i) all certificates representing Stock and Stock Equivalents of any Subsidiary (other than (x) any Excluded Stock and Stock Equivalents, (y) any Stock and Stock Equivalents issued by any Subsidiary for so long as such Subsidiary does not (on a consolidated basis with its Restricted Subsidiaries) have property, plant and equipment with a book value in excess of $5,000,000 or a contribution to Consolidated EBITDA for any four fiscal quarter period that includes any date on or after the Closing Date in excess of $10,000,000 and (z) any Stock and Stock Equivalents issued by ARIC) held directly by the Borrower or any Guarantor, (ii) all evidences of Indebtedness in excess of $5,000,000 received by the Borrower or any of the Guarantors in connection with any disposition of assets pursuant to Section 10.4(b) and (iii) any promissory notes executed after the Closing Date evidencing Indebtedness in excess of $5,000,000 of the Borrower or any Subsidiary that is owing to the Borrower or any Guarantor, in each case, to be delivered to the Collateral Agent as security for the Obligations under the Pledge Agreement.

(b)                                 The Borrower agrees that all Indebtedness in excess of $5,000,000 of the Borrower or any Subsidiary that is owing to any Credit Party shall be evidenced by one or more promissory notes.

9.13.                     Use of Proceeds.  The Borrower will use the proceeds of any New Term Loans for general corporate purposes (including Permitted Acquisitions).

9.14.                     Further Assurances.

(a)                                 The Borrower will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents) that may be required under any applicable law, or that the Collateral Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the applicable Security Documents, all at the expense of the Borrower and the Restricted Subsidiaries.

(b)                                 Except with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by written notice to the Borrower), the cost or other consequences (including any tax consequence) of doing so shall be excessive in view of the benefits to be obtained by the Lenders therefrom and subject to applicable limitations set forth in the Security Documents, if any assets (including any Real Estate or improvements thereto or any interest therein but excluding Stock and Stock Equivalents of any Subsidiary) with a book value or fair market value in excess of $5,000,000 are acquired by the Borrower or any other Credit Party after the Closing Date (other than assets constituting Collateral under a

Security Document that become subject to the Lien of the applicable Security Document upon acquisition thereof) that are of a nature secured by a Security Document, the Borrower will notify the Collateral Agent, and, if requested by the Collateral Agent, the Borrower will cause such assets to be subjected to a Lien securing the applicable Obligations and will take, and cause the other applicable Credit Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect such Liens consistent with the applicable requirements of the Security Documents, including actions described in clause (a) of this Section 9.14.

(c)                      Any Mortgage delivered to the Collateral Agent in accordance with the preceding clause (b) shall be accompanied by (x) a policy or policies (or an unconditional binding commitment therefor) of title insurance issued by a nationally recognized title insurance company insuring the Lien of each Mortgage as a valid Lien (with the priority described therein) on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 10.2, together with such endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request and (y) an opinion of local counsel to the mortgagor in form and substance reasonably acceptable to the Collateral Agent.

SECTION 10.                                        Negative Covenants

The Borrower hereby covenants and agrees that on the Restatement Effective Date and thereafter, until the Commitments have terminated and the Loans, together with interest, fees and all other Obligations incurred hereunder (other than contingent indemnity obligations), are paid in full:

10.1.                     Limitation on Indebtedness.  The Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, provided that the Borrower and any Restricted Subsidiary (other than a Restricted Foreign Subsidiary) may incur Indebtedness (and all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest with regard to such Indebtedness), if immediately before and after giving effect to such incurrence, (x) no Default shall have occurred and be continuing and (y) the Borrower shall be in compliance, on a Pro Forma Basis, with the Senior Secured Incurrence Test, provided, further, that Restricted Subsidiaries that are not Guarantors may not incur Indebtedness pursuant to the foregoing proviso in an aggregate principal amount outstanding at any time, when combined with the total amount of Indebtedness incurred by Restricted Subsidiaries that are not Guarantors pursuant to Section 10.1(d), (j), (k) and (n), exceeding $125,000,000.

Notwithstanding the foregoing, the limitations set forth in the immediately preceding paragraph shall not apply to any of the following items:

(a)                                             (x) Indebtedness arising under the Credit Documents and (y) Indebtedness in an aggregate principal amount not to exceed $1,200,000,000 at any time outstanding under the ABL Facility (plus additional Indebtedness thereunder or under any amendment thereto, which does not exceed, in the aggregate, the difference of (i) $250,000,000 less (ii) the aggregate principal amount of all New Term Loans made pursuant to Section 2.14);

(b)                                             subject to compliance with Section 10.5, Indebtedness of the Borrower or any Restricted Subsidiary owed to the Borrower or any Restricted Subsidiary; provided that all such Indebtedness of any Credit Party owed to any Person that is not a Credit Party shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(c)                                              Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business (including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims) and obligations to make payments in respect of trade payables of the Borrower or any Restricted Subsidiary that have been purchased by a lender under the ABL Facility or an Affiliate thereof in connection with supply chain financing arrangements in the ordinary course of business;

(d)                                             subject to compliance with Section 10.5, Guarantee Obligations incurred by (i) Restricted Subsidiaries in respect of Indebtedness of the Borrower or other Restricted Subsidiaries that is permitted to be incurred under this Agreement (except that a Restricted Subsidiary that is not a Credit Party may not, by virtue of this Section 10.1(d) guarantee Indebtedness that such Restricted Subsidiary could not otherwise incur under this Section 10.1) and (ii) the Borrower in respect of Indebtedness of Restricted Subsidiaries that is permitted to be incurred under this Agreement; provided that (i) if the Indebtedness being guaranteed under this Section 10.1(d) is subordinated to the Obligations, such Guarantee Obligations shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness, (ii) no guarantee by any Restricted Subsidiary of the ABL Facility, Senior Subordinated Notes, any Permitted Additional Debt or any Credit Agreement Refinancing Indebtedness shall be permitted unless such Restricted Subsidiary shall have also provided a guarantee of the Obligations substantially on the terms set forth in the Guarantee and (iii) the aggregate amount of Guarantee Obligations incurred by Credit Parties under this clause (d) in respect of obligations owed by Persons that are not Credit Parties and the aggregate amount of Guarantee Obligations incurred by Restricted Subsidiaries that are not Guarantors under this clause (d), when combined with the total amount of Indebtedness incurred by Restricted Subsidiaries that are not Guarantors pursuant to the proviso in the first paragraph of this Section 10.1 and Section 10.1 (j), (k) and (n), shall not exceed $125,000,000 at any time outstanding;

(e)                                              Guarantee Obligations (i) incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors and licensees or (ii) otherwise constituting Investments permitted by Sections 10.5(d), 10.5(g), 10.5(i), 10.5(q), 10.5(r), 10.5(t) and 10.5(v);

(f)                                               (i) Indebtedness (including Indebtedness arising under Capital Leases) incurred within 270 days of the acquisition, construction, repair, replacement, expansion or improvement of fixed or capital assets to finance the acquisition, construction, repair, replacement expansion, or improvement of such fixed or capital assets, (ii) Indebtedness arising under Capital Leases entered into in connection with Permitted Sale Leasebacks and (iii) Indebtedness arising under Capital Leases, other than Capital Leases in effect on the Closing Date and Capital Leases entered into pursuant to subclauses (i) and (ii) above, provided, that the aggregate amount of Indebtedness incurred pursuant to this clause (iii) at any time outstanding shall not exceed $75,000,000 and (iv) any modification, replacement, refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i), (ii) or (iii) above, provided that, except to the extent otherwise expressly permitted hereunder, the principal amount thereof does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension except by an amount equal to the unpaid accrued interest and premium thereon plus the reasonable amounts paid in respect of fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension;

(g)                                              Indebtedness outstanding on the Restatement Effective Date listed on Schedule 10.1 and any modification, replacement, refinancing, refunding, renewal or extension thereof; provided that except to the extent otherwise expressly permitted hereunder, in the case of any such modification, replacement, refinancing, refunding, renewal or extension, (x) the principal amount thereof does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension except by an amount equal to the unpaid accrued interest and premium thereon plus the reasonable amounts paid in respect of fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder, (y) the direct and contingent obligors with respect to such Indebtedness are not changed and (z) to the extent such Indebtedness being modified, replaced, refinanced, refunded, renewed or extended constitutes Indebtedness owed to the Borrower or any Restricted Subsidiary, the creditor with respect to such Indebtedness is not changed;

(h)                                             Indebtedness in respect of Hedge Agreements;

(i)                                                 Indebtedness in respect of the Senior Subordinated Notes in an aggregate principal amount not to exceed $725,000,000;

(j)                                                (i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Restricted Subsidiary (or is a Restricted Subsidiary that survives a merger with such Person) or Indebtedness attaching to assets that are acquired by the Borrower or any Restricted Subsidiary, in each case after the Closing Date as the result of a Permitted Acquisition; provided that

(w)                               such Indebtedness existed at the time such Person became a Restricted Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof,

(x)                                 such Indebtedness is not guaranteed in any respect by the Borrower or any Restricted Subsidiary (other than by any such Person that so becomes a

Restricted Subsidiary or is the survivor of a merger with such Person or any of its Subsidiaries), and

(y)                                 (A) the Stock and Stock Equivalents of such Person are pledged to secure the Obligations, to the extent required under Section 9.12, (B) such Person executes a supplement to the applicable Guarantee and Security Documents (or alternative guarantee and security agreements in relation to the Obligations reasonably acceptable to the Collateral Agent) to the extent required under Section 9.11 or 9.12, as applicable and (C) to the extent the assets of such Person that are required to become Collateral under Section 9.11 or 9.12 are subject to a Lien securing such Indebtedness, such Lien shall be subject to an intercreditor agreement on terms and conditions reasonably satisfactory to the Administrative Agent providing that such Lien shall rank junior to the Lien securing the Obligations; provided that the requirements of this subclause (y) shall not apply to (I) an aggregate amount at any time outstanding of up to $25,000,000 of the aggregate principal amount of such Indebtedness (and modifications, replacements, refinancings, refunding, renewals and extensions thereof pursuant to subclause (ii) below) and (II) any Indebtedness of the type that could have been incurred under Section 10.1(f).

(ii)                                              any modification, replacement, refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that, except to the extent otherwise expressly permitted hereunder, (x) the principal amount of any such Indebtedness does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension except by an amount equal to the unpaid accrued interest and premium thereon plus the reasonable amounts paid in respect of fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder and (y) the direct and contingent obligors with respect to such Indebtedness are not changed; and

(iii)                                           the aggregate amount of Indebtedness incurred by Restricted Subsidiaries that are not Guarantors under this clause (j), when combined with the total amount of Indebtedness incurred by Restricted Subsidiaries that are not Guarantors pursuant to the proviso in the first paragraph of this Section 10.1 and Section 10.1(d), (k) and (n), shall not exceed $125,000,000 at any time outstanding;

(k)                                             (i) Indebtedness of the Borrower or any Restricted Subsidiary incurred to finance a Permitted Acquisition; provided that (x) the Borrower or another Credit Party pledges the Stock and Stock Equivalents of such acquired Person to secure the Obligations to the extent required under Section 9.12, (y) such acquired Person executes a supplement to the applicable Guarantee and Security Documents (or alternative guarantee and security arrangements in relation to the Obligations reasonably acceptable to the Collateral Agent) to the extent required under Section 9.11 or 9.12, as applicable and (z) to the extent the assets of such acquired Person that are required to become Collateral under Section 9.11 or 9.12 are subject to a Lien securing such Indebtedness, such Lien becomes subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent providing that such Lien shall rank junior to the Lien securing the Obligations;

(ii)                                              any modification, replacement, refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that, except to the extent otherwise expressly permitted hereunder, (x) the principal amount of any such Indebtedness does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension except by an amount equal to the unpaid accrued interest and premium thereon plus the reasonable amounts paid in respect of fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension and (y) the direct and contingent obligors with respect to such Indebtedness are not changed; and

(iii)                                           notwithstanding the foregoing, Indebtedness may only be incurred pursuant to this clause (k) to the extent that either (A) both immediately before and after giving effect to such incurrence, the Senior Secured Incurrence Test, on a Pro Forma Basis, shall be satisfied or (B) the Consolidated EBITDA to Consolidated Interest Expense Ratio, on a Pro Forma Basis, shall be greater than immediately prior to such incurrence; provided that Restricted Subsidiaries that are not Guarantors may not incur Indebtedness pursuant to this clause (k) in an aggregate principal amount, when combined with the total amount of Indebtedness incurred by Restricted Subsidiaries that are not Guarantors pursuant to the proviso in the first paragraph of this Section 10.1 and Section 10.1(d), (j) and (n), at any time outstanding in excess of $125,000,000 at any time outstanding;

(l)                                                 Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the ordinary course of business or consistent with past practice, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with past practice;

(m)                                         (i) Indebtedness incurred in connection with any Permitted Sale Leaseback (provided that the Net Cash Proceeds thereof are promptly applied to the prepayment of the Term Loans to the extent required by Section 5.2) and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that, except to the extent otherwise permitted hereunder, (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension and (y) the direct and contingent obligors with respect to such Indebtedness are not changed;

(n)                                             (i) additional Indebtedness and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided that the aggregate amount of Indebtedness incurred and remaining outstanding pursuant to this clause (n) shall not at any time exceed the greater of (A) $150,000,000 and (B) 2.00% of Consolidated Total Assets (determined at the time of incurrence); provided further that the aggregate amount of Indebtedness incurred by Restricted Subsidiaries that are not Guarantors under this clause (n), when combined with the total amount of Indebtedness incurred by Restricted Subsidiaries that are not Guarantors pursuant to the proviso in the first paragraph of this Section 10.1 and Section 10.1(d), (j) and (k), shall not exceed $125,000,000 at any time outstanding;

(o)                                             Indebtedness in respect of Permitted Additional Debt to the extent that the Net Cash Proceeds therefrom are, immediately after the receipt thereof, applied to the prepayment of Term Loans in accordance with Section 5.2 (including any refinancing, refunding, renewal or extension of any such Indebtedness that, itself, constitutes Permitted Additional Debt);

(p)                                             Indebtedness in respect of overdraft facilities, employee credit card programs, netting services, automatic clearinghouse arrangements and other cash management and similar arrangements in the ordinary course of business;

(q)                                             Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services;

(r)                                                Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations (including earn-outs), in each case entered into in connection with Permitted Acquisitions, other Investments and the disposition of any business, assets or Stock permitted hereunder;

(s)                                               Indebtedness of the Borrower or any Restricted Subsidiary consisting of (i) obligations to pay insurance premiums or (ii) take or pay obligations contained in supply agreements, in each case arising in the ordinary course of business;

(t)                                                Indebtedness representing deferred compensation to employees of the Borrower (or, to the extent such work is done for the Borrower or its Subsidiaries, any direct or indirect parent thereof) and the Restricted Subsidiaries incurred in the ordinary course of business;

(u)                                             Indebtedness consisting of promissory notes issued by the Borrower or any Guarantor to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof) permitted by Section 10.6(b);

(v)                                             Indebtedness consisting of obligations of the Borrower and the Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Original Transactions and Permitted Acquisitions or any other Investment permitted hereunder;

(w)                                           [Reserved];

(x)                                             additional Indebtedness of Foreign Subsidiaries in an aggregate principal amount that at the time of incurrence does not cause the aggregate principal amount of Indebtedness incurred in reliance on this clause (x) outstanding at any time to exceed 5.00% of Total Assets of the Foreign Subsidiaries, taken as a whole (determined at the time of incurrence);

(y)                                             Indebtedness in respect of Permitted Receivables Financings;

(z)                                              Indebtedness of the Borrower or any Restricted Subsidiary to any joint venture (regardless of the form of legal entity) that is not a Subsidiary arising in the ordinary course of business in connection with the cash management operations (including with respect to intercompany self-insurance arrangements) of the Borrower and its Restricted Subsidiaries;

(aa)                                      all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (y) above; and

(bb)                                      Indebtedness constituting Credit Agreement Refinancing Indebtedness refinancing all or any portion of Term Loans under one or more Classes then outstanding hereunder to the extent that the Net Cash Proceeds therefrom are, immediately after the receipt thereof, applied to the prepayment of Term Loans in accordance with Section 5.2 (including any refinancing, refunding, renewal or extension of any such Indebtedness that, itself, constitutes Credit Agreement Refinancing Indebtedness) and so long as, immediately prior to and after the incurrence of such Indebtedness and any refinancing, refunding, renewal or extension thereof, no Default or Event of Default shall have occurred and be continuing.

For purposes of determining compliance with this Section 10.1, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (z) above, the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that (i) all Indebtedness outstanding under the Credit Documents will be deemed at all times to have been incurred in reliance only on the exception in clause (a) of Section 10.1, (ii) all Indebtedness outstanding under the ABL Facility will be deemed at all times to have been incurred in reliance only on the exception of clause (a) of Section 10.1 and (iii) all Indebtedness outstanding under the Senior Subordinated Notes will be deemed at all times to have been incurred in reliance only on the exception of clause (i) of Section 10.1.

10.2.                     Limitation on Liens.  The Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired, except:

(a)                                             Liens arising under the Credit Documents;

(b)                                             Liens on the ABL Collateral securing the “Obligations” under and as defined in the ABL Documents with respect to the Indebtedness permitted pursuant to Section 10.1(a) and any related obligations with respect to cash management and hedging arrangements contemplated thereby;

(c)                                              [Reserved];

(d)                                             Permitted Liens;

(e)                                              (i) Liens securing Indebtedness permitted pursuant to Section 10.1(f), provided that (x) such Liens attach concurrently with or within two hundred and seventy (270) days after completion of the acquisition, construction, repair, replacement or improvement (as applicable) of the property subject to such Liens and (y) such Liens attach at all times only to the assets so financed except (1) for accessions to the property financed with the proceeds of such Indebtedness and the proceeds and the products thereof and (2) that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender, and, and (ii) Liens on the assets of a Restricted Subsidiary that is not a Credit Party securing Indebtedness permitted pursuant to Section 10.1(n), (p), or (x);

(f)                                               Liens existing on the Restatement Effective Date, provided that any Lien securing Indebtedness in excess of (x) $2,000,000 individually or (y) $5,000,000 in the aggregate (when taken together with all other Liens securing obligations outstanding in reliance on this clause (f) that are not listed on Schedule 10.2) shall only be permitted to the extent such Lien is listed on Schedule 10.2;

(g)                                              the modification, replacement, extension or renewal of any Lien permitted by clauses (a) through (f) and clauses (h) and (v) of this Section 10.2 upon or in the same assets theretofore subject to such Lien (or upon or in after-acquired property that is affixed or incorporated into the property covered by such Lien or any proceeds or products thereof) or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor except to the extent otherwise permitted hereunder) of the Indebtedness secured thereby; to the extent such replacement, extension or renewal is permitted by Section 10.1;

(h)                                             Liens existing on the assets of any Person that becomes a Restricted Subsidiary (or is a Restricted Subsidiary that survives a merger with such Person) pursuant to a Permitted Acquisition or other permitted Investment, or existing on assets acquired after the Closing Date to the extent the Liens on such assets secure Indebtedness permitted by Section 10.1(j); provided that such Liens (i) are not created or incurred in connection with, or in contemplation of, such Person becoming such a Restricted Subsidiary or such assets being acquired and (ii) attach at all times only to the same assets to which such Liens attached (and after-acquired property that is affixed or incorporated into the property covered by such Lien), and secure only the same Indebtedness or obligations that such Liens secured, immediately prior to such Permitted Acquisition and any modification, replacement, refinancing, refunding, renewal or extension thereof permitted by Section 10.1(j);

(i)                (i) Liens placed on the Stock and Stock Equivalents of any Restricted Subsidiary acquired pursuant to a Permitted Acquisition to secure Indebtedness incurred pursuant to Section 10.1(k) in connection with such Permitted Acquisition and (ii) Liens placed upon the assets of such Restricted Subsidiary to secure a guarantee by, or Indebtedness of, such Restricted Subsidiary of any Indebtedness of the Borrower or any other Restricted Subsidiary incurred pursuant to Section 10.1(k); provided that (x) the Borrower shall be in compliance, on a Pro Forma Basis, with the Senior Secured Incurrence Test at the time of creation of such Liens and (ii) at the time such Indebtedness is incurred, the holders of such Indebtedness shall have entered into intercreditor arrangements reasonably satisfactory to the Administrative Agent providing that the Liens securing such Indebtedness shall rank junior to the Lien securing the Obligations;

(j)                Liens securing Indebtedness or other obligations (i) of the Borrower or a Restricted Subsidiary in favor of a Credit Party; and (ii) of any Restricted Subsidiary that is not a Credit Party in favor of any Restricted Subsidiary that is not a Credit Party;

(k)               Liens (i) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business; and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off);

(l)                Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 10.5 to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted under Section 10.4, in each case, solely to the extent such Investment or sale, disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such Lien;

(m)              Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;

(n)               Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 10.5;

(o)               Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(p)               Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted

Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(q)               Liens solely on any cash earnest money deposits made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(r)                Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(s)                Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(t)                Liens securing letters of credit in a currency other than Dollars permitted by Section 10.1(c) in an aggregate amount at any time outstanding not to exceed $25,000,000;

(u)               additional Liens so long as the aggregate principal amount of the obligations secured thereby at any time outstanding does not exceed $100,000,000; provided that, to the extent that (x) the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio is less than 3.50 to 1.00 and (y) the corporate credit rating of the Borrower by S&P is B or better and the corporate family rating of the Borrower by Moody’s is B2 or better (in each case with no negative outlook), then the amounts of obligations secured by additional Liens permitted pursuant to this clause (u) shall not exceed the greater of $100,000,000 and 1.25% of Consolidated Total Assets (as determined at the date of incurrence);

(v)               additional Liens securing Indebtedness permitted under the first paragraph of Section 10.1, provided that to the extent such Liens are contemplated to be on assets that constitute Collateral, at the time such Indebtedness is incurred, the holders of such Indebtedness shall have entered into intercreditor arrangements reasonably satisfactory to the Administrative Agent providing that the Liens securing such Indebtedness shall rank junior to the Lien securing the Obligations; and

(w)              Liens on the Collateral securing any secured Indebtedness permitted pursuant to Section 10.1(bb); provided that such Liens shall be subject in all respects to the limitations set forth in definition of “Credit Agreement Refinancing Indebtedness” in Section 1.1.

10.3.       Limitation on Fundamental Changes.  The Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all its business units, assets or other properties, except that:

(a)               so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) both before and after giving effect to such transaction the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio shall, on a Pro Forma Basis, be equal to or less than 4.25 to 1.00, any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into the Borrower, provided that (A) the Borrower shall be the continuing or surviving corporation or (B) if the Person formed by or surviving any such merger, amalgamation or consolidation is not the Borrower (such other Person, the “Successor Borrower”), (1) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (2) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (3) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Guarantee confirmed that its guarantee thereunder shall apply to any Successor Borrower’s obligations under this Agreement, (4) each Subsidiary grantor and each Subsidiary pledgor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement or the Pledge Agreement, as applicable, affirmed that its obligations thereunder shall apply to its Guarantee as reaffirmed pursuant to clause (3), (5) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have affirmed that its obligations under the applicable Mortgage shall apply to its Guarantee as reaffirmed pursuant to clause (3) and (6) the Successor Borrower shall have delivered to the Administrative Agent (x) an officer’s certificate stating that such merger or consolidation and such supplements preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the applicable Security Documents and (y) if requested by the Administrative Agent, an opinion of counsel to the effect that such merger or consolidation does not violate this Agreement or any other Credit Document and that the provisions set forth in the preceding clauses (3) through (5) preserve the enforceability of the Guarantee and the perfection and priority of the Liens created under the applicable Security Documents (it being understood that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement);

(b)               so long as no Default or Event of Default has occurred and is continuing or would result therefrom, any Subsidiary of the Borrower or any other Person (in each case, other than the Borrower) may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of the Borrower, provided that (i) in the case of any merger, amalgamation or consolidation involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving Person or (B) the Borrower shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) in the case of any merger, amalgamation or consolidation involving one or more Guarantors, a Guarantor shall be the continuing or surviving Person or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Guarantor) shall execute a supplement to the Guarantee Agreement and the relevant Security Documents in form and substance reasonably satisfactory to the Administrative Agent in order to become a Guarantor and pledgor, mortgagor and grantor, as applicable, thereunder for the benefit of the Secured Parties, (iii) no Default or Event of Default has occurred and is continuing or would result from the consummation of such merger, amalgamation or consolidation and (iv) Borrower shall have delivered to the Administrative Agent an officers’ certificate stating that such merger, amalgamation or consolidation and any such supplements to any Security Document preserve the enforceability of the Guarantees and the perfection and priority of the Liens under the applicable Security Documents;

(c)               [Reserved];

(d)               any Restricted Subsidiary that is not a Credit Party may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Restricted Subsidiary;

(e)               any Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any Credit Party; provided that the consideration for any such disposition by any Person other than a Guarantor shall not exceed the fair value of such assets;

(f)                any Restricted Subsidiary may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (ii) to the extent such Restricted Subsidiary is a Credit Party, any assets or business of such Restricted Subsidiary not otherwise disposed of or transferred in accordance with Section 10.4 or 10.5 or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, a Credit Party after giving effect to such liquidation or dissolution; and

(g)               to the extent that no Default or Event of Default would result from the consummation of such disposition, the Borrower and the Restricted Subsidiaries may consummate a merger, dissolution, liquidation, consolidation or disposition, the purpose of which is to effect a disposition permitted pursuant to Section 10.4.

10.4.       Limitation on Sale of Assets.  The Borrower will not, and will not permit any of the Restricted Subsidiaries to, (i) convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including receivables and leasehold interests), whether now owned or hereafter acquired or (ii) sell to any Person (other than the Borrower or a Guarantor) any shares owned by it of any Restricted Subsidiary’s Stock and Stock Equivalents, except that:

(a)               the Borrower and the Restricted Subsidiaries may sell, transfer or otherwise dispose of (i) inventory, used or surplus equipment, vehicles and other assets in the ordinary course of business, (ii) Permitted Investments and Investment Grade Securities and (iii) assets for the purposes of charitable contributions or similar gifts to the extent such assets are not material to the ability of the Borrower and its Restricted Subsidiaries, taken as a whole, to conduct its business in the ordinary course;

(b)               the Borrower and the Restricted Subsidiaries may sell, transfer or otherwise dispose of assets (each of the foregoing, a “Disposition”), excluding any Disposition of accounts receivable except in connection with the Disposition of any business to which such accounts receivable relate, for fair value, provided that (i) to the extent required, the Net Cash Proceeds thereof to the Borrower and the Restricted Subsidiaries are promptly applied to the prepayment of Term Loans as provided for in Section 5.2, (ii) after giving effect to any such sale, transfer or disposition, no Default or Event of Default shall have occurred and be continuing, (iii) with respect to any Disposition pursuant to this clause (b) for a purchase price in excess of $7,500,000, the Person making such Disposition shall receive not less than 75% of such consideration in the form of cash or Permitted Investments; provided that for the purposes of this subclause (iii) the following shall be deemed to be cash: (A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms (1) subordinated to the payment in cash of the Obligations or (2) not secured by the assets that are the subject of such Disposition, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by the Person making such Disposition from the purchaser that are converted by such Person into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition, (C) any Designated Non-Cash Consideration received by the Person making such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 10.4(b) that is at that time outstanding, not in excess of the greater of (x) $80,000,000 and (y) 1.0% of Consolidated Total Assets at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, (iv) any non-cash proceeds received are pledged to the Collateral Agent to the extent required under Section 9.12; and (v) to the extent (A) the corporate credit rating of the Borrower by S&P is not B or better and the corporate family rating of the Borrower by Moody’s is not B2 or better (in each case with no negative outlook) or (B) the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio is equal to or greater than 3.50 to 1.00, the aggregate consideration for all Dispositions made pursuant to this clause (b) shall not exceed the greater of (1) $150,000,000 and (2) 2.5% of Consolidated Total Assets for all such transactions consummated after the Closing Date;

(c)               (i) the Borrower and the Restricted Subsidiaries may make Dispositions to the Borrower or any other Credit Party and (ii) any Restricted Subsidiary that is not a Credit Party may make Dispositions to the Borrower or any other Subsidiary, provided that with respect to any such Dispositions, such sale, transfer or disposition shall be for fair value;

(d)               the Borrower and any Restricted Subsidiary may effect any transaction permitted by Section 10.3, 10.5 or 10.6;

(e)               the Borrower and the Restricted Subsidiaries may lease, sublease, license or sublicense (on a non-exclusive basis with respect to any intellectual property) real, personal or intellectual property in the ordinary course of business;

(f)                Dispositions of property (including like-kind exchanges) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are applied to the purchase price of such replacement property, in each case under Section 1031 of the Code or otherwise;

(g)               [Reserved];

(h)               Dispositions of Investments in joint ventures (regardless of the form of legal entity) to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(i)                customary Dispositions in connection with any Permitted Receivables Financing;

(j)                Dispositions listed on Schedule 10.4 (“Scheduled Dispositions”);

(k)               transfers of property subject to a Casualty Event or in connection with any condemnation proceeding upon receipt of the Net Cash Proceeds of such Casualty Event or condemnation proceeding;

(l)                Dispositions of accounts receivable in connection with the collection or compromise thereof;

(m)              the unwinding of any Hedge Agreement;

(n)               the Borrower and the Restricted Subsidiaries may make Dispositions, (excluding any Disposition of accounts receivable except in connection with the Disposition of any business to which such accounts receivable relate), for fair value to the extent that (i) the aggregate consideration for all such Dispositions consummated after the Closing Date does not exceed 3.5% of Consolidated Total Assets and (ii) the Net Cash Proceeds of any such Disposition are promptly applied to the prepayment of Term Loans as provided in Section 5.2 without giving effect to any reinvestment rights under clause (iv) of the definition of “Net Cash Proceeds”; and

(o)               Disposition of any asset between or among the Borrower and/or its Restricted Subsidiaries as a substantially concurrent interim Disposition in connection with a Disposition otherwise permitted pursuant to clauses (a) through (n) above.

10.5.       Limitation on Investments.  The Borrower will not, and will not permit any of the Restricted Subsidiaries, to make any Investment except:

(a)               extensions of trade credit and asset purchases in the ordinary course of business;

(b)               Investments that were Permitted Investments when such Investments were made or Investments in Investment Grade Securities;

(c)               loans and advances to officers, directors and employees of the Borrower (or any direct or indirect parent thereof) or any of its Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes (including employee payroll advances), (ii) in connection with such Person’s purchase of Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof; provided that, to the extent such loans and advances are made in cash, the amount of such loans and advances used to acquire such Stock or Stock Equivalents shall be contributed to the Borrower in cash) and (iii) for purposes not described in the foregoing subclauses (i) and (ii); provided that the aggregate principal amount outstanding pursuant to subclause (iii) shall not exceed $10,000,000;

(d)               Investments existing on, or made pursuant to legally binding written commitments in existence on, the Restatement Effective Date as set forth on Schedule 10.5 and any extensions, renewals or reinvestments thereof, so long as the amount of any Investment made pursuant to this clause (d) is not increased at any time above the amount of such Investment set forth on Schedule 10.5;

(e)               Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business or upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(f)                Investments to the extent that payment for such Investments is made with Stock or Stock Equivalents of Holdings;

(g)               Investments (i) (a) by the Borrower or any Restricted Subsidiary in any Credit Party, (b) between or among Restricted Subsidiaries that are not Credit Parties, and (c) consisting of intercompany Investments incurred in the ordinary course of business in connection with the cash management operations (including with respect to intercompany self-insurance arrangements) among the Borrower and the Restricted Subsidiaries (provided that any such intercompany Investment in connection with cash management arrangements by a Credit Party in a Subsidiary that is not a Credit Party is in the form of an intercompany loan or advance and the Borrower or such Restricted Subsidiary complies with Section 9.12 to the extent applicable), (ii) by Credit Parties in any Restricted Subsidiary that is not a Credit Party, to the extent that the aggregate amount of all Investments made on or after the Closing Date pursuant to this subclause (ii), when valued at the fair market value (determined by the Borrower acting in good faith) of each such Investment at the time each such Investment was made, is not in excess of (w) $25,000,000 plus (x) the Applicable Equity Amount at such time plus (y) to the extent the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio is not

greater than 4.25 to 1.00, both before and after giving effect, on a Pro Forma Basis, to the making of such Investment, the Applicable Amount at such time and (iii) by Credit Parties in any Restricted Subsidiary that is not a Credit Party so long as such Investment is part of a series of simultaneous Investments by Restricted Subsidiaries in other Restricted Subsidiaries that result in the proceeds of the initial Investment being invested in one or more Credit Parties;

(h)               Investments constituting Permitted Acquisitions;

(i)                Investments (including but not limited to (i) minority Investments and Investments in Unrestricted Subsidiaries, (ii) Investments in joint ventures (regardless of the form of legal entity) or similar Persons that do not constitute Restricted Subsidiaries and (iii) Investments in Subsidiaries that are not Credit Parties), in each case valued at the fair market value (determined by the Borrower acting in good faith) of such Investment at the time each such Investment is made, in an aggregate amount pursuant to this clause (i) that, at the time each such Investment is made, would not exceed the sum of (w) $100,000,000 plus (x) the Applicable Equity Amount at such time plus (y) to the extent the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio for the Test Period is not greater than 4.25 to 1.00, both before and after giving effect, on a Pro Forma Basis, to the making of such Investment, the Applicable Amount at such time plus (z) without duplication of any amount that increased the JV Distribution Amount, an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such Investment (which amount referred to in this subclause (z) shall not exceed the amount of such Investment valued at the fair market value of such Investment at the time such Investment was made);

(j)                Investments constituting non-cash proceeds of Dispositions of assets to the extent permitted by Section 10.4;

(k)               Investments made to repurchase or retire Stock or Stock Equivalents of the Borrower or any direct or indirect parent thereof owned by any employee or any stock ownership plan or key employee stock ownership plan of the Borrower (or any direct or indirect parent thereof);

(l)                Investments consisting of dividends permitted under Section 10.6;

(m)              loans and advances to any direct or indirect parent of the Borrower in lieu of, and not in excess of the amount of, dividends to the extent permitted to be made to such parent in accordance with Section 10.6;

(n)               Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(o)               Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(p)               advances of payroll payments to employees in the ordinary course of business;

(q)               Guarantee Obligations of the Borrower or any Restricted Subsidiary of leases (other than Capital Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(r)                Investments held by a Person acquired (including by way of merger or consolidation) after the Closing Date otherwise in accordance with this Section 10.5 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(s)                Investments in Hedge Agreements permitted by Section 10.1;

(t)                Investments arising out of or in connection with any Permitted Receivables Financing;

(u)               Investments in fixed income assets by ARIC consistent with customary practices of portfolio management on the part of so-called “captive” insurance companies of comparable size and scope of activities as ARIC;

(v)               other Investments, which, when aggregated with (i) all aggregate principal amounts paid pursuant to Section 10.7(a) from the Closing Date and (ii) all loans and advances made to any direct or indirect parent of the Borrower pursuant to Section 10.5(m) in lieu of dividends permitted by Section 10.6(c) and (iii) all dividends paid pursuant to Section 10.6(c), shall not exceed an amount equal to (x) $500,000,000 plus (y) the Applicable Equity Amount at the time such dividends are paid plus (z) to the extent the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio is not greater than 4.25 to 1.00, both before and after giving effect, on a Pro Forma Basis, to the making of such Investment, the Applicable Amount at the time such Investment is made;

(w)              advances, loans and extensions of credit made by the Borrower or any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary in respect of Permitted Intercompany Indebtedness; provided that the aggregate amount of advances, loans and extensions of credit made by Credit Parties to Restricted Subsidiaries that are not Credit Parties under this clause (w) shall not exceed $100,000,000 at any time outstanding;

(x)               Investments consisting of purchases and acquisitions of assets and services in the ordinary course of business;

(y)               Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons in the ordinary course of business; and

(z)               so long as no Default or Event of Default exists or would exist after giving effect thereto, additional loans and advances to any direct or indirect parent of the Borrower and additional Investments, in each case, to the extent the Consolidated Total Debt to Consolidated EBITDA Ratio is not greater than 1.50 to 1.00, both before and after giving effect, on a Pro Forma Basis, to the making of each such loan, advance or Investment.

10.6.       Limitation on Dividends.  The Borrower will not declare or pay any dividends (other than dividends payable solely in its Stock) or return any capital to its stockholders or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its Stock or Stock Equivalents or the Stock or Stock Equivalents of any direct or indirect parent now or hereafter outstanding, or set aside any funds for any of the foregoing purposes, or permit any of the Restricted Subsidiaries to purchase or otherwise acquire for consideration (other than in connection with an Investment permitted by Section 10.5) any Stock or Stock Equivalents of the Borrower, now or hereafter outstanding (all of the foregoing, “dividends”), provided that, so long as no Default or Event of Default exists or would exist after giving effect thereto:

(a)               the Borrower may (or may pay dividends to permit any direct or indirect parent thereof to) redeem in whole or in part any of its Stock or Stock Equivalents for another class of its (or such parent’s) Stock or Stock Equivalents or with proceeds from substantially concurrent equity contributions or issuances of new Stock or Stock Equivalents, provided that such new Stock or Stock Equivalents contain terms and provisions at least as advantageous to the Lenders in all respects material to their interests as those contained in the Stock or Stock Equivalents redeemed thereby;

(b)               the Borrower may (or may pay dividends to permit any direct or indirect parent thereof to) repurchase shares of its (or such parent’s) Stock or Stock Equivalents held by any present or former officer, director or employee (or their respective Affiliates, estates or immediate family members) of the Borrower and its Subsidiaries or any parent thereof, so long as such repurchase is pursuant to, and in accordance with the terms of, management and/or employee stock plans, stock subscription agreements or shareholder agreements or any other management or employee benefit plan or agreement;

(c)               the Borrower may pay dividends on its Stock or Stock Equivalents, provided that the amount of all such dividends paid from the Closing Date pursuant to this clause (c), when aggregated with (i) all aggregate principal amounts paid pursuant to Section 10.7(a) from the Closing Date and (ii) (A) all loans and advances made to any direct or indirect parent of the Borrower pursuant to Section 10.5(m) in lieu of dividends permitted by this clause (c) and (B) all Investments made pursuant to Section 10.5(v), shall not exceed an amount equal to (x) $500,000,000 plus (y) the Applicable Equity Amount at the time such dividends are paid plus (z) to the extent the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio is not greater than 4.25 to 1.00, both before and after giving effect, on a Pro Forma Basis, to the payment of such dividend, the Applicable Amount at the time such dividends are paid;

(d)               the Borrower may pay dividends:

(i)      [Reserved];

(ii)     the proceeds of which shall be used to allow any direct or indirect parent of the Borrower to pay (A) its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business and attributable to the ownership or operations of the Borrower or its Subsidiaries, (B) any reasonable and customary indemnification claims made by directors or officers of the Borrower (or any parent thereof) attributable to the ownership or operations of the Borrower and its Restricted Subsidiaries or (C) fees and expenses otherwise due and payable by the Borrower or any of its Restricted Subsidiaries and permitted to be paid by the Borrower or such Restricted Subsidiary under this Agreement;

(iii)    the proceeds of which shall be used to pay franchise and excise taxes and other fees, taxes and expenses required to maintain the corporate existence of any direct or indirect parent of the Borrower;

(iv)    to any direct or indirect parent of the Borrower to finance any Investment permitted to be made by the Borrower or a Restricted Subsidiary pursuant to Section 10.5; provided that (A) such dividend shall be made substantially concurrently with the closing of such Investment, (B) such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets, Stock or Stock Equivalents) to be contributed to the Borrower or such Restricted Subsidiary or (2) the merger (to the extent permitted in Section 10.5) of the Person formed or acquired into the Borrower or any of its Restricted Subsidiaries and (C) Borrower shall comply with Sections 9.11 and 9.12 to the extent applicable;

(v)     the proceeds of which shall be used to pay customary costs, fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering or acquisition payable by the Borrower or its Restricted Subsidiaries and permitted to be paid by the Borrower or its Restricted Subsidiaries by this Agreement; and

(vi)    the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of the Borrower to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(e)               [Reserved];

(f)                the Borrower or any of the Restricted Subsidiaries may (i) pay cash in lieu of fractional shares in connection with any dividend, split or combination thereof or any Permitted Acquisition and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(g)               the Borrower may pay any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(h)               the Borrower may declare and pay dividends on the Borrower’s common stock following the first public offering of the Borrower’s common stock or the common stock of any of its direct or indirect parents after the Closing Date, of up to 6% per annum of the net proceeds received by or contributed to the Borrower in or from any such public offering to the extent such net proceeds are not utilized in connection with other transactions permitted by Section 10.5, 10.6 or 10.7;

(i)                the Borrower may pay dividends in an amount equal to withholding or similar Taxes payable or expected to be payable by any present or former employee, director, manager or consultant (or their respective Affiliates, estates or immediate family members) and any repurchases of Stock or Stock Equivalents in consideration of such payments including deemed repurchases in connection with the exercise of stock options; and

(j)                the Borrower may pay additional dividends to the extent the Consolidated Total Debt to Consolidated EBITDA Ratio is not greater than 1.50 to 1.00, both before and after giving effect, on a Pro Forma Basis, to the payment of any such dividend.

Notwithstanding anything to the contrary contained in this Section 10 (including Section 10.5 and this Section 10.6), the Borrower will not, and will not permit any of its Restricted Subsidiaries to, pay any cash dividend or make any cash distribution on or in respect of the Borrower’s Stock or Stock Equivalents or purchase or otherwise acquire for cash any Stock or Stock Equivalents of the Borrower or any direct or indirect parent of the Borrower, for the purpose of paying any cash dividend or making any cash distribution to, or acquiring any Stock or Stock Equivalents of the Borrower or any direct or indirect parent of the Borrower for cash from the Sponsor, or guarantee any Indebtedness of any Affiliate of the Borrower for the purpose of paying such dividend, making such distribution or so acquiring such Stock or Stock Equivalents to or from the Sponsor, in each case by means of utilization of the cumulative dividend and investment credit provided by the use of the Applicable Amount or the exceptions provided by Section 10.5(i), (m) and (v), Section 10.6(c) and (g) and Section 10.7(a), unless at the time and after giving effect to such payment, the Consolidated Total Debt to Consolidated EBITDA Ratio would be equal to or less than 6.00 to 1.00.

10.7.       Limitations on Debt Payments and Amendments.

(a)           The Borrower will not, and will not permit any Restricted Subsidiary to, prepay, repurchase or redeem or otherwise defease any Senior Notes, Senior Subordinated

Notes or any other Permitted Additional Debt that is subordinated to the Obligations other than as contemplated by Section 10.1(i); provided, however, that so long as no Default or Event of Default shall have occurred and be continuing at the date of such prepayment, repurchase, redemption or other defeasance or would result therefrom, the Borrower or any Restricted Subsidiary may prepay, repurchase or redeem Senior Notes, Senior Subordinated Notes or such Permitted Additional Debt (i) in an aggregate amount from the Closing Date, when aggregated with (A) the aggregate amount of dividends paid pursuant to Section 10.6(c) from the Closing Date and (B) all (I) Investments made pursuant to Section 10.5(v) and (II) loans and advances to any direct or indirect parent of the Borrower made pursuant to Section 10.5(m), not in excess of the sum of (1) $500,000,000 plus (2) the Applicable Equity Amount at the time of such prepayment, repurchase or redemption plus (3) to the extent the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio is not greater than 4.25 to 1.00, both before and after giving effect, on a Pro Forma Basis, to the making of such prepayment, repurchase or redemption, the Applicable Amount at the time of such prepayment, repurchase or redemption; (ii) [Reserved], (iii) in the case of Senior Subordinated Notes, with the proceeds of (A) Permitted Additional Debt comprising senior unsecured notes or (B) Senior Subordinated Notes described in clause (b) of the definition thereof, (iv) in the case of Permitted Additional Debt, with the proceeds of other Permitted Additional Debt and (v) in an unlimited amount to the extent the Consolidated Total Debt to Consolidated EBITDA Ratio is not greater than 1.50 to 1.00, both before and after giving effect, on a Pro Forma Basis, to each such prepayment, repurchase, redemption or other defeasance.  For the avoidance of doubt, nothing in this Section 10.7 shall restrict the making of any “AHYDO catch-up payment” in respect of the Senior Subordinated Notes.

(b)       The Borrower will not waive, amend, modify, terminate or release any Senior Subordinated Notes or Permitted Additional Debt that is subordinated to the Obligations or, in each case, the terms applicable thereto, to the extent that any such waiver, amendment, modification, termination or release would be adverse to the Lenders in any material respect.

10.8.       Changes in Business.  The Borrower and the Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Borrower and the Subsidiaries, taken as a whole, on the Closing Date and other business activities incidental or reasonably related to any of the foregoing.

SECTION 11.             Events of Default

Upon the occurrence of any of the following specified events (each an “Event of Default”):

11.1.       Payments.  The Borrower shall (a) default in the payment when due of any principal of the Loans or (b) default, and such default shall continue for five or more days, in the payment when due of any interest on the Loans or any fees or any other amounts owing hereunder or under any other Credit Document; or

11.2.       Representations, Etc.  Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

11.3.       Covenants.  Any Credit Party shall:

(a)               default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(d), 9.5 (solely with respect to the Borrower) or Section 10; or

(b)               default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1 or 11.2 or clause (a) of this Section 11.3) contained in this Agreement or any Security Document and such default shall continue unremedied for a period of at least 30 days after receipt of written notice by the Borrower from the Administrative Agent; or

11.4.       Default Under Other Agreements.  (a) The Borrower or any of the Restricted Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) in excess of $50,000,000 in the aggregate, for the Borrower and such Restricted Subsidiaries, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness (other than Indebtedness in respect of the sale leaseback transactions set forth on Schedule 8.3) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than, with respect to Indebtedness consisting of any Hedge Agreements, termination events or equivalent events pursuant to the terms of such Hedge Agreements), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; or (b) without limiting the provisions of clause (a) above, any such Indebtedness (other than Indebtedness in respect of the sale leaseback transactions set forth on Schedule 8.3) shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (and, with respect to Indebtedness consisting of any Hedge Agreements, other than due to a termination event or equivalent event pursuant to the terms of such Hedge Agreements), prior to the stated maturity thereof, provided that this clause (b) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or

11.5.       Bankruptcy, Etc.  The Borrower or any Specified Subsidiary shall commence a voluntary case, proceeding or action concerning itself under (a) Title 11 of the United States Code entitled “Bankruptcy,” or (b) in the case of any Foreign Subsidiary that is a Specified Subsidiary, any domestic or foreign law relating to bankruptcy, judicial management, insolvency, reorganization, administration or relief of debtors in effect in its jurisdiction of incorporation, in each case as now or hereafter in effect, or any successor thereto (collectively, the “Bankruptcy Code”); or an involuntary case, proceeding or action is commenced against the

Borrower or any Specified Subsidiary and the petition is not controverted within 30 days after commencement of the case, proceeding or action; or an involuntary case, proceeding or action is commenced against the Borrower or any Specified Subsidiary and the petition is not dismissed within 60 days after commencement of the case, proceeding or action; or a custodian (as defined in the Bankruptcy Code), judicial manager, receiver, receiver manager, trustee, administrator or similar person is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any Specified Subsidiary; or the Borrower or any Specified Subsidiary commences any other voluntary proceeding or action under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, administration or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any Specified Subsidiary; or there is commenced against the Borrower or any Specified Subsidiary any such proceeding or action that remains undismissed for a period of 60 days; or the Borrower or any Specified Subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding or action is entered; or the Borrower or any Specified Subsidiary suffers any appointment of any custodian, receiver, receiver manager, trustee, administrator or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower or any Specified Subsidiary makes a general assignment for the benefit of creditors; or any corporate action is taken by the Borrower or any Specified Subsidiary for the purpose of effecting any of the foregoing; or

11.6.       ERISA.  (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code; any Plan is or shall have been terminated or is the subject of termination proceedings under ERISA (including the giving of written notice thereof); an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any Plan or to appoint a trustee to administer any Plan (including the giving of written notice thereof); any Plan shall have an accumulated funding deficiency (whether or not waived); the Borrower or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code (including the giving of written notice thereof); (b) there could result from any event or events set forth in clause (a) of this Section 11.6 the imposition of a lien, the granting of a security interest, or a liability, or the reasonable likelihood of incurring a lien, security interest or liability; and (c) such lien, security interest or liability will or would be reasonably likely to have a Material Adverse Effect; or

11.7.       Guarantee.  Any Guarantee provided by any Credit Party or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof and thereof) or any such Guarantor thereunder or any other Credit Party shall deny or disaffirm in writing any such Guarantor’s obligations under the Guarantee; or

11.8.       Pledge Agreement.  Any Pledge Agreement pursuant to which the Stock or Stock Equivalents of any Subsidiary is pledged or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof; or any perfection defect arising solely as a result of the failure of the Collateral Agent to maintain any possessory collateral) or any pledgor thereunder or any other Credit Party shall deny or disaffirm in writing any pledgor’s obligations under any Pledge Agreement; or

11.9.       Security Agreement.  The Security Agreement or any other Security Document pursuant to which the assets of the Borrower or any Subsidiary are pledged as Collateral or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof) or any grantor thereunder or any other Credit Party shall deny or disaffirm in writing any grantor’s obligations under the Security Agreement or any other Security Document; or

11.10.     Mortgages.  Any Mortgage or any material provision of any Mortgage relating to any material portion of the Collateral shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof) or any mortgagor thereunder or any other Credit Party shall deny or disaffirm in writing any mortgagor’s obligations under any Mortgage; or

11.11.     Judgments.  One or more judgments or decrees shall be entered against the Borrower or any of the Restricted Subsidiaries involving a liability of $50,000,000 or more in the aggregate for all such judgments and decrees for the Borrower and the Restricted Subsidiaries (to the extent not paid or covered by insurance provided by a carrier not disputing coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days after the entry thereof; or

11.12.     Change of Control.  A Change of Control shall occur; or

11.13.     Subordination.  The Senior Subordinated Notes or any guarantees of the foregoing shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of the Credit Parties under the Guarantee and the other Security Documents, as the case may be, as provided in the Senior Subordinated Notes Indenture;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent may and, upon the written request of the Required Lenders, shall, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 11.5 shall occur with respect to the Borrower, the result that would occur upon the giving of written notice by the Administrative Agent as specified below shall occur automatically without the giving of any such notice): declare the principal of and any accrued interest and fees in respect of any or all Loans and any or all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

11.14.     Application of Proceeds.  Any amount received by the Administrative Agent or the Collateral Agent from any Credit Party (or from proceeds of any Collateral) following any acceleration of the Obligations under this Agreement or any Event of Default with respect to the Borrower under Section 11.5 shall be applied:

(i)      first, to the payment of all reasonable and documented costs and expenses incurred by the Administrative Agent or Collateral Agent in connection with any collection or sale or otherwise in connection with any Credit Document, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document on behalf of any Credit Party and any other reasonable and documented costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Credit Document (and, if there shall be a shortfall in the amount available pursuant to this clause to pay all amounts due under this clause, on a pro rata basis taking into account all amounts due under this clause (including on account of principal, interest, fees, expenses or otherwise, as applicable));

(ii)     second, to the Tranche B-1 Term Loan Lenders, Tranche C Term Loan Lenders, New B-1 Lenders and New C Lenders, an amount equal to all Obligations owing to them in respect of the Tranche B-1 Term Loans, Tranche C Term Loans, New B-1 Loans and New C Loans on the date of any distribution (other than any amounts in respect of post-petition interest) (and, if there shall be a shortfall in the amount available pursuant to this clause to pay all amounts due under this clause, on a pro rata basis taking into account all amounts due under this clause (including on account of principal, interest, fees, expenses or otherwise, as applicable));

(iii)    third, to the Secured Parties, an amount equal to all remaining Obligations owing to them on the date of any distribution (including any amounts in respect of post-petition interest (including such amounts owed to the Tranche B-1 Term Loan Lenders, Tranche C Term Loan Lenders, New B-1 Lenders and New C Lenders)) and, if there shall be a shortfall in the amount available pursuant to this clause to pay all amounts due under this clause, on a pro rata basis taking into account all amounts due under this clause (including on account of principal, interest, fees, expenses or otherwise, as applicable); and

(iv)    fourth, any surplus then remaining shall be paid to the applicable Credit Parties or their successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct;

provided that any amount received constituting ABL Collateral shall be applied in accordance with the provisions set forth in the Intercreditor Agreement.

11.15.     Acknowledgement by Lenders.  Each Tranche B-2 Term Loan Lender and each New Term Loan Lender holding New Term Loans that were identified by the Borrower to be identical (except as contemplated by Section 2.14 with respect to interest rates and amortization) to Tranche B-2 Term Loans (“New B-2 Loans” and the lenders thereof, “New B-2 Lenders”) hereby agrees to turn over to the Administrative Agent, on behalf of the Tranche B-1 Term Loan Lenders and New Term Loan Lenders holding New Term Loans that were identified by the Borrower to be identical (except as contemplated by Section 2.14 with respect to interest rates and amortization) to Tranche B-1 Term Loans (“New B-1 Loans” and the lenders thereof, “New B-1 Lenders”) or Tranche C Term Loans (“New C Loans” and the lenders thereof, “New C Lenders”), amounts otherwise received or receivable by them to the extent necessary to effectuate the priority of payments set forth in Section 11.14, even if such turnover has the effect of reducing the claim or recovery of the Tranche B-2 Term Loan Lenders and the New B-2

Lenders.  If any Secured Party collects or receives any amount pursuant to Section 11.14 to which it is not entitled thereunder, such Secured Party shall hold the same in trust for the applicable Secured Parties entitled to such amount and shall forthwith deliver the same to the Administrative Agent for the account of such Secured Parties, to be applied in accordance with Section 11.14.

SECTION 12.             The Agents.

12.1.       Appointment.

(a)           Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents and irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto.  The provisions of this Section 12 (other than Section 12.1(c) with respect to the Joint Lead Arrangers and Bookrunners and Section 12.9 with respect to the Borrower) are solely for the benefit of the Agents and the Lenders, and neither the Borrower nor any other Credit Party shall have any rights as third party beneficiary of any such provision. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent.

(b)           The Administrative Agent and each Lender hereby irrevocably designate and appoint the Collateral Agent as the agent with respect to the Collateral, and each of the Administrative Agent and each Lender irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein, or any fiduciary relationship with any of the Administrative Agent or the Lenders and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Collateral Agent.

(c)           Each of the Syndication Agent, Joint Lead Arrangers and Bookrunners and the Documentation Agent, each in its capacity as such, shall not have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Section 12.

12.2.       Delegation of Duties.  The Administrative Agent and the Collateral Agent may each execute any of its duties under this Agreement and the other Credit Documents by or through agents, sub-agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Each such agent, sub-agent or attorney-in-fact shall be entitled to the benefits of all provisions of this Section 12 (as though such agent, sub-agent or attorney in-fact were the “Administrative Agent” or “Collateral Agent” as applicable, under the Credit Documents) as if set forth in full herein with respect thereto.  Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any agents, sub-agents or attorneys-in-fact selected by it in the absence of gross negligence or willful misconduct (as determined in the final judgment of a court of competent jurisdiction).

12.3.       Exculpatory Provisions.  No Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by any of them under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct, as determined in the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein) or (b) responsible in any manner to any of the Lenders or any participant for any recitals, statements, representations or warranties made by any of the Borrower, any Guarantor, any other Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Security Documents, or for any failure of the Borrower, any Guarantor or any other Credit Party to perform its obligations hereunder or thereunder.  No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof.  The Collateral Agent shall not be under any obligation to the Administrative Agent or any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party.  The Administrative Agent will not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or Requirement of Law, including for the avoidance of doubt, any action that may be in violation of the automatic stay under the Bankruptcy Code or any other debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of the Bankruptcy Code or any other debtor relief law.

12.4.       Reliance by Agents.  The Administrative Agent and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or instruction believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent or the Collateral Agent.  The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent and the Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans; provided that the Administrative Agent and Collateral Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Credit Document or applicable law.  For purposes of determining compliance with the conditions specified in the First Amendment and herein on the Restatement Effective Date, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Restatement Effective Date specifying its objection thereto.

12.5.       Notice of Default.  Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent or Collateral Agent, as applicable, has received notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders and the Collateral Agent.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders, provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable.

12.6.       Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders.  Each Lender expressly acknowledges that neither the Administrative Agent nor the Collateral Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or Collateral Agent hereinafter taken, including any review of the affairs of the Borrower, any Guarantor or any other Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Collateral Agent to any Lender or any other Secured Party.  Each Lender and each other Secured Party confirms to the Administrative Agent, the Collateral Agent and each other Lender and each of their respective Related Parties that it (a) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Administrative Agent or the Collateral Agent, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Loans and other extensions of credit hereunder and under the other Credit Documents and (z) in taking or not taking actions hereunder and thereunder, (b) is financially able to bear such risks and (c) has determined that entering into this Agreement and making Loans and other extensions of credit hereunder and under the other Credit Documents is suitable and appropriate for it.  Each Lender acknowledges that (A) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Credit Documents, (B) that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (C) it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Credit Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i)            the financial condition, status and capitalization of the Borrower and each other Credit Party;

(ii)           the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Credit Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Credit Document;

(iii)          determining compliance or non-compliance with any condition hereunder to the making of a Loan and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition; and

(iv)          the adequacy, accuracy and/or completeness of the information delivered by the Administrative Agent, the Collateral Agent, any other Lender or by any of their respective Related Parties under or in connection with this Agreement or any other Credit Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Credit Document.

Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender or any other Secured Party with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Borrower, any Guarantor or any other Credit Party that may come into the possession of the Administrative Agent or the Collateral Agent any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

12.7.       Indemnification.  The Lenders agree to indemnify the Administrative Agent and the Collateral Agent, each in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective portions of the Commitments or Term Loans, as applicable, outstanding on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Term Loans shall have been paid in full, ratably in accordance with their respective portions of the Term Loans in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent or the Collateral Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or the Collateral Agent under or in connection with any of the foregoing, provided that no Lender shall be liable to the Administrative Agent or the Collateral Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Administrative Agent’s or the Collateral Agent’s, as applicable, gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction; provided, further, that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Credit Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 12.7.  In the case of any investigation, litigation or proceeding giving rise to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans), this Section 12.7 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent and the Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys’ fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice rendered in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower, provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto.  If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata portion thereof; and provided further that this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement resulting from such Agent’s gross negligence or willful misconduct.  The agreements in this Section 12.7 shall survive the payment of the Loans and all other amounts payable hereunder.

12.8.                     Agents in Their Individual Capacities.  (a)  Each Agent and its Affiliates shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent or Affiliate thereof and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Agent hereunder in its individual capacity.  Each Agent and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower and any other Credit Party or Affiliate thereof as though it were not an Agent hereunder and without any duty to account therefor to the Lenders.

(b)                                 Each Lender understands that each Agent, acting in its individual capacity, and its Affiliates (collectively, such “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to as “Activities”) and may engage in the Activities with or on behalf of one or more of the Credit Parties or their respective Affiliates.  Furthermore, each Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Credit Parties and their Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in the Borrower and any other Credit Party or their respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Credit Parties or their Affiliates.  Each Lender understands and agrees that in engaging in the Activities, an Agent’s Group may receive or otherwise obtain information concerning the Credit Parties or their Affiliates (including information concerning the ability of the Credit Parties to perform their respective Obligations hereunder and under the other Credit Documents) which information may not be available to any of the Lenders that are not members of such Agent’s Group.  None of the Agents nor any member of any Agent’s Group shall have any duty to disclose to any Lender or use on behalf of any Lender, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of any Credit Party) or to account for any revenue or profits obtained in connection with the Activities, except that the Agent shall deliver or otherwise make available to each Lender such documents as are expressly required by any Credit Document to be transmitted by the Agent to the Lenders.

(c)                                  Each Lender further understands that there may be situations where members of any Agent’s Group or their respective customers (including the Credit Parties and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lender (including the interests of the Lenders hereunder and under the other Credit Documents).  Each Lender agrees that no member of any Agent’s Group is or shall be required to restrict its Activities as a result of the Person serving as an Agent being a member of such Agent’s Group, and that each member of an Agent’s Group may undertake any Activities without further consultation with or notification to any Lender.  None of (i) this Agreement nor any other Credit Document, (ii) the receipt by the Agent’s Group of information concerning the Credit Parties or their Affiliates (including information concerning the ability of the Credit Parties to perform their respective Obligations hereunder and under the other Credit Documents) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including without limitation any duty of trust or confidence) owing by any Agent or any member of an Agent’s Group to any Lender including any such duty that would prevent or restrict an Agent’s Group from acting on behalf of customers (including the Credit Parties or their Affiliates) or for its own account.

12.9.       Successor Agents.  Each of the Administrative Agent and Collateral Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the consent of the Borrower (not to be unreasonably withheld or delayed) so long as no Default under Section 11.1 or 11.5 is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above.  In addition and without any obligation on the part of the retiring Agent to appoint, on behalf of the Lenders, a successor Agent, the retiring Agent may notify the Borrower and the Lenders that no qualifying Person has accepted appointment as successor Agent and the effective date of such retiring Agent’s resignation.  Upon the resignation effective date established in such notice and regardless of whether a successor Agent has been appointed and accepted such appointment, the retiring Agent’s resignation shall nonetheless become effective and (a) the retiring Agent shall be discharged from its duties and obligations as Agent hereunder and under the other Credit Documents and (b) any payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph.  Upon the acceptance of a successor’s appointment as the Administrative Agent or Collateral Agent, as the case may be, hereunder, and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Agent of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations as Agent hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower (following the effectiveness of such appointment) to such successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Section 12 (including 12.7) and Section 13.5 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as an Agent.

Notwithstanding anything to the contrary contained herein, if at any time the Required Lenders determine that the Person serving as the Administrative Agent and/or the Collateral Agent is (without taking into account any provision in the definition of “Defaulting Lender” requiring notice from the Administrative Agent or any other party) a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, by notice to the Borrower and such Person, remove such Person as the Administrative Agent and/or the Collateral Agent, as applicable, and, subject to the consent of the Borrower (not to be unreasonably withheld or delayed) so long as no Default under Section 11.1 or 11.5 is continuing, appoint a successor Administrative Agent and/or Collateral Agent hereunder, as applicable, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  Such removal will, to the fullest extent permitted by applicable law, be effective on the earlier of (a) the date a replacement Administrative Agent and/or a replacement Collateral Agent, as applicable, is appointed and (b) the date that is 30 days after the giving of such notice by the Required Lenders (regardless of whether a replacement Administrative Agent and/or a replacement Collateral Agent, as applicable, has been appointed).

Upon the appointment of a successor Administrative Agent pursuant to this Section 12.9, the Lenders from time to time party hereto agree that the successor Administrative Agent shall be entitled to the Register of the resigning Administrative Agent in a form that shall be mutually agreed by such agents at the time of the appointment of the successor Administrative Agent, and each Agent, Credit Party, Lender and other party party hereto agrees that the successor Administrative Agent shall be entitled to rely upon such Register without further inquiry and such Register shall be conclusive.

12.10.     Withholding Tax.  To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax.  If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

12.11.     Intercreditor Agreement.  The Collateral Agent is hereby authorized to enter into the Intercreditor Agreement, and the parties hereto acknowledge that the Intercreditor Agreement is binding upon them.  Each Lender (a) hereby consents to the subordination of the Liens on the ABL Collateral securing the Obligations on the terms set forth in the Intercreditor Agreement, (b) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (c) hereby authorizes and instructs the Collateral Agent to enter into the Intercreditor Agreement and to subject the Liens on the ABL Collateral securing the Obligations to the provisions thereof.  In addition, each Lender hereby authorizes the Collateral Agent to enter into (i) any amendments to the Intercreditor Agreement and (ii) any other intercreditor arrangements, in the case of clauses (i) and (ii) to the extent required to give effect to the establishment of intercreditor rights and privileges as contemplated and required by Section 10.2(i) and (v) of this Agreement.  The Administrative Agent and the Collateral Agent are authorized to enter into any First Lien Intercreditor Agreement and any Second Lien

Intercreditor Agreement (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by the Borrower of any secured Credit Agreement Refinancing Indebtedness, in order to permit such Credit Agreement Refinancing Indebtedness to be secured by a valid, perfected lien (with such priority as may be designated by the Borrower, to the extent such priority is permitted by the Credit Documents)), and the parties hereto acknowledge that any First Lien Intercreditor Agreement (if entered into) and any Second Lien Intercreditor Agreement (if entered into) will be binding upon them.  Each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any First Lien Intercreditor Agreement (if entered into) or any Second Lien Intercreditor Agreement (if entered into) and (b) hereby authorizes and instructs the Administrative Agent and Collateral Agent to enter into, if applicable, any First Lien Intercreditor Agreement and any Second Lien Intercreditor Agreement (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by the Borrower of any secured Credit Agreement Refinancing Indebtedness, in order to permit such Credit Agreement Refinancing Indebtedness to be secured by a valid, perfected lien (with such priority as may be designated by the Borrower, to the extent such priority is permitted by the Credit Documents)), and to subject the Liens on the Collateral securing the Obligations to the provisions thereof.

12.12.     Agents under Security Documents and Guarantee.  Each Secured Party hereby further authorizes the Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Collateral and the Security Documents.  Subject to Section 13.1, without further written consent or authorization from any Secured Party, the Administrative Agent or Collateral Agent, as applicable, may execute any documents or instruments necessary to in connection with a sale or disposition of assets permitted by this Agreement, (i) release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets, or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 13.1) have otherwise consented or (ii) release any Guarantor from the Guarantee, or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 13.1) have otherwise consented.

12.13.     Right to Realize on Collateral and Enforce Guarantee.  Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrower, the Agents and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

SECTION 13.             Miscellaneous

13.1.       Amendments, Waivers and Releases.  Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 13.1.  The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent and/or the Collateral Agent may, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive in writing, on such terms and conditions as the Required Lenders or the Administrative Agent and/or Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that each such waiver and each such amendment, supplement or modification shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that no such waiver and no such amendment, supplement or modification shall (i) forgive or reduce any portion of any Loan or extend the final scheduled maturity date of any Loan or reduce the stated rate (it being understood that any change to the definition of Consolidated Total Debt to Consolidated EBITDA Ratio or Consolidated Senior Secured Debt to Consolidated EBITDA Ratio or in the component definitions thereof shall not constitute a reduction in the rate and only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the “default rate” or amend Section 2.8(c)), or forgive any portion, or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or extend the final expiration date of any Lender’s Commitment, or increase the aggregate amount of the Commitments of any Lender, or amend or modify any provisions of Section 5.3(a) (with respect to the ratable allocation of any payments only) and 13.8(a) and 13.20, or make any Loan, interest, fee or other amount payable in any currency other than expressly provided herein, in each case without the written consent of each Lender directly and adversely affected thereby, or (ii) amend, modify or waive any provision of this Section 13.1 or reduce the percentages specified in the definitions of the terms “Required Lenders”, “Required Tranche B-1 Term Loan Lenders”, “Required Tranche B-2 Term Loan Lenders”, consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3) or alter the order of application set forth in the final paragraph of Section 11, in each case without the written consent of each Lender directly and adversely affected thereby, or (iii) amend, modify or waive any provision of Section 12 without the written consent of the then-current Administrative Agent and Collateral Agent or any other former or current Agent to whom Section 12 then applies in a manner that directly and adversely affects such Person, or (iv) release all or substantially all of the Guarantors under the Guarantees (except as expressly permitted by the Guarantees or this Agreement) or release all or substantially all of the Collateral under the Security Documents (except as expressly permitted by the Security Documents or this Agreement) without the prior written consent of each Lender, or (v) amend Section 2.9 so as to permit Interest Period intervals greater than six months without regard to availability to Lenders, without the written consent of each Lender directly and adversely affected thereby, or (vi) amend Section 11.14 or 11.15, decrease any Tranche B-1 Repayment Amount, extend any scheduled Tranche B-1 Repayment Date or decrease the amount or allocation of any mandatory prepayment to be received by any Tranche B-1 Term Loan Lender, in each case without the written consent of the Required Tranche B-1 Term Loan Lenders or (vii) amend Section 11.14 or 11.15, decrease any Tranche B-2 Repayment Amount, extend any scheduled Tranche B-2 Repayment Date or decrease the amount or allocation of any mandatory prepayment to be received by any Tranche B-2 Term Loan Lender, in each case without the written consent of the Required Tranche B-2 Term Loan Lenders or (viii) affect the rights or duties of, or any fees or other amounts payable to, any Agent under this Agreement or any other Credit Document without the prior written consent of such Agent.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrower, such Lenders, the Administrative Agent and all future holders of the affected Loans.  In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.  In connection with the foregoing provisions, the Administrative Agent may, but shall have no obligations to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).

Notwithstanding the foregoing, in addition to any credit extensions and related Joinder Agreement(s) effectuated without the consent of Lenders in accordance with Section 2.14, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Term Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and other definitions related to such new Term Loans.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans (“Refinanced Term Loans”) with a replacement term loan tranche (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Margin and Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin and Applicable Margin for such Refinanced Term Loans immediately prior to such refinancing, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Term Loans) and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

The Lenders hereby irrevocably agree that the Liens granted to the Collateral Agent by the Credit Parties on any Collateral shall be automatically released (i) in full, upon the termination of this Agreement and the payment of all Obligations hereunder (except for contingent indemnification obligations in respect of which a claim has not yet been made), (ii) upon the sale or other disposition of such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder) to any Person other than another Credit Party, to the extent such sale or other disposition is made in compliance with the terms of this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Credit Party, upon termination (in accordance with the terms of this Agreement) or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with this Section 13.1), (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the applicable Guarantee (in accordance with the following sentence) and (vi) as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Collateral Documents.  Any such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit Documents.  Additionally, the Lenders hereby irrevocably agree that the Guarantors shall be released from the Guarantees upon consummation of any transaction resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary.  The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender.

13.2.       Notices.  Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile transmission).  All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a)               if to the Borrower, the Administrative Agent or the Collateral Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 13.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(b)               if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent and the Collateral Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Administrative Agent or the Lenders pursuant to Sections 2, 4, and 5 shall not be effective until received.

13.3.       No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

13.4.       Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

13.5.       Payment of Expenses; Indemnification.  The Borrower agrees (a) to pay or reimburse the Agents for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution and delivery of, and any amendment, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of Latham & Watkins LLP and one counsel in each relevant local jurisdiction, (b) to pay or reimburse each Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including the reasonable fees, disbursements and other charges of one counsel to the Administrative Agent, Collateral Agent and the other Agents (unless there is an actual or perceived conflict of interest in which case each such Person may retain its own counsel), (c) to pay, indemnify, and hold harmless each Lender and Agent from, any and all recording and filing fees and (d) to pay, indemnify, and hold harmless each Lender and Agent and their respective Affiliates, directors, officers, employees and agents from and against any and all other liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable and documented fees, disbursements and other charges of one primary counsel and one local counsel in each relevant jurisdiction to such indemnified Persons (unless there is an actual or perceived conflict of interest or the availability of different claims or defenses in which case each such Person may retain its own counsel), related to the Transactions (including, without limitation, the solicitation of consents) or, with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law (other than by such indemnified person or any of its Related Parties (other than any trustee or advisor)) or to any actual or alleged presence, release or threatened release of Hazardous Materials involving or attributable to the operations of the Borrower, any of its Subsidiaries or any of the Real Estate (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided that the Borrower shall have no obligation hereunder to any Agent or any Lender or any of their respective Related Parties with respect to Indemnified Liabilities to the extent it has been determined by a final non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the gross negligence, bad faith or willful misconduct of the party to be indemnified or any of its Related Parties (other than any trustee or advisor) or (ii) any material breach of any Credit Document by the party to be indemnified.  No Person entitled to indemnification under clause (d) of this Section 13.5 shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any such Person have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date).  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 13.5 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Credit Party, its directors, stockholders or creditors or any other Person, whether or not any Person entitled to indemnification under clause (d) of this Section 13.5  is otherwise a party thereto.  All amounts payable under this Section 13.5 shall be paid within ten Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expense in reasonable retail.  The agreements in this Section 13.5 shall survive repayment of the Loans and all other amounts payable hereunder.

13.6.       Successors and Assigns; Participations and Assignments.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as expressly permitted by Section 10.3, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 13.6.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby,

Participants (to the extent provided in clause (c) of this Section 13.6) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders and each other Person entitled to indemnification under Section 13.5) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)       (i)  Subject to the conditions set forth in clause (b)(ii) below, any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not be unreasonably withheld or delayed; it being understood that, without limitation, the Borrower shall have the right to withhold or delay its consent to any assignment if, in order for such assignment to comply with applicable law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority) of:

(A)          the Borrower, provided that no consent of the Borrower shall be required for an assignment (1) to a Lender, an Affiliate of a Lender or an Approved Fund or (2) if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing, any other assignee; and

(B)          the Administrative Agent (which consent shall not be unreasonably withheld or delayed).

Notwithstanding the foregoing, no such assignment shall be made to a natural person.

(ii)           Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000, and increments of $1,000,000 in excess thereof, unless each of the Borrower and the Administrative Agent otherwise consents (which consents shall not be unreasonably withheld or delayed), provided that no such consent of the Borrower shall be required if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing; provided further that contemporaneous assignments to a single assignee made by Affiliates of Lenders and related Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(B)          each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)          The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; and

(D)          the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in a form approved by the Administrative Agent (the “Administrative Questionnaire”).

(iii)          Subject to acceptance and recording thereof pursuant to clause (b)(iv) of this Section 13.6, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 5.4 and 13.5).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 13.6.

(iv)          The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of, the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”).  Further, each Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement.  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Collateral Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and the Collateral Agent, at any reasonable time and from time to time upon reasonable prior notice.

(v)           Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 13.6 (unless waived) and any written consent to such assignment required by clause (b) of this Section 13.6, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.

(c)       (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement

(including all or a portion of its Commitments and the Loans owing to it), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i) or (iv) of the proviso to Section 13.1 that affects such Participant.  Subject to clause (c)(ii) of this Section 13.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 5.4 to the same extent as if it were a Lender and provided that such Participant agrees to be subject to the requirements of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.6.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.8(b) as though it were a Lender, provided such Participant agrees to be subject to Section 13.8(a) as though it were a Lender.

(ii)           A Participant shall not be entitled to receive any greater payment under Section 2.10, 2.11 or 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld).

(d)       Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 13.6 shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.  In order to facilitate such pledge or assignment or for any other reason, the Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower has made its initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a promissory note, substantially in the form of Exhibit D evidencing the Tranche B Term Loans, the Tranche C Term Loans and the New Term Loans with respect to any Series, respectively, owing to such Lender.

(e)       Subject to Section 13.16, the Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

(f)        The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(g)       SPV Lender.  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (a “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it shall not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.  In addition, notwithstanding anything to the contrary contained in this Section 13.6, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.  This Section 13.6(g) may not be amended without the written consent of the SPV.  Notwithstanding anything to the contrary in this Agreement, (x) no SPV shall be entitled to any greater rights under Sections 2.10, 2.11 and 5.4 than its Granting Lender would have been entitled to absent the use of such SPV and (y) each SPV agrees to be subject to the requirements of Sections 2.10, 2.11 and 5.4 as though it were a Lender and has acquired its interest by assignment pursuant to clause (b) of this Section 13.6.

13.7.       Replacements of Lenders under Certain Circumstances.

(a)           The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.10 or 5.4, (b) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such

Section is required to be taken or (c) becomes a Defaulting Lender, with a replacement bank or other financial institution, provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default under Section 11.1 or 11.5 shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts (other than any disputed amounts), pursuant to Section 2.10, 2.11 or 5.4, as the case may be, owing to such replaced Lender prior to the date of replacement, (iv) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b)           If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination that pursuant to the terms of Section 13.1 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then provided no Event of Default then exists, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans, and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent, provided that:  (a) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon.  In connection with any such assignment, the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 13.6.

13.8.       Adjustments; Set-off.

(a)           Subject to Section 11.15, if any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)       Subject to Section 11.15, after the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law,

each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

13.9.       Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

13.10.     Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.11.     Integration.  This Agreement and the other Credit Documents represent the agreement of the Borrower, the Collateral Agent, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Borrower, the Administrative Agent, the Collateral Agent nor any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

13.12.     GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

13.13.     Submission to Jurisdiction; Waivers.  The Borrower irrevocably and unconditionally:

(a)               submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b)               consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)               agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 13.2 at such other address of which the Administrative Agent shall have been notified pursuant to Section 13.2;

(d)               agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)               waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.13 any special, exemplary, punitive or consequential damages.

(f)                Each Borrower agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

13.14.     Acknowledgments.  The Borrower hereby acknowledges that:

(a)               it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b)               (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Borrower, on the one hand, and the Administrative Agent, the Lenders and the other Agents on the other hand, and the Borrower and the other Credit Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Administrative Agent and the other Agents is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for any of the Borrower, any other Credit Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor any other Agent has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any other Credit Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent or other Agent has advised or is currently advising the Borrower, the other Credit Parties or their respective Affiliates on other matters) and neither the Administrative Agent or other Agent has any obligation to the Borrower, the other Credit Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; (iv) the Administrative Agent, each other Agent and each Affiliate of the foregoing may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and their respective Affiliates, and neither the Administrative Agent nor any other Agent has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) neither the Administrative Agent nor any other Agent has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent or any other Agent with respect to any breach or alleged breach of agency or fiduciary duty; and

(c)               no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower, on the one hand, and any Lender, on the other hand.

13.15.     WAIVERS OF JURY TRIAL.  THE BORROWER, EACH AGENT AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

13.16.     Confidentiality. The Administrative Agent, each other Agent and each Lender shall hold all non-public information furnished by or on behalf of the Borrower or any of its Subsidiaries in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender, the Administrative Agent or such other Agent pursuant to the requirements of this Agreement (“Confidential Information”), confidential in accordance with its customary procedure for handling confidential information of this nature and (in the case of a Lender that is a bank) in accordance with safe and sound banking practices and in any event may make disclosure as required or requested by any governmental, regulatory or self-regulatory agency or representative thereof or pursuant to legal process or applicable law or regulation or (a) to such Lender’s or the Administrative Agent’s or such other Agent’s attorneys, professional advisors, independent auditors, trustees or Affiliates, (b) to an investor or prospective investor in a Securitization that agrees its access to information regarding the Credit Parties, the Loans and the Credit Documents is solely for purposes of evaluating an investment in a Securitization and who agrees to treat such information as confidential, (c) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in connection with the administration, servicing and reporting on the assets serving as collateral for a Securitization and who agrees to treat such information as confidential and (d) to a nationally recognized ratings agency that requires access to information regarding the Credit Parties, the Loans and Credit Documents in connection with ratings issued with respect to a Securitization; provided that unless specifically prohibited by applicable law or court order, each Lender, the Administrative Agent and each other Agent shall use commercially reasonable efforts to notify the Borrower of any request made to such Lender, the Administrative Agent or such other Agent, as applicable, by any governmental, regulatory or self-regulatory agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information, and provided further that in no event shall any Lender, the Administrative Agent or any other Agent be obligated or required to return any materials furnished by the Borrower or any Subsidiary.  Each Lender, the Administrative Agent and each other Agent agrees that it will not provide to prospective Transferees or to any pledgee referred to in Section 13.6 or to prospective direct or indirect contractual counterparties in swap agreements to be entered into in connection with Loans made hereunder any of the Confidential Information unless such Person is advised of and agrees to be bound by the provisions of this Section 13.16 or confidentiality provisions at least as restrictive as those set forth in the Section 13.16.

13.17.     Direct Website Communications.

(a)       The Borrower may, at its option, provide to the Administrative Agent any information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under the Credit Agreement prior to the scheduled date therefor, (C) provides notice of any default or event of default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of the Credit Agreement and/or any borrowing or other extension of credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent; provided that:  (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.  Nothing in this Section 13.17 shall prejudice the right of the Borrower, the Administrative Agent, any other Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

(i)      The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents.  Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents.  Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.

(b)       The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”), so long as the access to such Platform is limited (i) to the Agents and the Lenders and (ii) remains subject the confidentiality requirements set forth in Section 13.16.

(c)       THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties” and each an “Agent Party”) have any liability to the Borrower, any Lender, the Letter of Credit Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the internet, except to the extent the liability of any Agent Party resulted from such Agent Party’s (or any of its Related Parties’ (other than any trustee or advisor)) gross negligence, bad faith or willful misconduct or material breach of the Credit Documents.

The Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to the Borrower, its Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to the Credit Documents or otherwise are being distributed through the Platform, any document or notice that the Borrower has indicated contains only publicly available information with respect to the Borrower may be posted on that portion of the Platform designated for such public-side Lenders.  If the Borrower has not indicated whether a document or notice delivered contains only publicly available information, the Administrative Agent shall post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to the Borrower, its Subsidiaries and their securities.  Notwithstanding the foregoing, the Borrower shall use commercially reasonable efforts to indicate whether any document or notice contains only publicly available information.

13.18.     USA PATRIOT Act.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act.

13.19.     Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

13.20.     Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

13.21.     Effect of Amendment and Restatement of the Existing Credit Agreement.

(a)           On the Restatement Effective Date, the Existing Credit Agreement shall be amended and restated in its entirety by this Agreement, and the Existing Credit Agreement shall thereafter be of no further force and effect and shall be deemed replaced and superseded in all respects by this Agreement, except to evidence (i) the incurrence by the Credit Parties of the “Obligations” under and as defined in the Existing Credit Agreement (whether or not such “Obligations” are contingent as of the Restatement Effective Date), (ii) the representations and warranties made by the Credit Parties prior to the Restatement Effective Date (which representations and warranties made prior to the Restatement Effective Date shall not be superseded or rendered ineffective by this Agreement as they pertain to the period prior to the Restatement Effective Date) and (iii) any action or omission performed or required to be performed pursuant to the Existing Credit Agreement prior to the Restatement Effective Date

(including any failure, prior to the Restatement Effective Date, to comply with the covenants contained in the Existing Credit Agreement).  The parties hereto acknowledge and agree that (A) this Agreement and the other Credit Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation or termination of the “Obligations” under the Existing Credit Agreement or the other Credit Documents as in effect prior to the Restatement Effective Date and which remain outstanding as of the Restatement Effective Date, (B) the “Obligations” under the Existing Credit Agreement and the other Credit Documents are in all respects continuing (as amended and restated hereby and which are in all respects hereafter subject to the terms herein) and (C) the Liens and security interests as granted under the applicable Credit Documents securing payment of such “Obligations” are in all respects continuing and in full force and effect and are reaffirmed hereby.  The Borrower and the other Credit Parties acknowledge and agree that Section 13.5 of the Existing Credit Agreement shall, to the extent applicable immediately prior to the Restatement Effective Date, survive for the intended beneficiaries of such provision to the extent such provision applies with respect to any Indemnified Liabilities (under and as defined in Section 13.5 of the Existing Credit Agreement) relating to events and circumstances occurring prior to the Restatement Effective Date.

(b)           On and after the Restatement Effective Date, (i) all references to the Existing Credit Agreement or the Credit Agreement in the Credit Documents (other than this Agreement) shall be deemed to refer to the Existing Credit Agreement, as amended and restated hereby, (ii) all references to any section (or subsection) of the Existing Credit Agreement or the Credit Agreement in any Credit Document (but not herein) shall be amended to become, mutatis mutandis, references to the corresponding provisions of this Agreement and (iii) except as the context otherwise provides, on or after the Restatement Effective Date, all references to this Agreement herein (including for purposes of indemnification and reimbursement of fees) shall be deemed to be references to the Existing Credit Agreement, as amended and restated hereby.

(c)           This amendment and restatement is limited as written and is not a consent to any other amendment, restatement or waiver or other modification, whether or not similar and, except as expressly provided herein or in any other Credit Document, all terms and conditions of the Credit Documents remain in full force and effect unless otherwise specifically amended hereby or by any other Credit Document.

(d)           Each Credit Party hereby (i) expressly acknowledges the terms of this Agreement, (ii) ratifies and affirms its obligations under the Credit Documents (including guarantees and security agreements) executed by such Credit Party and (iii) acknowledges, renews and extends its continued liability under all such Credit Documents and agrees such Credit Documents remain in full force and effect, including with respect to the obligations of the Borrowers as modified by this Agreement.  Each Credit Party further acknowledges and agrees to each Agent and each Lender that after giving effect to this Agreement, neither the modification of the Existing Credit Agreement effected pursuant to this Agreement, nor the execution, delivery, performance or effectiveness of this Agreement (A) impairs the validity, effectiveness or priority of the Liens granted pursuant to any Credit Document (as such term is defined in the Existing Credit Agreement), and such Liens continue unimpaired with the same priority to secure repayment of all Obligations, whether heretofore or hereafter incurred or (B) requires that any new filings be made or other action taken to perfect or to maintain the perfection of such Liens.

(e)           From and after the Restatement Effective Date, each of the Administrative Agent, the Collateral Agent and each Lender under the Existing Credit Agreement on the Restatement Effective Date shall be deemed to continue to be a party to this Agreement in such respective capacity until such Person ceases to be a party hereto in accordance with the terms of this Agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

DOLLAR GENERAL CORPORATION, as the Borrower

By:	/s/ Wade Smith
Name: Wade Smith
Title: Vice President and Treasurer

CITICORP NORTH AMERICA, INC., as Administrative Agent and Collateral Agent

By:	/s/ David Leland
Name: David Leland
Title: Vice President

Signature Page to Dollar General Amended and Restated Credit Agreement

Schedule 1.1(b)

Mortgaged Properties

1.               100 Mission Ridge, Goodlettsville, TN - Dollar General Corporation’s corporate headquarters, subject to a lease agreement by and between Industrial Development Board of the Metropolitan Government of Nashville and Davidson County, as Landlord and Dollar General Corporation, assignee of Atlantic Financial Group, as Tenant.

2.               427 Beech Street, Scottsville, KY- distribution center, owned by Dolgencorp, LLC

3.               3207 Philpott Rd, South Boston, VA- distribution center, owned by Sun Dollar, L.P.

4.               2505 East Pointe Drive, Zanesville, OH- distribution center, owned by DGC Properties LLC

5.               1451 Spartanburg Highway, Jonesville, SC- distribution center, owned by Dolgencorp, LLC

6.               5575 E. Dollar General Way, Marion, IN- distribution center, owned by Dolgencorp, LLC

7.               17815 Peggy Road, Alachua, FL- distribution center, owned by Dolgencorp, LLC

8.               4101 Lakeshore Parkway, Bessemer, AL — distribution center, owned by Dolgencorp, LLC

Schedule 1.1(d)

Excluded Subsidiaries

DGC Holdings, LLC

Ashley River Insurance Company, Inc.

Dollar General Literacy Foundation

Schedule 8.3

No Violation

None.

Schedule 8.4

Litigation

1.                                       On August 7, 2006, a lawsuit entitled Cynthia Richter, et al. v. Dolgencorp, Inc., et al. was filed in the United States District Court for the Northern District of Alabama (Case No. 7:06-cv-01537-LSC) (“Richter”) in which the plaintiff alleges that she and other current and former Dollar General store managers were improperly classified as exempt executive employees under the Fair Labor Standards Act (“FLSA”) and seeks to recover overtime pay, liquidated damages, and attorneys’ fees and costs. On August 15, 2006, the Richter plaintiff filed a motion in which she asked the court to certify a nationwide class of current and former store managers. Dollar General Corporation (“Dollar General” or the “Company”) opposed the plaintiff’s motion. On March 23, 2007, the court conditionally certified a nationwide class. On December 2, 2009, notice was mailed to over 28,000 current or former Dollar General store managers. Approximately 3,950 individuals have opted into the lawsuit, approximately 800 of whom have been dismissed for various reasons, including failure to cooperate in discovery.

On January 31, 2012, the court entered an amended scheduling order that governs, among other things, an extended deadline for certain limited fact discovery (March 9, 2012) and the Company’s anticipated decertification motion (March 23, 2012). No deadline currently exists for potentially dispositive motions, and the Court has not set a trial date.

The Company believes that its store managers are and have been properly classified as exempt employees under the FLSA and that the Richter action is not appropriate for collective action treatment. The Company has obtained summary judgment in some, although not all, of its pending individual or single-plaintiff store manager exemption cases in which it has filed such a motion.

The Company is vigorously defending the Richter matter. However, at this time, it is not possible to predict whether Richter ultimately will be permitted to proceed collectively, and no assurances can be given that the Company will be successful in its defense of the action on the merits or otherwise. Similarly, at this time the Company cannot estimate either the size of any potential class or the value of the claims asserted in Richter. For these reasons, the Company is unable to estimate any potential loss or range of loss in the matter; however, if the Company is not successful in its defense efforts, the resolution of Richter could have a material adverse effect on the Company’s financial statements as a whole.

2.                                       On March 7, 2006, a complaint was filed in the United States District Court for the Northern District of Alabama (Janet Calvert v. Dolgencorp, Inc., Case No. 2:06-cv-00465-VEH (“Calvert”)), in which the plaintiff, a former store manager, alleged that she was paid less than male store managers because of her sex, in violation of the Equal Pay Act and Title VII of the Civil Rights Act of 1964, as amended (“Title VII”) (now captioned, Wanda Womack, et al. v. Dolgencorp, Inc., Case No. 2:06-cv-00465-VEH). The complaint subsequently was amended to include additional plaintiffs, who also allege to have been paid less than males because of their sex, and to add allegations that the Company’s compensation practices disparately impact females. Under the amended complaint, plaintiffs seek to proceed collectively under the Equal

Pay Act and as a class under Title VII, and request back wages, injunctive and declaratory relief, liquidated damages, punitive damages and attorneys’ fees and costs.

On July 9, 2007, the plaintiffs filed a motion in which they asked the court to approve the issuance of notice to a class of current and former female store managers under the Equal Pay Act. The Company opposed plaintiffs’ motion. On November 30, 2007, the court conditionally certified a nationwide class of females under the Equal Pay Act who worked for Dollar General as store managers between November 30, 2004 and November 30, 2007. The notice was issued on January 11, 2008, and persons to whom the notice was sent were required to opt into the suit by March 11, 2008. Approximately 2,100 individuals opted into the lawsuit.

On April 19, 2010, the plaintiffs moved for class certification relating to their Title VII claims. The Company filed its response to the certification motion in June 2010. Briefing has closed, and the motion remains pending. The Company’s motion to decertify the Equal Pay Act class was denied as premature. If the case proceeds, the Company expects to file a similar motion in due course.

The parties agreed to mediate this action, and the court stayed the action pending the results of the mediation. The mediation occurred in March and April, 2011, and the Company has reached an agreement in principle to settle the matter on behalf of the entire putative class. The proposed settlement, which still must be approved by the court, provides for both monetary and equitable relief. Under the proposed terms, the Company will pay $15.5 million into a fund for the class members that will be apportioned and paid out to individual members (less any additional attorneys’ fees or litigation costs approved by the court), upon submission of a valid claim. It will pay an additional $3.25 million for plaintiffs’ legal fees and costs. Of the total $18.75 million anticipated payment, the Company expects to receive reimbursement from its Employment Practices Liability Insurance (“EPLI”) carrier of approximately $15.9 million, which represents the balance remaining of the $20 million EPLI policy covering the claims. In addition, the Company has agreed to make certain adjustments to its pay setting policies and procedures for new store managers. If the settlement is approved, the Company expects to implement the new pay policies and practices no later than April 2012. Documents related to the parties’ request for preliminary approval of the proposed settlement were filed on October 28, 2011. A hearing on the proposed settlement has been held and the Company expects the court to approve the settlement soon. Because it deemed settlement probable and estimable, the Company accrued for the net settlement as well as for certain additional anticipated fees related thereto during the first quarter of 2011, and concurrently recorded a receivable of approximately $15.9 million from its EPLI carrier.

At this time, although probable it is not certain that the court will approve the settlement. If it does not, and the case proceeds, it is not possible at this time to predict whether the court ultimately will permit the action to proceed collectively under the Equal Pay Act or as a class under Title VII. Although the Company intends to vigorously defend the action, no assurances can be given that it would be successful in the defense on the merits or otherwise. At this stage in the proceedings, the Company cannot estimate either the size of any potential class or the value of the claims raised in this action if it proceeds. For these reasons, the Company is unable to estimate any potential loss or range of loss in such a scenario; however, if the Company is not successful in defending this action, its resolution could have a material adverse effect on the Company’s financial statements as a whole.

3.                                       On May 20, 2011, a lawsuit entitled Winn-Dixie Stores, Inc., et al. v. Dolgencorp, LLC was filed in the United States District Court for the Southern District of Florida (Case No. 9:11-cv-80601-DMM) (“Winn-Dixie”) in which the plaintiffs allege that the sale of food and other items in approximately 70 of the Company’s stores, each of which allegedly is or was at some time co-located in a shopping center with one of plaintiffs’ stores, violates restrictive covenants that plaintiffs contend are binding on the occupants of the shopping centers. Plaintiffs seek damages and an injunction limiting the sale of food and other items in those stores. Although plaintiffs have not made a demand for any specific amount of damages at this point in the proceeding, documents prepared and produced by plaintiffs during discovery suggest that plaintiffs may seek as much as $55 million or more. The Company intends to vigorously defend the Winn-Dixie matter and views that sum as wholly without basis and unsupported by the law and the facts currently available. The various leases involved in the matter are unique in their terms and/or the factual circumstances surrounding them, and, in some cases, the stores named by plaintiffs are not now and have never been co-located with plaintiffs’ stores. The Company has filed a motion challenging the admissibility of plaintiffs’ damages expert. A hearing on that motion was held February 29, 2012, and no ruling has been made. The case is currently scheduled for trial in May of 2012 and has been consolidated with similar cases against Big Lots and Dollar Tree. However, at this time, no assurances can be given that the Company will be successful in its defense of the action on the merits or otherwise. Similarly, at this time, because of certain outstanding threshold issues that have yet to be addressed by the court, the Company is unable to estimate potential losses; however, if the Company is not successful in defending the Winn-Dixie matter, the outcome could have a material adverse effect on the Company’s financial statements as a whole.

Schedule 8.12

Subsidiaries

	Entity	Jurisdiction	Ownership of Capital Stock/Partners/Members	Type	Material?
1	Dolgencorp, LLC	Kentucky	Dollar General Corporation	Limited liability company	Yes
2	Dolgencorp of Texas, Inc.	Kentucky	DG Strategic I, LLC DG Promotions, Inc. and Dollar General	Corporation	Yes
3	Dollar General Partners	Kentucky	Corporation - General Partners	General partnership	Yes
4	Dolgencorp of New York, Inc.	Kentucky	Dollar General Corporation	Corporation	Yes
5	DG Logistics, LLC	Tennessee	DG Transportation, Inc.	Limited liability company	No
6	DG Promotions, Inc.	Tennessee	Dollar General Corporation	Corporation	No
7	Retail Risk Solutions, LLC	Tennessee	Dollar General Corporation	Limited liability company	No
8	DC Financial, LLC	Tennessee	Dollar General Corporation	Limited liability company	No
9	DG Strategic I, LLC	Tennessee	Dollar General Corporation	Limited liability company	No
10	DG Strategic II, LLC	Tennessee	Dollar General Corporation	Limited liability company	No
11	Dolgen Midwest, LLC	Tennessee	DG Strategic I, LLC	Limited liability company	Yes
12	Dolgen I, Inc.	Tennessee	Dollar General Corporation	Corporation	No
13	Dolgen II, Inc.	Tennessee	Dollar General Corporation	Corporation	No
14	Dolgen III, Inc.	Tennessee	Dollar General Corporation	Corporation	No
15	Dolgen California, LLC	Tennessee	Dollar General Corporation	Limited liability company	No
16	DG eCommerce, LLC	Tennessee	Dollar General Corporation	Limited liability company	No
17	DG Strategic VI, LLC	Tennessee	Dollar General Corporation	Limited liability company	No
18	DG Strategic VII, LLC	Tennessee	Dollar General Corporation	Limited liability company	No
19	DG Strategic VIII, LLC	Tennessee	Dollar General Corporation	Limited liability company	No
20	Retail Property Investments, LLC	Delaware	Dollar General Corporation	Limited liability company	No
21	DG Transportation, Inc.	Tennessee	Dollar General Corporation	Corporation	No
22	DG Retail, LLC	Tennessee	DG Promotions, Inc	Limited liability company	Yes
23	South Boston Holdings, Inc.	Delaware	Dollar General Corporation	Corporation	No
24	Sun-Dollar, L.P.	California	South Boston Holdings, Inc. — General Partner Dollar General Corporation - Limited Partner	Limited partnership	No
25	South Boston FF&E, LLC	Delaware	Sun-Dollar, L.P.	Limited liability company	No
26	Dollar General Literacy Foundation Dollar General Global Sourcing	Tennessee	Dollar General Corporation Dollar General Corporation & DGC Holdings,	Non profit corporation Corporation	No
27	Limited	Hong Kong	LLC		No
28	DGC Holdings, LLC	Delaware South	Dollar General Corporation	Limited liability company	No
29	Ashley River Insurance Company, Inc.	Carolina	Dollar General Corporation	Corporation	Yes

Schedule 8.15(a)

Properties

None.

Schedule 9.9

Closing Date Affiliate Transactions

None.

Schedule 10.1

Restatement Effective Date Indebtedness

1                  Lease dated as of January 19, 1999 between DG Ardmore, LLC as Landlord and Dollar General Corporation as Tenant (Ardmore, OK distribution center)

2                  Motor Vehicle Fleet Open-End Finance Lease Agreement dated as of April 3, 2002 between D.L. Peterson Trust as Lessor and Dolgencorp, Inc. as Lessee

3                  Loan Agreement, dated as of July 1, 2005 between City of Marion, IN and Dolgencorp, LLC (f/k/a Dolgencorp, Inc.) (currently secured by Letter of Credit Reimbursement Agreement dated July 1, 2005 between Dolgencorp, Inc. and Keybank National Association)

4                  Dollar General Market store lease, Scottsville, KY, store 9806 (Capital Lease) between Jones & Sons Properties LLC, as lessor and Dollar General Partners, as lessee

5                  Dollar General Market store lease, Bowling Green, KY, store 9811 (Capital Lease) between Jones & Sons Properties LLC, as lessor and Dollar General Partners, as lessee

6                  Dollar General Market store lease, Lewisburg, TN, store 9824 (Capital Lease) between DGM Lewisburg, LLC, as lessor and Dolgencorp, Inc, as lessee

7                  Installment Payment Agreement dated as of January 4, 2012 by and between Cisco Systems Capital Corporation and the Company.

8                  $20,168,000 demand note owed by Dollar General Corporation to Ashley River Insurance Company, Inc. The funds were utilized by Dollar General Corporation to finance other intercompany loans.

9                  $20,900,000 demand note owed by Dollar General Corporation to Ashley River Insurance Company, Inc. The funds were utilized by Dollar General Corporation to finance other intercompany loans.

10            $55,000,000 of intercompany debt owed by Dollar General Corporation to Ashley River Insurance Company, Inc. The funds were utilized by Dollar General Corporation to finance other intercompany loans.

11            $45,000,000 of intercompany debt owed by Dollar General Corporation to Ashley River Insurance Company, Inc. The funds were utilized by Dollar General Corporation to finance other intercompany loans.

12            $15,000,000 demand note owed by Dollar General Corporation to Ashley River Insurance Company, Inc. The funds were utilized by Dollar General Corporation to finance other intercompany loans.

13            $69,000,000 of intercompany debt owed by Dollar General Corporation to Ashley River Insurance Company, Inc. The funds were utilized by Dollar General Corporation to finance other intercompany loans.

14            $50,000,000 of intercompany debt owed by Dollar General Corporation to Ashley River Insurance Company, Inc. The funds were utilized by Dollar General Corporation to finance other intercompany loans.

15            $5,500,000 revolving promissory note owed by Dollar General Corporation to Ashley River Insurance Company, Inc. The funds were utilized by Dollar General Corporation to finance other intercompany loans.

16            $42,925,881(1) of intercompany debt owed by Dollar General Corporation to Dollar General Global Sourcing Limited for buying agent commissions, net of expenses.

(1) As of February 3, 2012

Schedule 10.2

Restatement Effective Date Liens

Existing Liens

1.                                       UCC financing statement between Dolgencorp, Inc., as debtor, and Tennant Financial Services, as secured party, in the State of Kentucky on 5/29/2007, file number 2007-2247502-71.1, with respect to 1 Tennant Model M20 Scrubber/Sweeper

2.                                       UCC financing statement between Dollar General Corporation, as debtor, and Indianola DG Property, LLC c/o Castle Cooke Properties, Inc., as secured party, in the State of Tennessee on 06/07/2000, file number 300-034269, amended on 05/21/2002, file number 202-031512, continued on 12/08/2004, file number 304-067099 and continued on 01/21/2010, file number 310-004150, with respect to Computers to run warehouse management systems, wireless display and keypad/scanner interface devices, printers and print services used for corporate computer systems, 1000 printers used for shipping and receiving, and network equipment

3.                                       UCC financing statement between Dollar General Corporation, as debtor, and Towsend Fulton, LLC, as secured party, in the State of Tennessee on 06/07/2000, file number 300-034270, amended on 05/29/2002, file number 302-031099, continued on 12/08/2004, file number 104-066277 and continued on 01/21/2010, file number 310-004149, with respect to 1 Rapistan Model 2420-RS200 Plus Positive Sorter Equipped Sort View and Rapid View Control Systems, 32 Model 3020 Powered Extendable Trailer Loads, 4 Stuart Glapak Powered Extended Receiving Conveyors, 21,750 model 1,276 feet of Transportation Seven Sorter Conveyors

4.                                       UCC financing statement between Dollar General Corporation, as debtor, and Wachovia Bank, National Association, as Master Servicer on behalf of, Wilmington, DE Trust Pay Agent, as Trustee for the benefit of the Certificate Holders of, Commercial Mortgage Pass-Through Certificates Dollar General, as secured party, in the State of Tennessee on 12/08/2004, file number 204-049006, in lieu of a Continuation Statement for the following previously filed financing statement with file number 4054945 dated 06/07/2000 in Missouri, each of which remains effective, and continued on 07/09/2009, file number 309-036689, with respect to 1 Rapistan Model 2420-RS200 Plus Positive Sorter Equipped Sort View and Rapid View Control Systems, 32 Model 3020 Powered Extendable Trailer Loads, 4 Stuart Glapak Powered Extendable Receiving Conveyors, 21,750 model 1,276 feet of Transportation Seven Sorter Conveyors

5.                                       UCC financing statement between Dollar General Corporation, as debtor, and Wachovia Bank, National Association, as Master Servicer on behalf of,

Wilmington, DE Trust Pay Agent, as Trustee for the benefit of the Certificate Holders of, Commercial Mortgage Pass-Through Certificates Dollar General, as secured party, in the State of Tennessee on 01/07/2005, file number 105-001480, in lieu of a Continuation Statement for the previously filed financing statement with file number 000801 dated 06/08/2000 in Callaway county Missouri, each of which remains effective, and continued on 07/09/2009, file number 309-036688, with respect to certain specified equipment

6.                                       UCC financing statement between Dollar General Corporation, as debtor, and Oce North America, Inc., as secured party, in the State of Tennessee on 05/22/08, file number 108-020665, with respect to equipment covered under equipment schedule #336969-0395 to trial agreement #T336969

7.                                       UCC financing statement between Dollar General Corporation, as debtor, and US Bancorp, as secured party, in the State of Tennessee on 03/31/2006, file number 306-118069, with respect to Lease # 605927 Konica Minolta C450

8.                                       UCC financing statement between Dollar General Corporation, as debtor, and US Bancorp, as secured party, in the State of Tennessee on 04/17/2006, file number 306-121316, with respect to Lease # 614933 1067419, Copiers 311702509C MC450 1067420, Copiers 311702509 MC450

9.                                       UCC financing statement between Dollar General Corporation, as debtor, and US Bancorp, as secured party, in the State of Tennessee on 10/25/2006, file number 206-067073, with respect to 1160211 Copiers

10.                                 UCC financing statement between Dollar General Corporation, as debtor, and Marlin Leasing Corp., as secured party, in the State of Tennessee on 12/20/2006, file number 106-215884, with respect to 1 KM4035 Kyocera Digital Copier S/N: L3056692, 1 KM4035 Kyocera Digital Copier S/N: L3056695

11.                                 UCC financing statement between Dollar General Corporation, as debtor, and CIT Technology Financing Services, Inc., as secured party, in the State of Tennessee on 01/02/2007, file number 107-000174, with respect to 1 Konica Minolta Bizhub 420 S/N # 42GE06517, 2 Konica Minolta Bizhub 350 S/N #s 31117688, 31117663

12.                                 UCC financing statement between Dollar General Corporation, as debtor, and Crown Credit Company, as secured party, in the State of Tennessee on 04/25/2007, file number 307-126909, with respect to 1 Factory Cat Sweeper, 34, S/N: 46553

13.                                 The Ashley River Insurance Company, Inc. minimum capital requirement for state regulators in the amount of $250,000, required to be maintained in a depository account.

14.                                 Leases described in Items 1 - 4 on Schedule 10.1.

15.                                 Purchase money security interest against Dolgencorp, LLC, Dolgencorp of Texas, Inc., Dolgencorp of New York, Inc. and Dollar General Partners in favor of American Greetings Corporation in the State of Kentucky on 01/07/2011 and amended on 02/27/2012, file number 2011-2495504-33, for inventory delivered by American Greetings Corporation to debtors, including various counter cards, stickers and all proceeds thereof on a direct-to-store delivery basis for sale.

16.                                 Purchase money security interest against Dollar General Corporation, DG Retail, LLC and Dolgen Midwest, LLC in favor of American Greetings Corporation in the State of Tennessee on 01/13/2011, file number 211-052134 and amended on 02/28/2012, file number 312-309021, for inventory delivered by American Greetings Corporation to debtors, including various counter cards, stickers and all proceeds thereof on a direct-to-store delivery basis for sale.

17.                                 UCC financing statement between Dollar General Corporation, as debtor, and US Bancorp, as secured party, in the State of Tennessee on 12/18/07, file number 207-091073, for informational purposes only, with respect to certain specified equipment

18.                                 UCC financing statement between Dollar General Corporation, as debtor, and Leaf Funding Inc., as secured party, in the State of Tennessee on 05/14/08, file number 108-019919, with respect to 38 720 Premier Water Coolers

19.                                 UCC financing statement between Dollar General Corporation, as debtor, and Oce North America, Inc., as secured party, in the State of Tennessee on 08/21/2008, file number 108-028282, with respect to equipment covered under equipment purchase schedule #336965-4270 to master agreement #336965

20.                                 UCC financing statement between Dollar General Corporation, as debtor, and Oce North America, Inc., as secured party, in the State of Tennessee on 08/21/2008, file number 108-028283, with respect to equipment covered under equipment purchase schedule #336965-4019 to master agreement #336965

21.                                 UCC financing statement between Dollar General Corporation, as debtor, and US Express Leasing, Inc., as secured party, in the State of Tennessee on 11/03/2008, file number 308-065589, with respect to certain Konica and Kyocera equipment leased pursuant to Lease Agreement dated October 30,

2008, by and between US Express Leasing, Inc. as lessor and Dollar General Corporation as lessee

22.                                 UCC financing statement between Dollar General Corporation, as debtor, and US Express Leasing, Inc., as secured party, in the State of Tennessee on 12/31/2008, file number 108-035312, with respect to certain Kyocera equipment leased pursuant to Lease Agreement dated December 14, 2008, by and between US Express Leasing, Inc. as lessor and Dollar General Corporation as lessee

23.                                 UCC financing statement between Dollar General Corporation, as debtor, and Great American Leasing Corporation, as secured party, in the State of Tennessee on 02/26/2009, file number 209-010439, with respect to certain Kyocera equipment

24.                                 UCC financing statement between Dollar General Corporation, as debtor, Tygris Vendor Finance, Inc., as secured party, in the State of Tennessee on 04/03/2009, file number 309-016199, with respect to certain Kyocera equipment

25.                                 UCC financing statement between Dollar General Corporation, as debtor, Tygris Vendor Finance, Inc., as secured party, in the State of Tennessee on 07/09/2009, file number 309-036611, with respect to certain Kyocera equipment

26.                                 UCC financing statement between Dollar General Corporation, as debtor, Tygris Vendor Finance, Inc., as secured party, in the State of Tennessee on 08/28/2009, file number 309-047034, with respect to certain Kyocera equipment

27.                                 UCC financing statement between Dollar General Corporation, as debtor, EMC Corporation, as secured party, in the State of Tennessee on 03/31/2010, file number 310-018388, with respect to certain domain names

28.                                 UCC financing statement between Dollar General Corporation, as debtor, CIT Technology Financing Services, Inc., as secured party, in the State of Tennessee on 05/19/2010, file number 310-029479, with respect to certain Kyocera equipment

29.                                 UCC financing statement between Dollar General Corporation, as debtor, and EverBank Commercial Finance, Inc., as secured party, in the State of Tennessee on 01/14/2011, file number 111-011293, with respect to certain Kyocera equipment leased pursuant to Lease Agreement dated November 12, 2010, by and between EverBank Commercial Finance, Inc. as lessor and Dollar General Corporation as lessee

30.                                 UCC financing statement between Dollar General Corporation, as debtor, and Marlin Leasing Corp, as secured party, in the State of Tennessee on 06/01/2011, file number 311-032590, and amended on 06/17/2011, file number 111-030790, with respect to certain Kyocera equipment

31.                                 UCC financing statement between Dollar General Corporation, as debtor, and Marlin Leasing Corp, as secured party, in the State of Tennessee on 12/27/2011, file number 211-091932, and amended on 01/31/2012, file number 112-204284, with respect to certain Kyocera equipment

32.                                 UCC financing statement between Dollar General Corporation, as debtor, and Marlin Business Bank, as secured party, in the State of Tennessee on 01/17/2012, file number 212-002736, and amended on 02/09/2012, file number 212-007174, with respect to certain Kyocera equipment

33.                                 UCC financing statement between Dollar General Corporation, as debtor, and Marlin Business Bank, as secured party, in the State of Tennessee on 02/28/2012, file number 312-308825, with respect to certain Kyocera equipment

Schedule 10.4

Scheduled Dispositions

1.              Disposition of inventory in connection with the elimination of the historical packaway strategy and closure of certain stores under project Alpha.

Schedule 10.5

Restatement Effective Date Investments

Intercompany loans listed on Schedule 10.1.

Intercompany note by and between payor DG Ardmore, LLC and payee DC Financial, LLC in the original amount of $46,163,666, and total amount outstanding of $26,503,778 at February 3, 2012

Schedule 13.2

Notice Addresses

Wade Smith, VP & Treasurer

Dollar General Corporation

100 Mission Ridge

Goodlettsville, TN 37072

615.855.4809 facsimile

Loan Administration

Citibank, N.A.

1615 Brett Road, Building III

New Castle, DE 19720

Tel.: 302-894-6010

Fax: 212-994-0847

Email: global.loans.support@citi.com

EXHIBIT A

FORM OF MORTGAGE (REAL PROPERTY)

See Execution Version

A-1

EXHIBIT B

FORM OF PERFECTION CERTIFICATE

See Execution Version

B-1

EXHIBIT C

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This Assignment and Acceptance Agreement (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement (as defined below), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and accepts from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’ rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including, to the extent included in any such facilities, letters or credit) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an Affiliate/Approved Fund(1)]

3.	Borrower:	Dollar General Corporation

4.	Administrative Agent:	Citicorp North America, Inc., as Administrative Agent under the Credit Agreement.

5.	Credit Agreement:

The Amended and Restated Credit Agreement dated as of March 30, 2012 (as further amended, replaced, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among DOLLAR GENERAL CORPORATION, a Tennessee corporation (the “Borrower”), the Lenders party thereto from time to time, GOLDMAN SACHS LENDING PARTNERS LLC, as Syndication Agent, CITICORP NORTH AMERICA, INC., as Administrative Agent and Collateral Agent, CITIGROUP GLOBAL MARKETS INC., GOLDMAN SACHS LENDING PARTNERS LLC and KKR CAPITAL MARKETS LLC, as Joint Lead Arrangers and Bookrunners, and KKR CAPITAL MARKETS LLC, as Documentation Agent.

(1) Select as applicable

6.             Assigned Interest:

	Aggregate Amount of	Amount of
	Commitment/Loans	Commitment/Loans	Percentage Assigned of
Facility Assigned	for all Lenders	Assigned	Commitment/Loans(1)

Tranche B-1 Term	$	$		%
Loans

Tranche B-2 Term	$	$		%
Loans

Tranche C	$	$		%
Term Loans

Effective Date:                             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

7.             Notice and Wire Instructions:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Notices:	Notices:

Attention:	Attention:
Telecopier:	Telecopier:

with a copy to:	with a copy to:

Attention:	Attention:
Telecopier:	Telecopier:

Wire Instructions:	Wire Instructions:

The terms set forth in this Assignment are hereby agreed to:

(1) Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

CITICORP NORTH AMERICA, INC.
as Administrative Agent

By:
Title:

[Consented to:](1)

DOLLAR GENERAL CORPORATION

By:
Title:

(1) To be executed by Borrower to the extent consent is required under Section 13.6(b) of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ACCEPTANCE AGREEMENT

1.                                       Representations and Warranties.

1.1                                 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2                                 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (iv) if it is a Non-U.S. Lender, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.                                       Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

ANNEX 1-1

3.                                       General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to conflict of laws principles thereof.

ANNEX 1-2

EXHIBIT D

FORM OF PROMISSORY NOTE

New York

$                             [                    ], 20[    ]

FOR VALUE RECEIVED, the undersigned, DOLLAR GENERAL CORPORATION, a Tennessee corporation (the “Borrower”), hereby unconditionally promises to pay to the order of [Lender] or its registered assigns (the “Lender”), at the Administrative Agent’s Office or such other place as CITICORP NORTH AMERICA, INC. (the “Administrative Agent”) shall have specified, in Dollars and in immediately available funds, in accordance with Section 5.3 of the Credit Agreement (as defined below; capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement) on the [Tranche B Term Loan Maturity Date for the Tranche B Term Loans] [Tranche C Term Loan Maturity Date for the Tranche C Term Loans] [New Term Loan Maturity Date for the Series [    ] New Term Loans], the principal amount of [            ] Dollars ($[      ]) or, if less, the aggregate unpaid principal amount of all [Tranche B-1] [Tranche B-2] [Tranche C] Term Loans [Series [    ] New Term Loans], if any, made by the Lender to the Borrower pursuant to the Credit Agreement. The Borrower further unconditionally promises to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates per annum and on the dates specified in Section 2.8 of the Credit Agreement and in the applicable Joinder Agreement.

This Promissory Note is one of the promissory notes referred to in Section 13.6 of the Amended and Restated Credit Agreement, dated as of March 30, 2012 (as further amended, replaced, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among DOLLAR GENERAL CORPORATION, a Tennessee corporation (the “Borrower”), the Lenders party thereto from time to time, GOLDMAN SACHS LENDING PARTNERS LLC, as Syndication Agent, CITICORP NORTH AMERICA, INC., as Administrative Agent and Collateral Agent, CITIGROUP GLOBAL MARKETS INC., GOLDMAN SACHS LENDING PARTNERS LLC and KKR CAPITAL MARKETS LLC, as Joint Lead Arrangers and Bookrunners, and KKR CAPITAL MARKETS LLC, as Documentation Agent. This Promissory Note is subject to, and the Lender is entitled to the benefits of, the provisions of the Credit Agreement, and the [Tranche B-1] [Tranche B-2] [Tranche C] Term Loans [Series [    ] New Term Loans] evidenced hereby are guaranteed and secured as provided therein and in the other Credit Documents. The [Tranche B-1] [Tranche B-2] [Tranche C] Term Loans [Series [    ] New Term Loans] evidenced hereby are subject to prepayment prior to the [Tranche B Term Loan Maturity Date for Tranche B Term Loans] [Tranche C Term Loan Maturity Date for Tranche C Term Loans] [New Term Loan Maturity Date for Series [    ] New Term Loans], in whole or in part, as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Promissory Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive diligence, presentment, demand, protest and notice of any kind whatsoever in connection with this Promissory Note. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or the Lender, any right, remedy, power or privilege hereunder or under the Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. A waiver by the

D-1

Administrative Agent or the Lender of any right, remedy, power or privilege hereunder or under any Credit Document on any one occasion shall not be construed as a bar to any right or remedy that the Administrative Agent or the Lender would otherwise have on any future occasion. The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights, remedies, powers and privileges provided by law.

All payments in respect of the principal of and interest on this Promissory Note shall be made to the Person recorded in the Register as the holder of this Promissory Note, as described more fully in Section 2.5 of the Credit Agreement, and such Person shall be treated as the Lender hereunder for all purposes of the Credit Agreement.

THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

DOLLAR GENERAL CORPORATION

By:
Name:
Title:

D-2

EXHIBIT E

JOINDER AGREEMENT

THIS JOINDER AGREEMENT, dated as of           ,          (this “Agreement”), by and among [NEW LENDERS] (each a “Lender” and collectively the “Lenders”), DOLLAR GENERAL CORPORATION, a Tennessee corporation (the “Borrower”), the Lenders party thereto from time to time, GOLDMAN SACHS LENDING PARTNERS LLC, as Syndication Agent, CITICORP NORTH AMERICA, INC., as Administrative Agent and Collateral Agent, CITIGROUP GLOBAL MARKETS INC., GOLDMAN SACHS LENDING PARTNERS LLC and KKR CAPITAL MARKETS LLC, as Joint Lead Arrangers and Bookrunners, and KKR CAPITAL MARKETS LLC, as Documentation Agent.

RECITALS:

WHEREAS, reference is hereby made to the Amended and Restated Credit Agreement, dated as of March 30, 2012, (as it may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement’’; the capitalized terms defined therein and not otherwise defined herein being used herein as therein defined), by and among DOLLAR GENERAL CORPORATION, a Tennessee corporation (the “Borrower”), the Lenders party thereto from time to time, GOLDMAN SACHS LENDING PARTNERS LLC, as Syndication Agent, CITICORP NORTH AMERICA, INC., as Administrative Agent and Collateral Agent, CITIGROUP GLOBAL MARKETS INC., GOLDMAN SACHS LENDING PARTNERS LLC and KKR CAPITAL MARKETS LLC, as Joint Lead Arrangers and Bookrunners, and KKR CAPITAL MARKETS LLC, as Documentation Agent.

WHEREAS, subject to the terms and conditions of the Credit Agreement, the Borrower may provide New Term Loan Commitments by entering into one or more Joinder Agreements with the Lenders party hereto, as applicable.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Each Lender party hereto hereby agrees to commit to provide its respective Commitment as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below:

Each Lender (i) confirms that it has received a copy of the Credit Agreement and the other Credit Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Joinder Agreement (this “Agreement”); (ii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender or Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to the Administrative Agent and the Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

Each Lender hereby agrees to make its Commitment on the following terms and conditions:

1.                                       Applicable Margin. The Applicable Margin for each Series [    ] New Term Loan shall mean, as of any date of determination, [      ]% per annum

2.                                       Principal Payments. The Borrower shall make principal payments on the Series [    ] New Term Loans in installments on the dates and in the amounts set forth below:

(B)
(A)	Scheduled
Payment	Repayment of
Date	Series [ ] New Term Loans
$
$
$
$
$
$
$
$
$
$
$
$
$
$
TOTAL	$

3.                                       Voluntary and Mandatory Prepayments. Scheduled installments of principal of the [Series [    ]] New Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the [Series [    ]] New Term Loans in accordance with Sections 5.1 and 5.2 of the Credit Agreement, respectively.

4.                                       Prepayment Fees. The Borrower agrees to pay to each [Lender party hereto] the following prepayment fees, if any: [                 ].

5.                                       Other Fees. The Borrower agrees to pay each Lender party hereto its pro rata share of an aggregate fee equal to [                ,         ] on [                     ,        ].

6.                                       Proposed Borrowing. This Agreement represents the Borrower’s request to borrow [Series [     ] New Term Loans] from each Lender party hereto as follows (the “Proposed Borrowing”):

a.	Business Day of Proposed Borrowing: ,

b.	Amount of Proposed Borrowing: $

c.	Interest rate option:	☐	a. ABR rate Loan(s)
		☐	b. Eurodollar Rate Loans
with an initial Interest
Period of month(s)

7.                                       [New Lenders. Each Lender party hereto acknowledges and agrees that upon its execution of this Agreement and the making of [Series     ] New Term Loans that such Lender shall become a “Lender” under, and for all purposes of, the Credit Agreement and the other Credit Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder.](1)

8.                                       Credit Agreement Governs. Except as set forth in this Agreement, Series [    ] New Term Loans shall otherwise be subject to the provisions of the Credit Agreement and the other Credit Documents.

9.                                       Borrower’s Certifications. By its execution of this Agreement, the undersigned officer, to the best of his or her knowledge, and the Borrower hereby certify that:

i.                                          The representations and warranties contained in the Credit Agreement and the other Credit Documents are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct in all material respects on and as of such earlier date;

ii.                                       No event has occurred and is continuing or would result from the consummation of the Proposed Borrowing contemplated hereby that would constitute a Default or an Event of Default; and

(1) Insert bracketed language if the lending institution is not already a Lender.

iii.                                    The Borrower has performed in all material respects all agreements and satisfied all conditions which the Credit Agreement provides shall be performed or satisfied by it on or before the date hereof.

10.                                 Borrower Covenants. By its execution of this Agreement, the Borrower hereby covenants that it shall deliver or cause to be delivered the following legal opinions and documents: the legal opinion of                         , together with all other legal opinions and other documents reasonably requested by the Administrative Agent in connection with this Agreement.

11.                                 Notice. For purposes of the Credit Agreement, the initial notice address of each Lender party hereto shall be as set forth below its signature below.

12.                                 Tax Forms. For each Lender party hereto, delivered herewith to the Administrative Agent are such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such Lender may be required to deliver to the Administrative Agent pursuant to Section 5.4 of the Credit Agreement.

13.                                 Recordation of the New Loans. Upon execution and delivery hereof, the Administrative Agent will record the Series [    ] New Term Loans made by the Lenders party hereto in the Register.

14.                                 Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

15.                                 Entire Agreement. This Agreement, the Credit Agreement and the other Credit Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

16.                                 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

17.                                 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

18.                                 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

SCHEDULE A

TO JOINDER AGREEMENT

Name of Lender	Type of Commitment	Amount
[ ]	New Term Loan Commitment		$

		Total:	$

SCHEDULE A-1